    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         CHASE TELECOMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                4812                               76-0499550
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)               Identification No.)

                            ------------------------

                            222 SECOND AVENUE NORTH
                           NASHVILLE, TENNESSEE 37201
                           TELEPHONE: (615) 251-4800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                           RICHARD W. MCDUGALD, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         CHASE TELECOMMUNICATIONS, INC.
                         6420 RICHMOND LANE, SUITE 600
                              HOUSTON, TEXAS 77057
                           TELEPHONE: (713) 782-3332
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

           BRUCE R. KRAUS, ESQ.                      KRIS F. HEINZELMAN, ESQ.
         Willkie Farr & Gallagher                    Cravath, Swaine & Moore
           One Citicorp Center                           Worldwide Plaza
           153 East 53rd Street                         825 Eighth Avenue
         New York, New York 10022                    New York, New York 10019
              (212) 821-8000                              (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
_____________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                           TITLE OF EACH CLASS OF SECURITIES                              AGGREGATE OFFERING      AMOUNT OF
                                    TO BE REGISTERED                                          PRICE (1)        REGISTRATION FEE
Class B Common Stock, $.01 par value....................................................     $80,500,000           $24,394

(1) Estimated solely for the purpose of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CHASE TELECOMMUNICATIONS, INC.
                             CROSS REFERENCE SHEET

REGISTRATION STATEMENT ITEM AND CAPTION                                     LOCATION OR HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------

       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages

       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Stock Offering Price................  Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting

       9.  Description of Securities to be Registered...........  Prospectus Summary; Description of Capital Stock

      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts

      11.  Information with Respect to the Registrant

           (a) Description of Business..........................  Prospectus Summary; The Wireless Telecommunications
                                                                    Industry; Business

           (b) Description of Property..........................  Business--Property

           (c) Legal Proceedings................................  Business--Legal Matters

           (d) Market Prices of and Dividends on the
               Registrant's Common Equity and Related
               Stockholder Matters..............................  Prospectus Summary; Dividend Policy; Principal
                                                                    Stockholders; Shares Eligible for Future Sale

           (e) Financial Statements.............................  Financial Statements

           (f) Selected Financial Data..........................  Prospectus Summary; Summary Financial Data; Pro Forma
                                                                    Financial Data; Selected Financial Data

           (g) Supplementary Financial Information..............  Not Applicable

           (h) Management's Discussion and Analysis of Financial
               Condition and Results of Operations..............  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

           (i) Changes to and Disagreements With Accountants on
               Accounting and Financial Disclosure..............  Not Applicable

           (j) Directors and Executive Officers.................  Management

           (k) Executive Compensation...........................  Management-Executive Compensation

           (l) Security Ownership of Certain Beneficial Owners
               and Management...................................  Principal Stockholders

      12.  Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities.....  Not Applicable

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                         Shares
                         Chase Telecommunications, Inc.
                              Class B Common Stock
                               ($0.01 PER SHARE)
                                ----------------
ALL OF THE SHARES OF CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "CLASS
    B COMMON STOCK"), OF CHASE TELECOMMUNICATIONS, INC. ("CHASETEL" OR THE "COMPANY") OFFERED HEREBY (THE "STOCK OFFERING") ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE
   CLASS B COMMON STOCK. IT IS ANTICIPATED THAT THE INITIAL PUBLIC OFFERING
         PRICE WILL BE BETWEEN $         AND $         PER SHARE. FOR
      INFORMATION RELATING TO THE FACTORS TO BE CONSIDERED IN DETERMINING
            THE INITIAL PUBLIC OFFERING PRICE, SEE "UNDERWRITING."

THE COMPANY'S COMMON STOCK, PAR VALUE $0.01 PER SHARE, HAS BEEN DESIGNATED INTO
  THREE CLASSES, CONSISTING OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND CLASS C COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK"). UNDER THE COMPANY'S
    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, THE COMPANY'S CLASS B
     COMMON STOCK, CLASS C COMMON STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, WILL CONSTITUTE 49.9% OF THE
      TOTAL VOTING POWER OF THE COMPANY, AND THE COMPANY'S CLASS A COMMON
     STOCK WILL CONSTITUTE 50.1% OF THE TOTAL VOTING POWER OF THE COMPANY.
      WITH RESPECT TO CERTAIN SPECIFIED MATTERS OTHER THAN THE ELECTION OF
      THE COMPANY'S BOARD OF DIRECTORS, SHAREHOLDER APPROVAL WILL REQUIRE
     THE AFFIRMATIVE VOTE OF 75% OF THE TOTAL VOTING POWER OF THE COMPANY,
       WITH ALL CLASSES OF THE COMMON STOCK AND THE SERIES B CONVERTIBLE
       PREFERRED STOCK VOTING TOGETHER AS A SINGLE CLASS. THE HOLDERS OF
        CLASS A COMMON STOCK WILL HAVE THE RIGHT TO ELECT A MAJORITY OF
         THE COMPANY'S BOARD OF DIRECTORS. SEE "DESCRIPTION OF CAPITAL
                                    STOCK."

THE COMPANY IS CONCURRENTLY OFFERING (THE "SENIOR NOTES OFFERING" AND, TOGETHER
WITH THE STOCK OFFERING, THE "OFFERINGS") ITS    % SENIOR DISCOUNT NOTES
      DUE 2006 (THE "SENIOR NOTES") HAVING AN INITIAL ACCRETED VALUE OF
            $105.0 MILLION. THE CLOSING OF THE SENIOR NOTES OFFERING
            IS CONDITIONED ON THE CLOSING OF THE STOCK
                   OFFERING, AND THE CLOSING OF THE STOCK
                   OFFERING IS CONDI TIONED ON THE
                         CLOSING OF THE SENIOR NOTES
                                   OFFERING.

APPLICATION WILL BE MADE FOR QUOTATION OF THE SHARES OF CLASS B COMMON STOCK ON
  THE NASDAQ STOCK MARKET'S NATIONAL MARKET ("NNM") UNDER THE SYMBOL "CTEL."
                                ----------------
 THE CLASS B COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
  INVESTMENT IN THE CLASS B COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE
                                   12 HEREIN.
                                 -------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                       EQUACY OF THIS PROSPECTUS. ANY
                                 REPRESENTATION
                            TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                               UNDERWRITING
                                                              PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                                               PUBLIC           COMMISSIONS        COMPANY(1)
                                                          -----------------  -----------------  -----------------
PER SHARE...............................................  $                  $                  $
TOTAL(2)................................................  $                  $                  $

(1) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $         .

(2) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS
    FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE A MAXIMUM OF       ADDITIONAL
    SHARES TO COVER OVER-ALLOTMENTS OF SHARES. IF THE OPTION IS EXERCISED IN
    FULL, THE TOTAL PRICE TO PUBLIC WILL BE $         , UNDERWRITING DISCOUNTS
    AND COMMISSIONS WILL BE $         , AND PROCEEDS TO COMPANY WILL BE
    $         .
                                ----------------

    THE SHARES OF CLASS B COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS WHEN, AS AND IF ISSUED BY THE COMPANY, DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT THE SHARES OF CLASS B COMMON STOCK WILL BE READY FOR DELIVERY
ON OR ABOUT       , 1996, AGAINST PAYMENT IN IMMEDIATELY AVAILABLE FUNDS.

CS First Boston                                                  Lehman Brothers

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

                    [GRAPHIC OF MAP OF THE U.S. HIGHLIGHTING THE
          COMPANY'S PCS TERRITORIES AND THE PCS TERRITORIES OF PRIMECO
                         PERSONAL COMMUNICATIONS, L.P.]

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF CLASS B COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE SHARES OF CLASS B COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS, INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE INDICATES, THE TERMS "COMPANY" AND "CHASETEL" REFER TO CHASE TELECOMMUNICATIONS, INC. AND ITS PREDECESSOR, CHASE TELECOMMUNICATIONS, L.P., AND, UNLESS OTHERWISE SPECIFIED, THE TERM POPULATION EQUIVALENTS ("POPS") REFERS TO THE ESTIMATE OF THE 1995 POPULATION OF A GEOGRAPHIC AREA CONTAINED IN THE 1995 PCS ATLAS AND DATA BOOK (PUBLISHED BY PAUL KAGAN ASSOCIATES, INC. ("KAGAN ASSOCIATES")). SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF CERTAIN ADDITIONAL TERMS USED IN THIS PROSPECTUS. UNLESS OTHERWISE EXPRESSLY INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS (I) GIVES EFFECT TO THE RECAPITALIZATION OF THE COMPANY'S CAPITAL STOCK (THE "IPO RECAPITALIZATION") TO
EFFECT, AMONG OTHER THINGS, (A) A    -FOR-1 STOCK SPLIT OF THE COMPANY'S CLASS A
COMMON STOCK, (B) A    -FOR-1 STOCK SPLIT OF THE COMPANY'S CLASS B COMMON STOCK
AND (C) A    -FOR-1 STOCK SPLIT OF THE COMPANY'S CLASS C COMMON STOCK, WHICH
RECAPITALIZATION WILL BE CONSUMMATED PRIOR TO THE CLOSING OF THE STOCK OFFERING, AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "CAPITALIZATION" AND "UNDERWRITING."

                                  THE COMPANY

OVERVIEW

    ChaseTel intends to become a leading provider of broadband personal communications services ("PCS") in the State of Tennessee and surrounding areas. The Company bid for and has been granted FCC licenses to provide PCS service to the approximately 6.3 million POPs in its service area, including the Nashville, Memphis, Knoxville and Chattanooga metropolitan areas. The Company's service area covers approximately 98% of the population of the State of Tennessee, and contiguous portions of six adjacent states. The Company's PCS licenses cover contiguous markets in an area that the Company believes has attractive demographic characteristics, including strong population and household growth, high population density, favorable commuting patterns and a favorable business environment.

    The Company is a party to a series of agreements (collectively, the "PrimeCo Agreements") with PrimeCo Personal Communications, L.P. ("PrimeCo"), a partnership indirectly owned by AirTouch Communications, Inc. ("AirTouch"), U S WEST, Inc. ("U S WEST"), Bell Atlantic Corporation ("Bell Atlantic") and NYNEX Corporation ("NYNEX"), which establish certain branding, purchasing, roaming and service relationships between the Company and PrimeCo. PrimeCo owns PCS licenses in markets covering approximately 57 million POPs (including Chicago, Dallas and Tampa). PrimeCo has announced that it is in the final stages of testing its CDMA-technology based PCS network and expects to launch service in certain of its markets by the end of 1996.

    The Company, with assistance from PrimeCo, is currently completing the design of its PCS network. The Company anticipates launching service in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. The Company plans to construct networks for its licensed areas using the same CDMA digital technology selected by PrimeCo for its network.

    In May 1996, the Company acquired the rights to its licenses through the FCC's C Block Auction, and on September 17, 1996 (the "License Grant Date"), the Company was granted its licenses. The C Block Auction was reserved exclusively for qualified entrepreneurs and provided additional benefits to entrepreneurial small businesses such as ChaseTel. The Company's successful bids, which totaled $175.1 million, represent an average price per 1990 POP of $29.49 (net of bidding credits), which is 26% below the average net price per 1990 POP paid by successful bidders in the C Block Auction. Under the C Block Auction rules, the Company is entitled to government financing (the "Government Financing") of 90% of the net purchase price for its licenses over a ten-year term at an annual
interest rate of    % (representing the annual interest rate for ten-year U.S.
Treasury obligations on the License Grant Date). The favorable terms of the Government Financing significantly reduce the effective cost of the licenses to the Company on a net present value basis.

PRIMECO RELATIONSHIP

    The Company believes that the PrimeCo Agreements will allow it to derive the following strategic benefits from the brand names, potential national account and distribution programs, purchasing relationships, operating experience and economies of scale of PrimeCo:

    BRAND NAMES. Under the PrimeCo Agreements, PrimeCo will make available to ChaseTel the brand name or names that PrimeCo uses to market its own PCS services, which the Company expects will include the PrimeCo brand name and may also include the PowerBand-SM- and/or TalkAlong-SM- brand names owned by AirTouch and Bell Atlantic, respectively (both of which are affiliates of PrimeCo). Through the use of these brand names, the Company expects to participate in and benefit from PrimeCo's promotional and marketing efforts.

    NETWORK BUILD-OUT. The Company has engaged PrimeCo during the initial planning and construction of its network to perform certain limited services in connection with network planning, radio frequency ("RF") design engineering, network design, site acquisition and preparation, microwave relocation and human resources. ChaseTel thereby expects to benefit from the experience that PrimeCo gains in building its own network.

    NATIONAL ACCOUNTS AND NATIONAL DISTRIBUTION. The Company will be a participant (as a wholesaler of services) in national account programs that may be established by PrimeCo. The Company expects that its relationship with PrimeCo will increase traffic on its network from accounts that purchase telecommunications services on a centralized basis, such as large corporations and government entities. Similarly, the Company may be included in any program that PrimeCo establishes to pursue distribution agreements with national distribution outlets, such as mass merchandising retail distribution channels for handsets and PCS services.

    EQUIPMENT PURCHASING. Under the PrimeCo Agreements, the Company may have access, to the extent it satisfies criteria specified by individual vendors, to certain network and switching equipment on the same pricing terms as PrimeCo has negotiated with its vendors.

    ROAMING AGREEMENTS. Consistent with the FCC's roaming requirements, the PrimeCo Agreements contemplate the Company entering into mutual roaming arrangements with PrimeCo and with other PCS licensees who enter into affiliation agreements with PrimeCo. The Company also expects to be entitled to the benefits of any other roaming arrangements made by PrimeCo with operators of other cellular or PCS networks, which may include the cellular and PCS networks of AirTouch, U S WEST, Bell Atlantic and NYNEX.

    ADDITIONAL SERVICES. The Company has the right to purchase a number of additional business services from PrimeCo during the initial planning and construction of its network, including network operations and maintenance and the performance of billing and customer service functions. In addition, under the PrimeCo Management Agreement (as defined), the Company has the right to request PrimeCo to perform any number of additional services for the Company. See "Risk Factors--Limited PrimeCo Commitment; Limitations on Scope of Relationship."

    In November 1995, PrimeCo loaned the Company $2.0 million (the "PrimeCo Loan") to enable the Company to make certain downpayments to the FCC in connection with the C Block Auction. Pursuant to the PrimeCo Agreements, PrimeCo has agreed to convert approximately $1.9 million of the PrimeCo Loan,
immediately following the Offerings, into       shares of Series B Convertible
Preferred Stock, representing a 4.99% equity interest (on a fully-diluted basis)
in the Company. In addition, at such time, PrimeCo will purchase       shares of
Series B Convertible Preferred Stock for $50,000, representing an additional 5.01% equity interest (on a fully-diluted basis) in the Company, thereby increasing its total equity interest to 10% on a fully-diluted basis.

STRATEGY

    The Company was formed in 1995 to capitalize upon the opportunity provided by the C Block Auction to enter the rapidly-growing market for wireless telecommunications services. Since the introduction of cellular telecommunications services in 1983, the number of domestic cellular telephone subscribers, both analog and digital, has grown to an estimated 33.8 million as of December 31, 1995, which represents U.S. penetration of approximately 13%. Industry analysts forecast that U.S. penetration rates for mobile wireless telephony services will reach approximately 48% by 2006. The Company's strategy is to become a leading provider of high-quality digital wireless services in its markets. This strategy includes the following elements:

        LEVERAGE RELATIONSHIP WITH PRIMECO. The Company will utilize the relationships established under the PrimeCo Agreements to obtain the benefits of PrimeCo's network build-out experience and marketing efforts, while retaining its local perspective and the ability to respond rapidly to changing customer needs. The Company has engaged PrimeCo to assist in the initial design and construction of the Company's PCS network. In addition, the Company believes that its contractual relationship with PrimeCo will enable it to benefit from PrimeCo's brand names and marketing and distribution efforts, reduce the time, cost and risk of its system build-out, enhance market penetration and compete more effectively with both existing cellular carriers and future PCS service providers in its service area.

        LEVERAGE EXTENSIVE TENNESSEE REACH. The Company's wireless footprint covers approximately 98% of the population of the State of Tennessee. The Company believes that it will have an advantage over its competitors with less extensive and/or non-contiguous coverage by maximizing local appeal through the implementation of a uniform, "homegrown" marketing strategy across the entire state and offering Tennessee-wide PCS services using 100% of its own network facilities. Therefore, the Company will be able to complete almost any call within the state as a local call, without using a third-party long distance carrier.

        LEVERAGE ECONOMIC BENEFITS OF CONTIGUOUS MARKETS. ChaseTel holds licenses in 11 contiguous BTAs covering approximately 6.3 million POPs. The Company expects that its infrastructure costs will be lower as a result of the economic benefits of operating in a contiguous cluster of markets.

        OFFER CUSTOMERS A HIGHER QUALITY, LOWER COST ALTERNATIVE TO CELLULAR TELECOMMUNICATIONS; EXPAND SERVICE OFFERINGS. The Company believes that the distinctive quality advantages of its CDMA system, combined with attractive pricing plans, will enable it not only to expand the total market for wireless telephony services, but also to capture significant market share from the existing analog cellular carriers in its markets. Industry sources indicate that the high cost and poor quality of analog cellular are principal factors responsible for the 25% to 30% of cellular customers who each year cancel their cellular service or change their cellular carriers. The Company also intends to build upon traditional wireless voice telephony by taking advantage of the increasing demand to access data from any location, including e-mail and internet services. The Company expects to eventually provide other advanced data services such as wireless telemetry, short messaging capability, voice messaging and two-way data applications.

        TARGET MASS MARKET CUSTOMERS CURRENTLY NOT USING CELLULAR. The Company plans to focus its marketing efforts on the estimated 85% of the population that has chosen not to subscribe to cellular services because of the high cost, low quality service and confusing pricing plans. ChaseTel expects to make the purchasing decision less of a risk for new buyers by providing simple, easy-to-understand products, with predictable bills and no long-term customer contracts. ChaseTel believes that this factor, combined with providing a greater variety of services at lower prices than existing cellular companies offer, will create significant new demand for wireless services.

NETWORK BUILD-OUT

    The Company intends to build a high quality digital wireless telecommunications network to serve its licensed areas and, with the assistance of PrimeCo, is currently completing the design of its network. The Company has begun the site selection process for its base stations and will commence base station site acquisition shortly. The Company's current schedule contemplates completion of build-out activities in time to launch digital services in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. Within nine months following its initial service launch, the Company expects to be in a position to provide service to its remaining major metropolitan areas, Knoxville and Chattanooga, as well as Bristol, Virginia and Kingsport and Johnson City, Tennessee (collectively, the "Tri-Cities area") and the rest of eastern Tennessee targeted for coverage. Additional build-out activities will expand coverage throughout and beyond these areas, introducing coverage into more rural areas and linking the Company's major markets together. ChaseTel expects to supply service to 80% of its licensed POPs by the middle of 1999, which will give it an active footprint comparable to the current coverage of its cellular competitors. The Company has enlisted PrimeCo's services in connection with network planning, RF design engineering, network design, site acquisition and preparation, microwave relocation and human resources. ChaseTel expects to benefit from the experience that PrimeCo gains in building its own network (which is expected to commence service in certain markets by the end of 1996).

    The Company has selected CDMA technology for its PCS network, which the Company expects, based on announcements of other PCS licensees, will be the most widely used technology platform in the U.S. PCS industry. CDMA is also the technology that PrimeCo has selected for its network. The Company expects that CDMA technology will enable it to have approximately six times the effective call capacity in its allotted spectrum as the analog technologies currently in general use in the cellular industry. Other advantages of CDMA include: (i) higher quality transmission capabilities, with far fewer dropped calls and virtually none of the static characteristic of current analog cellular technology; (ii) lower power requirements, resulting in increased handset battery life; (iii) superior security inherent in the digital coding system, which will make calls much more secure and eliminate the need for personal identification numbers (PIN); and (iv) the ability to seamlessly support enhanced features, such as simultaneous voice and data transmission and, ultimately, high-speed wireless applications such as video, multimedia and ISDN-rate data services.

                                 FINANCING PLAN

    The Company's successful bids on its PCS licenses totaled $175.1 million (net of bidding credits). The Company fulfilled its obligation to the FCC to pay five percent ($8.8 million) of the purchase price as a down payment on the licenses through payments of $5.4 million on November 30, 1995 and $3.4 million on May 15, 1996. On September 23, 1996, an additional payment of five percent of the purchase price was made as required following the formal grant of the licenses to the Company. See "--Financing History." Under the C Block Auction rules, the Company is entitled to the Government Financing for the remaining portion of the purchase price ($157.6 million) for the licenses. Under the terms of the Government Financing, the Company is required to make installment
payments of interest only (approximately $   million per year, payable
quarterly) for the first six years after the License Grant Date, and installment
payments of interest and principal (approximately $   million per year, payable
quarterly) over the remaining four years of the license term.

    The Company estimates that it will require $   million to fund its business
plan during the period from consummation of the Offerings through the end of
      . This amount includes funding for capital expenditures, interest payments, operating losses, working capital and other general corporate purposes. To the extent unexpected expenditures arise or the Company's estimates prove to be inaccurate, the Company may require additional financing before the
end of       . See "Risk Factors--Significant Capital Requirements; Status as a
Going Concern."

    The Company expects to have available $   million to fund the Company's
business plan after giving effect to the Offerings and an additional $   million
of financing that the Company expects to obtain from its principal equipment vendors (the "Vendor Financing"). The Company is currently negotiating with manufacturers of infrastructure equipment for such Vendor Financing, which is intended to fund a significant portion of the Company's required capital expenditures, including network design, site selection, equipment purchases, network construction and microwave relocation. See "Risk Factors--Construction and Operational Risks" and "--Dependence on Third Parties."

    The following table sets forth the Company's estimated sources and uses of funds on an aggregate basis for the period from consummation of the Offerings
through the end of       :

                                                                                    AMOUNT
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
SOURCES OF FUNDS:
  Stock Offering(a)............................................................   $
    % Senior Discount Notes Due 2006(a)........................................
  Vendor Financing.............................................................
                                                                                 -------------
        Total..................................................................   $
                                                                                 -------------
                                                                                 -------------
USES OF FUNDS:
  Repayment of PrimeCo Loan....................................................   $
  Interest payments on Government Financing....................................
  Interest payments on Vendor Financing........................................
  Capital expenditures (including equipment)...................................
  Working capital and other general corporate purposes.........................
  Fees and expenses(b).........................................................
                                                                                 -------------
        Total..................................................................   $
                                                                                 -------------
                                                                                 -------------

------------------

(a) Represents the proceeds of the Offerings before the deduction of underwriting discounts and commissions.

(b) Represents fees and expenses, including (i) the underwriting discounts and commissions payable by the Company in connection with the Offerings, (ii) legal, accounting and other professional fees payable in connection with the Offerings, (iii) the financing fee of $448,500 incurred in connection with the placement of the 12% Senior Subordinated Notes (as defined), (iv) fees payable in connection with the Vendor Financing and (v) certain miscellaneous expenses.

                               FINANCING HISTORY

    The Company was incorporated in Delaware on April 25, 1996. On May 10, 1996, the predecessors of the Company, Chase Telecommunications, L.P. ("Chase LP"), Chase Wireless, L.P. ("Chase Wireless") and Chase GP Inc. (collectively, the "Predecessors"), were merged with and into the Company (the "May Recapitalization"), with the Company being the sole surviving entity. Chase LP was formed on June 12, 1995. Prior to the May Recapitalization, Chase Wireless and Chase GP Inc. had no operations.

    Through September 30, 1996, the Company raised approximately $20.9 million through private sales of debt and equity securities in a series of transactions with various institutional and other accredited investors, as described below.

    FOUNDERS INVESTMENT. In connection with the formation of the Predecessors, in November 1995, the Company sold to various institutional and other accredited investors, including Mr. Anthony R. Chase, President and Chairman of the Board of the Company, approximately $2.0 million of equity securities (the "Founders
Equity"). The Founders Equity consists of       shares of Class A Common Stock
and       shares of Class B Common Stock. At such time, certain of these investors also loaned approximately $2.0 million to the Company (the "Founders Loan" and, together with the Founders Equity, the "Founders Investment"). In addition, in connection with the Founders Investment, the Company issued a
warrant exercisable for       shares of Class B Common Stock at an exercise
price of $    per share and made a cash payment of $85,056 to a placement agent in consideration for arranging the Founders Investment. The Company used the proceeds of the Founders Investment to make certain down payments to the FCC in connection with the C Block Auction. Upon consummation of the Offerings, the holders of Class A

Common Stock will assume the Founders Loan and contribute such loan to the equity of the Company (the "Founders Contribution"). See "Related Party Transactions."

    PRIMECO INVESTMENT. In November 1995, PrimeCo loaned the Company $2.0 million to enable the Company to make certain downpayments to the FCC in connection with the C Block Auction. Pursuant to the PrimeCo Agreements, PrimeCo has agreed to convert (the "PrimeCo Loan Conversion") approximately $1.9 million
of the PrimeCo Loan, immediately following the Offerings, into       shares of
Series B Convertible Preferred Stock, representing a 4.99% equity interest (on a fully-diluted basis) in the Company. The unconverted portion of the PrimeCo Loan (approximately $0.1 million) will be repaid in full out of the net proceeds of the Offerings.

    Concurrent with the PrimeCo Loan Conversion, PrimeCo will purchase (the
"PrimeCo Share Purchase")       shares of Series B Convertible Preferred Stock
for $50,000, representing an additional 5.01% equity interest (on a fully-diluted basis) in the Company, thereby increasing its total equity interest to 10% on a fully-diluted basis. The shares of Series B Convertible Preferred Stock will be convertible, at PrimeCo's election, on a share-for-share basis into shares of Class B Common Stock, and, prior to such conversion, will vote as a single class with the Class B Common Stock and Class C Common Stock on all matters on which all holders of the Common Stock have the right to vote.

    Pursuant to the PrimeCo Agreements, subject to certain conditions, PrimeCo will be entitled to receive additional shares of Series B Convertible Preferred Stock (the "PrimeCo Contingent Share Issuance") representing up to a 3% equity interest (on a fully-diluted basis) in the Company. See "Use of Proceeds," "Business--PrimeCo Relationship" and "Related Party Transactions." The PrimeCo Loan Conversion, the PrimeCo Share Purchase and the PrimeCo Contingent Share Issuance are collectively referred to as the "PrimeCo Transactions."

    1996 INVESTORS INVESTMENT. In May 1996, pursuant to the terms of a Securities Purchase Agreement (as amended, the "1996 Purchase Agreement"), the Company sold to various institutional and other accredited investors (the "1996
Investors")       shares of Class B Common Stock,       shares of Class C Common
Stock and approximately $5.0 million principal amount of its 12% Senior Subordinated Notes Due 2003 (the "12% Senior Subordinated Notes") for an aggregate purchase price of approximately $5.0 million. In addition, on
September 23, 1996, the Company sold to the 1996 Investors       shares of Class
B Common Stock,       shares of Class C Common Stock and approximately $10.0
million aggregate principal amount of 12% Senior Subordinated Notes (collectively, the "September 1996 Investment") for an aggregate purchase price of approximately $10.0 million, thereby increasing the outstanding principal amount of 12% Senior Subordinated Notes to approximately $15.0 million. In connection with the placement of the 12% Senior Subordinated Notes, a note in the amount of $448,500 was issued as payment of a placement fee, which will be repaid in full out of the net proceeds of the Offerings. See "Use of Proceeds" and "Related Party Transactions."

    Upon consummation of the Offerings, the 1996 Investors have agreed to exchange (the "1996 Debt Exchange") the approximately $15.0 million principal amount of 12% Senior Subordinated Notes for Senior Notes having an initial accreted value of approximately $10.0 million (the "1996 Investors Exchange Notes") and shares of the Company's 5% Cumulative Convertible Preferred Stock (the "5% Cumulative Convertible Preferred Stock") having an aggregate liquidation preference of approximately $6.5 million.

    The Founders Contribution, the PrimeCo Transactions, the September 1996 Investment and the 1996 Debt Exchange, together with the Government Financing and the Offerings and the application of the net proceeds therefrom, are collectively referred to as the "Transactions."

                            ------------------------

    The Company's principal executive offices are located at 222 Second Avenue North, Nashville, Tennessee 37201, and its telephone number is (615) 251-4800.

                                 THE OFFERINGS

Class B Common Stock
  offered by the Company..........  shares

Common Stock to be outstanding
  after the Offerings:
  Class A Common Stock............  shares
  Class B Common Stock............  shares(a)
  Class C Common Stock............  shares

Voting Rights.....................  Under the Company's Amended and Restated Certificate of
                                    Incorporation, with respect to matters on which all
                                    holders of the Company's Common Stock have the right to
                                    vote, the Class B Common Stock, Class C Common Stock and
                                    Series B Convertible Preferred Stock, voting together as
                                    a single class, will constitute 49.9% of the total
                                    voting power of the Company, and the Company's Class A
                                    Common Stock will constitute 50.1% of the total voting
                                    power of the Company. With respect to certain specified
                                    matters other than the election of the Company's Board
                                    of Directors, shareholder approval will require the
                                    affirmative vote of 75% of the total voting power of the
                                    Company, with all classes of the Common Stock and the
                                    Series B Convertible Preferred Stock voting together as
                                    a single class. In addition, certain specified actions
                                    will require the approval of a majority of the Series B
                                    Convertible Preferred Stock outstanding. See
                                    "Description of Capital Stock."

                                    The holders of the Class A Common Stock will have the
                                    right to elect a majority of the Company's Board of
                                    Directors. The holders of each of the Class C Common
                                    Stock and the Series B Convertible Preferred Stock will
                                    have the right to elect one director. The holders of
                                    Class B Common Stock will have the right to elect the
                                    remaining members of the Company's Board of Directors.
                                    See "Description of Capital Stock."

Concurrent Senior Notes             Concurrently with the Stock Offering, the Company is
  Offering........................  offering Senior Notes having an initial accreted value
                                    of $   million. Under the terms of the indenture
                                    governing the Senior Notes (the "Indenture"), subject to
                                    certain exceptions, the Company will not be able to pay
                                    any dividends or make any distributions on its Common
                                    Stock unless and until the Company satisfies

--------------

(a) Includes       shares issuable upon conversion of the Series B Convertible
    Preferred Stock to be issued to PrimeCo upon consummation of the Offerings.
    Excludes (i) warrants to purchase       shares at an exercise price of $
    per share, and (ii)       shares reserved for issuance pursuant to the
    Company's 1996 Long-Term Incentive Plan (the "1996 Plan"). In the event the over-allotment option is exercised in full, the total number of shares to be
    outstanding after the Offerings would be       .

                                    certain requirements, which the Company does not expect
                                    to satisfy for the foreseeable future. See "Dividend
                                    Policy." The Indenture will also include certain
                                    restrictive covenants, including covenants relating to
                                    preservation of the Company's assets, limitations on the
                                    scope of the Company's business, limitations on debt
                                    incurrence, limitations on mergers, consolidations and
                                    sales of assets of the Company and restrictions on
                                    transactions with affiliates.

Use of Proceeds...................  The net proceeds from the Stock Offering and the Senior
                                    Notes Offering are estimated to be $   million and $
                                    million, respectively, of which approximately $0.6
                                    million will be applied to the repayment of a commitment
                                    fee and other miscellaneous indebtedness and the
                                    remainder of which (approximately $   million) will be
                                    used to fund capital expenditures, to make interest
                                    payments on the Government Financing and Vendor
                                    Financing, to fund working capital requirements and for
                                    other general corporate purposes. See "Use of Proceeds."

Proposed NNM Symbol...............  CTEL

Risk Factors......................  Prospective investors should carefully consider all the information set forth in this Prospectus and, in
                                    particular, should evaluate the specific factors set
                                    forth under "Risk Factors" before purchasing shares of
                                    Class B Common Stock.

                             SUMMARY FINANCIAL DATA

    The following summary financial data should be read in conjunction with "Pro Forma Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus.

                                                                       PERIOD FROM          SIX-MONTH PERIOD
                                                                        INCEPTION         ENDED JUNE 30, 1996
                                                                     (JUNE 12, 1995)          (UNAUDITED)
                                                                    THROUGH DECEMBER    ------------------------
                                                                        31, 1995        HISTORICAL    PRO FORMA
                                                                   -------------------  -----------  -----------
                                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.......................................................       $  --            $  --        $  --
  Operating expenses.............................................             172              675       (1,059)
                                                                            -----            -----   -----------
  Operating loss.................................................            (172)            (675)      (1,059)
  Interest expense...............................................              34              283        7,029
                                                                            -----            -----   -----------
  Net loss.......................................................       $    (206)       $    (958)   $  (8,088)
                                                                            -----            -----   -----------
                                                                            -----            -----   -----------
  Pro forma net loss per share of Common Stock (unaudited)(a)....       $                $            $
  Pro forma number of shares used in computing pro forma net loss per share of Common Stock (unaudited)(a).....................
OTHER DATA:
  Deficiency of earnings to fixed charges(b).....................       $    (206)       $    (958)   $  (8,088)

                                                                                                     AS OF
                                                                                                 JUNE 30, 1996
                                                                                                  (UNAUDITED)
                                                                                        -------------------------------
                                                                                                         PRO FORMA
                                                                                                          FOR THE
                                                                                        HISTORICAL    TRANSACTIONS(C)
                                                                                        -----------  ------------------
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.....................................................................   $      14        $166,251
  Investment in PCS licenses..........................................................       8,755         125,728
  Total assets........................................................................      10,992         303,213
     % Senior Discount Notes Due 2006.................................................      --             115,017
  Government Financing(d).............................................................      --             108,218
  Other debt..........................................................................       8,340        --
  5% Cumulative Convertible Preferred Stock...........................................      --               6,508
  Series B Convertible Preferred Stock................................................      --              15,249
  Class B Common Stock (with put feature).............................................         668           4,211
  Class C Common Stock................................................................         835          15,249
  Total stockholders' equity (deficit)................................................         (96)         38,169

------------------

(a) See Note 2 to the Financial Statements included elsewhere in this Prospectus for an explanation of the unaudited pro forma net loss per share of Common Stock and the unaudited pro forma number of shares used in computing pro forma net loss per share of Common Stock.

(b) For the purpose of calculating the ratio of earnings to fixed charges as prescribed by the rules and regulations of the SEC, earnings represent pre-tax earnings from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expense deemed to be interest, and amortization of deferred financing costs and debt discounts.

(c) Adjusted to give effect to the Transactions as if they had occurred on June 30, 1996.

(d) The Government Financing has been recorded at its estimated fair market value of approximately $108.2 million based on an estimated fair market
    borrowing rate of    %, as estimated by management. The actual obligation
    under the Government Financing is $157.6 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE CLASS B COMMON STOCK OFFERED HEREBY.

NO OPERATING HISTORY; ANTICIPATED FUTURE OPERATING LOSSES; UNCERTAINTY OF FUTURE
  OPERATING RESULTS

    The Company was incorporated in 1996, has no operating history and does not expect to launch digital service until the end of 1997. The Company expects to incur significant operating losses and to generate significant negative cash flow from operating activities during the next several years, while it develops and constructs its PCS network and builds a customer base. The Company's future operating results will be subject to annual and quarterly fluctuations due to several factors, most of which are outside the control of the Company. These factors include the cost of constructing the Company's PCS network (including any unanticipated costs associated therewith), the costs of relocating existing microwave licensees, the cost and availability of equipment and tower sites, pricing strategies for competitive services, new offerings of competitive services, changes in the regulatory environment, changes in technology and general and local economic conditions. In addition, the extent of the potential demand for PCS cannot be estimated with any degree of certainty. As a result of the foregoing factors, it is likely that in some future period, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Class B Common Stock would likely be materially adversely affected. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities, it will not be able to meet its debt service or working capital requirements and the Class B Common Stock will have little or no value. See "--Construction and Operational Risks."

HIGH DEGREE OF LEVERAGE; ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS

    After giving effect to the Transactions, the Company will have a substantial amount of indebtedness outstanding. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company's total indebtedness would
have been approximately $         million ($      million on a face-amount
basis), representing approximately    % of the Company's total capitalization.
See "Capitalization." In addition, the Company expects to be entitled to draw up
to $         million under its Vendor Financing arrangements. The level of the
Company's indebtedness could have significant adverse consequences to the Company, including the effect of such indebtedness on: (i) the Company's ability to fund internally, or obtain additional debt or equity financing in the future, for capital expenditures, acquisitions, working capital, operating losses and other purposes; (ii) the Company's flexibility in planning for, or reacting to, changes to its business and market conditions; (iii) the Company's ability to compete with less highly leveraged competitors; and (iv) the Company's financial vulnerability in the event of a downturn in its business or the economy. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The successful implementation of the Company's business strategy is necessary for the Company to be able to meet its anticipated debt service requirements. See "--Limited PrimeCo Commitment; Limitations on Scope of Relationship" and "--Construction and Operational Risks." In addition, the Company's ability to meet its debt service requirements once its PCS network is operational will depend on the Company's future performance, which is subject to a number of factors, most of which are outside the Company's control. See "--No Operating History; Anticipated Future Operating Losses; Uncertainty of Future Operating Results." There can be no assurance that the Company will be able to complete the construction of its PCS network or that, once completed, the Company will generate sufficient cash flow from operating activities to meet its debt service requirements (including installment payments due on the Government Financing) and working capital requirements. Although the Senior Notes do not require cash interest payments until 2001, at such time the Senior Notes will have accreted
to $         million and will require annual cash interest payments thereafter
of $         million. In addition, the Senior Notes mature in 2006. All or a portion of such indebtedness will need to be refinanced at maturity. There can be no assurance that any refinancing will be possible at that time or that any possible refinancing will be on terms that are acceptable to the Company. In the absence of such refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. Given that a substantial portion of the Company's assets consist of intangible assets, principally licenses granted by the FCC, the value of which will depend upon a variety of factors (including the success of the Company's PCS business and the wireless telecommunications industry in general), there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations. In addition, any failure by the Company to make any installment payments when due with respect to the Government Financing could result in the forfeiture of the Company's PCS licenses. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

    Furthermore, the Indenture and the agreements related to the Vendor Financing (the "Vendor Financing Agreements") will contain, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indenture and the Vendor Financing Agreements will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indenture, the Company's obligation to repay the Senior Notes may be accelerated. In addition to the restrictive covenants described above, the Vendor Financing Agreements will require the Company to maintain certain financial ratios. The failure of the Company and its subsidiaries to maintain such ratios would constitute events of default under the Vendor Financing Agreements, notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the Vendor Financing Agreements would allow the lenders thereunder to accelerate the maturity of such indebtedness. In such event, a significant portion of the Company's other indebtedness (including the Senior Notes) may become immediately due and payable.

SUBSTANTIAL DEBT OBLIGATIONS TO THE U.S. GOVERNMENT; IMPLICATIONS OF ACCOUNTING
  TREATMENT

    The Company's debt obligations to the U.S. Government pursuant to the Government Financing will be approximately $157.6 million. Although the Company's obligation under the Government Financing will be recorded on the Company's financial statements at its estimated fair market value of approximately $108.2 million, based on an estimated fair market borrowing rate
of   %, the amount that would be owed to the U.S. Government if the Government
Financing were declared immediately due and payable would be $157.6 million plus accrued interest. The Company will be required to make quarterly interest
payments based on an annual rate of    % (representing the annual interest rate
for ten-year U.S. Treasury obligations on the License Grant Date). The Company will be required to make installment payments of interest only (approximately
$   million per year, payable quarterly) for the first six years after the
License Grant Date, and installment payments of interest and principal
(approximately $         million per year, payable quarterly) over the remaining
four years of the license term. In the event that the Company becomes unable to meet its obligations under the Government Financing or otherwise violates regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of all amounts due under the Government Financing, repayment of certain bidding credits, revoking some or all of the Company's PCS licenses and fining the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the Company's bid amount. There can be no assurance that the Company will be able to meet its obligations under the Government Financing or that if it fails to meet such obligations, the FCC will not require immediate repayment of all amounts due under the Government Financing or revoke the Company's PCS licenses. In either such event, the Company may be unable to meet its obligations to other creditors, including holders of the Senior Notes. See "Prospectus Summary-- Financing Plan," "--High Degree of Leverage; Ability to Service Debt; Restrictive Covenants," "-- Government Regulation; Dependence on FCC Licenses" and "Regulation of Wireless Telecommunications Industry."

SIGNIFICANT CAPITAL REQUIREMENTS; STATUS AS A GOING CONCERN

    The development, construction and initial start-up phase associated with the construction of the Company's PCS network will require substantial capital. The
Company estimates that it will require $         million to fund its business
plan for the period from consummation of the Offerings through the end of
      . This amount includes an estimated $         million of capital
expenditures for the construction of the Company's PCS network, $
million in interest payments on the Government Financing and Vendor Financing,
and $         million to cover operating losses, working capital requirements and other general corporate purposes. Upon the repayment of certain of the Company's indebtedness with a portion of the net proceeds from the Offerings,
the Company will have available approximately $         million in net proceeds
from the Offerings. See "Use of Proceeds." The Company believes that its capital resources following the Offerings, together with the proceeds of the
approximately $         million in Vendor Financing that the Company is
currently negotiating with its principal equipment vendors, will be sufficient to fund its anticipated capital requirements for the period from consummation of
the Offerings through the end of       . If the anticipated Vendor Financing is
not available, additional capital expenditures arise or the Company's estimates prove to be inaccurate, the Company will need to obtain alternative and/or additional financing. In all circumstances, the Company will require substantial additional funding to complete its system build-out and implement its business
plan after       . There can be no assurance that any such financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within any limitations that may be contained in any financing actually obtained. Failure to obtain such financing would result in the delay or abandonment of some or all of the Company's PCS network and would likely have a material adverse effect on the Company's financial condition and results of operations. In addition, the report of the Company's independent public accountants on the Company's financial statements as of and for the period from inception (June 12, 1995) through December 31, 1995 discusses the Company's financial condition and includes an explanatory paragraph with respect to certain factors which raise substantial doubt about the Company's ability to continue as a going concern. See "Experts" and Note 2 to the Financial Statements.

LIMITED PRIMECO COMMITMENT; LIMITATIONS ON SCOPE OF RELATIONSHIP

    PrimeCo is committed under the amended and restated management agreement with the Company (the "PrimeCo Management Agreement") to provide the Company with a limited number (up to 360 person-days) of services in areas relating to the initial planning and construction of the Company's PCS network. Under the terms of the PrimeCo Management Agreement, the Company has exercised its right to engage PrimeCo to assist in the design of its PCS network and, subject to certain conditions, has the right to purchase a number of additional business services during the initial planning and construction of its network, including network operations and maintenance and the performance of billing and customer service functions. The Company has not yet determined which, if any, of these functions PrimeCo will perform. PrimeCo has made no commitment to provide additional services during the initial planning and construction period and, although the Company has the right to request PrimeCo to perform any number of additional services for the Company, PrimeCo has no obligation to provide any such services to the Company following the initial period. In addition, with respect to the services PrimeCo has agreed to perform, PrimeCo may have conflicts of interest in allocating management time, services and functions among its own businesses and the business of the Company, and the Company has agreed that PrimeCo will be entitled to resolve such conflicts in its sole discretion. In addition, PrimeCo's aggregate liability arising under the PrimeCo Management Agreement is limited to the value of the Series B Convertible Preferred Stock issued to it, and PrimeCo may satisfy any such liability by surrendering to the Company all of the shares of Series B Convertible Preferred Stock or shares having a value equal to such liability. See "Business--PrimeCo Relationship."

    The PrimeCo Management Agreement is scheduled to terminate on       , 2000,
after which it will be renewable for additional one-year periods unless PrimeCo gives at least 90 days' written notice prior to such date that it does not intend to continue to provide services thereunder. No assurance can be given that PrimeCo will not terminate the PrimeCo Management Agreement as scheduled, and any election by PrimeCo to do so may have a material adverse effect upon the Company's financial condition and results of operations. In addition, the PrimeCo Management Agreement is terminable by either party if the PrimeCo Affiliation Agreement is terminated.

    The Company's amended and restated affiliation agreement with PrimeCo (the "PrimeCo Affiliation Agreement"), in general, contemplates a number of other potential relationships between PrimeCo and the Company as to which PrimeCo has only a limited commitment or no commitment to implement. For example, the PowerBand-SM- and TalkAlong-SM- brand names are owned by AirTouch and Bell Atlantic, respectively (both of which are affiliates of PrimeCo), and have not, as yet, been licensed to PrimeCo for its use or for use by the Company. Although the Company believes that it will eventually be granted a license to use these brand names pursuant to the PrimeCo Affiliation Agreement, if for any reason it is not granted such a license, the Company were to lose its right to utilize the brand names, or if any of the brand names PrimeCo uses to market its services were not to gain market acceptance or were to suffer diminished marketing appeal, the Company's ability to attract new subscribers and retain existing subscribers could be materially impaired. In addition, although the PrimeCo Affiliation Agreement contemplates that the Company will participate in national account or distribution programs that may be initiated by PrimeCo, there can be no assurance that PrimeCo will devote significant resources to efforts in these areas or that any such efforts will be successful. The Company's ability to access network and switching equipment under PrimeCo's purchasing relationships will also be limited by, among other things, the terms of the individual vendor contracts and the Company's requirements for Vendor Financing. In addition, although the Company may obtain the benefit of any roaming arrangements which PrimeCo establishes with operators of other cellular or PCS networks, PrimeCo currently has no such agreements and there can be no assurance that PrimeCo will develop any or a significant number of such roaming relationships.

    The PrimeCo Affiliation Agreement has an initial term of ten years, after which it is renewable for additional one-year periods unless either party elects not to renew it. Under the PrimeCo Affiliation Agreement, the Company has agreed to meet performance standards determined by PrimeCo for its service. If the PrimeCo Affiliation Agreement is not renewed upon expiration or if the Company were to fail to meet the applicable performance standards, and therefore were no longer permitted to use PrimeCo's trade and service marks, the Company's ability to attract new subscribers and retain existing subscribers could be materially impaired. In addition, the PrimeCo Affiliation Agreement is terminable by PrimeCo if Mr. Chase ceases to control a majority of the Class A Common Stock, and with respect to any specific ChaseTel BTA, if the Company loses its FCC license for such BTA. Any such termination is likely to have a material adverse effect upon the Company's financial condition and results of operations.

    PrimeCo is a partnership wholly owned by Bell Atlantic, NYNEX, AirTouch and U S West. Bell Atlantic and NYNEX own their interest in PrimeCo through PCSCO Partnership ("PCSCO") and AirTouch and U S West own their interest through PCS Nucleus, L.P. ("PCSN"). Under PrimeCo's Agreement of Limited Partnership, either of PCSCO or PCSN may cause PrimeCo to be dissolved in October 2001 and any assets owned by PrimeCo (including its ownership interest in the Company and its rights and obligations under the PrimeCo Agreements) to be allocated between them according to specified criteria. Any dissolution of PrimeCo prior to the expiration of the term of the PrimeCo

Agreements could have a material adverse effect on the ability of the Company to derive the benefits that it anticipates from the PrimeCo relationship.

CONSTRUCTION AND OPERATIONAL RISKS

    GENERAL. The Company's proposed development and operation of its PCS networks involves a high degree of risk. Before it will be in a position to commence operations, the Company will need to complete the design of its PCS network, select and acquire appropriate base stations and sites, purchase and install the network equipment, accommodate microwave users currently using the spectrum, build out the physical infrastructure and test the network. In addition, the Company will need to hire key operating personnel in each market. The Company intends to commence marketing efforts and launch digital services in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. Within nine months of its initial service launch, the Company expects to be in a position to provide service to the remaining major metropolitan areas, Knoxville and Chattanooga, as well as the Tri-Cities area and the rest of eastern Tennessee targeted for coverage. However, there can be no assurance that the Company will be able to construct its PCS network in any particular market in accordance with its current construction plan and schedule. The Company's schedule for the construction of its PCS network is aggressive, and any failure to construct its PCS network on a timely basis could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that the initial PCS providers in each of its major metropolitan markets will obtain a competitive advantage over PCS providers whose services are available later. BellSouth is currently operating a PCS system in Knoxville and the Tri-Cities area. Any delay by the Company in introducing PCS into its major metropolitan markets may result in other PCS providers accessing these markets substantially before the Company is able to provide service. In addition, any extraordinary delay in providing PCS services could result in revocation of the Company's FCC licenses, as each of the Company's licenses is subject to an FCC requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each such PCS market within five years of the License Grant Date and to at least two-thirds of the population within ten years of the License Grant Date (the "Build-out Requirements"). Finally, if the Company is not able to construct its PCS network in any area of its footprint, the Company will not be able to provide services therein that are currently provided by cellular operations or that may be provided in the future by other PCS providers. Thus, the construction and implementation of the Company's PCS network must be completed on a timely basis, and any delays could have a material adverse effect on the Company.

    LOCATION OF BASE STATION TRANSMITTER EQUIPMENT. The construction of the Company's PCS network will depend, to a significant degree, on the Company's ability to lease or acquire sites for the location of its base station transmitter equipment. The site selection process will require the negotiation of lease or acquisition agreements for over 350 sites for the Company's PCS network and will require the Company to obtain zoning variances or other governmental approvals or permits for certain of these sites. The Company expects that the site acquisition process will continue throughout the construction of the Company's PCS network. Each stage of the process involves various risks and contingencies, most of which are not within the control of the Company and any of which could adversely affect the construction of the Company's PCS network should there be delays or other problems.

    AVAILABILITY OF INFRASTRUCTURE EQUIPMENT AND SUBSCRIBER
EQUIPMENT. Commercial implementation of the Company's PCS network requires that CDMA network and subscriber equipment be made available in commercial quantities and in a timely and cost effective manner. The Company, PrimeCo and the other PCS operators who have announced their intention to utilize CDMA intend to use a proprietary implementation of this technology. Although this technology has been licensed to a number of telecommunications equipment manufacturers, including Lucent Technologies Inc., Motorola, Inc., Northern Telecom Inc., Sony/Qualcomm, a division of Qualcomm Personal Electronics, a California partnership, formed as a joint venture of QUALCOMM Incorporated and Sony Electronics Inc. ("Sony/Qualcomm"), and others, such equipment is currently in short supply. While the Company expects that such equipment will be readily available by the time the Company requires it, the Company has currently placed no orders for such equipment. There can be no assurance as to the terms and conditions of any such orders or, if such orders are placed, that the manufacturers will deliver the specified equipment as and when agreed. If CDMA network and subscriber equipment is not delivered to the Company on a timely basis, implementation of the Company's business strategy will be delayed.

    DEMANDS ON MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES. The development, construction and operation of the Company's PCS networks are expected to place significant demands on the Company's managerial, operational and financial resources. The PrimeCo Agreements provide for a limited commitment (up to 360 person-days) of specified PrimeCo services to be performed only during the initial planning and construction of the Company's PCS network. The Company will require significant additional resources to complete the network build-out. In addition, under the PrimeCo Agreements, PrimeCo has no commitment to provide any services to the Company following the initial planning and construction of the Company's PCS network. The Company's future performance will therefore depend, in part, on the Company's ability to implement operational and financial systems and to attract, train and manage its employee base, including customer support and marketing and sales personnel. There can be no assurance that the Company will be able to manage planned operations successfully. Any failure to manage growth effectively (including implementing adequate systems, procedures and controls in a timely manner) could have a material adverse effect on the Company's financial condition and results of operations. See "-- Limited PrimeCo Commitment; Limitations on Scope of Relationship" and "--Dependence on Attracting and Retaining Key Personnel."

DEPENDENCE ON THIRD PARTIES

    In addition to its contractual relationship with PrimeCo, the Company intends to engage a telecommunications equipment vendor and other third parties for a significant portion of the build-out of the Company's PCS network. There can be no assurance that such third parties will provide acceptable equipment and services on a timely basis and any failure to do so will have a material adverse effect upon the Company's financial condition and results of operations. See "--Limited PrimeCo Commitment; Limitations on Scope of Relationship," "--Construction and Operational Risks," "Business--Strategy" and "Business--Marketing Strategy."

SELECTION OF CDMA DIGITAL PROTOCOL; AVAILABILITY OF HANDSETS

    CDMA technology has not been implemented on a wide commercial scale in the United States and has been used internationally only on a limited basis. The first commercial use of CDMA began in October 1995 in Hong Kong. As of June 1996, the Hong Kong network had 24,000 subscribers. There can be no assurance that CDMA technology will be successful in other markets. In addition, certain networks implementing CDMA have experienced problems in their early trials, including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. While the Company believes that some of the problems, such as analog interference, are unique to 800 MHz cellular operations, and that solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems. See "The Wireless Telecommunications Industry."

    Another risk associated with the Company's selection of CDMA technology is the ability of the Company to offer PCS roaming service to its subscribers when they are in other markets or in the Company's markets outside of the Company's coverage area. In order for the Company's subscribers to roam outside of the Company's network coverage area, another PCS licensee with network coverage in the other market or in the Company's market outside of the Company's coverage area must utilize CDMA technology and enter into a roaming agreement with the Company, or the subscriber must use a dual-band/ dual-mode phone that would permit use of analog cellular networks when roaming. While the Company believes that dual-band/dual-mode handsets that allow a user to access both PCS networks and analog cellular networks may be commercially available by 1997, there can be no assurance that such handsets can be successfully manufactured or that consumers can obtain such handsets at competitive prices. In addition, the Company expects dual-band/dual-mode handsets to be larger and more expensive than single-mode handsets.

    Based on public announcements by A Block and B Block licensees and winning bidders in the C Block Auction, the Company believes that CDMA will be widely deployed in the United States. Nevertheless, such PCS licensees are under no regulatory obligation to use any particular digital technology. There can be no assurance that PCS licensees currently planning to use CDMA technology will not elect to use other available digital technology, such as TDMA or GSM, or that other technological features of their network development will not interfere with the Company's ability to negotiate favorable roaming agreements.

    Currently there are few suppliers of CDMA handsets. Additional suppliers are scheduled to deliver CDMA handsets commencing in 1997. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at competitive prices. Handsets used for PCS networks cannot currently be used with analog cellular networks and vice versa. The lack of interoperability or the comparatively higher cost of dual-band/dual-mode handsets may impede the Company's ability to attract certain customers. See "Business--CDMA Digital Technology."

COMPETITION

    The success of the Company's digital wireless service will depend upon its ability to compete with other wireless communications services with respect to features such as data and voice transmission, call waiting, call forwarding and paging capabilities, pricing and the availability and reliability of services. The Company expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competition and the development of new technologies, products and services.

    The Company will initially compete directly with at least two other PCS providers and two cellular providers in each of its PCS markets. The successful bidders in the FCC's broadband A Block and B Block PCS auctions in each of Nashville, Memphis and Knoxville were Sprint Spectrum L.P. ("Sprint Spectrum") and AT&T Wireless PCS, Inc. ("AT&T Wireless"), SBC Corporation and InterCel, Inc. ("InterCel"), and BellSouth Personal Communications, Inc. ("BellSouth") and AT&T Wireless, respectively. InterCel and BellSouth use GSM technology, AT&T Wireless and SBC Corporation use TDMA technology and Sprint Spectrum uses CDMA technology. The Company believes that these PCS licensees are designing, constructing or operating their respective networks in each of these markets. The FCC's auction of PCS licenses for Blocks D, E and F is currently ongoing. In addition, the availability of new spectrum and the entry of new participants will result in increased competition in the Company's markets. Accordingly, any potential additional PCS competitors in the Company's markets have not yet been determined. The Company also expects that existing cellular providers in the Company's markets, most of which have an infrastructure in place and have been operational for a number of years, will upgrade their networks to provide comparable services in competition with the Company. Principal cellular providers in the Company's markets are GTE Mobile Communications Corporation ("GTE"), BellSouth Mobility Inc. and United States Cellular Corporation ("US Cellular").

    The Company also expects to compete with other communications technologies that now exist, such as paging, enhanced specialized mobile radio and global satellite networks, and expects to compete with cellular and PCS resellers. In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers and with cable operators who expand by offering traditional telecommunications services over their cable systems. In addition, the Company may face competition from technologies that may be introduced in the future. See "--Limited PCS Operating History in the United States; Significant Change in the Wireless Telecommunications Industry."

    The FCC has recently made available other frequency bands for wireless telecommunications and services similar to the PCS service that allow existing licensees in other radio services to provide comparable offerings to the Company's PCS services. There can be no assurance that these FCC decisions will not result in additional wireless competitors.

    All of such competition is expected to be intense. There can be no assurance that the Company will be able to compete successfully in this environment or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company and have significantly greater experience than the Company in testing new or improved telecommunications products and services and obtaining regulatory approvals. In addition, some competitors are expected to market other services, such as cable television access, with their wireless telecommunications service offerings.

C BLOCK LICENSE REQUIREMENTS

    When the FCC allocated spectrum to public auction for PCS, it designated the C Block as an "entrepreneurs' block." FCC rules require C Block applicants and licensees (collectively, "Entrepreneurs") to meet various qualifications. The FCC also determined that Entrepreneurs that qualify as a "small business" would be eligible to receive a loan from the federal government for 90% of the net dollar amount of their winning bids in the C Block Auction (a "C Block Loan"). The Company's Government Financing is a C Block Loan. See "Prospectus Summary--Financing Plan." In order to ensure continued compliance with the FCC rules, the FCC has announced its intention to conduct random audits during the initial ten-year PCS license terms. There can be no assurance that the Company will continue to satisfy any of the C Block license requirements, or that the failure to do so would not have a material adverse effect on the Company.

    ENTREPRENEURS REQUIREMENTS. In order to hold a C Block license, an entity and its affiliates must have had: (i) less than $125 million in gross revenues in fiscal 1993 and 1994 (the "Entrepreneurs Revenues Limit") and (ii) less than $500 million in total assets (the "Entrepreneurs Asset Limit" and, together with the Entrepreneurs Revenues Limit, the "Entrepreneurs Requirements") at the time it filed its application to qualify for the C Block Auction on FCC Form 175 (the "Short Form"). The Company filed its Short Form on November 8, 1995. In calculating a licensee's gross revenues and total assets for purposes of the Entrepreneurs Requirements, the FCC includes the attributable gross revenues and total assets of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities. However, the gross revenues and total assets of certain affiliates are not attributable to the licensee if the licensee maintains an organizational structure that satisfies the Control Group Requirements (as defined) described below. For at least five years after the grant of a C Block license, a licensee must comply with the Entrepreneurs Requirements, which are defined to allow certain assets and revenues to be obtained during such five-year period without being attributed to the Entrepreneurs Asset Limit and the Entrepreneurs Revenues Limit, respectively.

    By claiming status as an Entrepreneur, the Company's predecessor-in-interest qualified for the C Block Auction. If the FCC were to determine that the Company did not satisfy the Entrepreneurs Requirements at the time it participated in the C Block Auction or that the Company fails to meet the ongoing Entrepreneurs Requirements, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing unjust enrichment penalties. See "Regulation of Wireless Telecommunications Industry--The Entrepreneurs' Blocks." Although the Company believes it has met the Entrepreneurs Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take any of the aforementioned actions against the Company.

    SMALL BUSINESS REQUIREMENTS. An entity that meets the Entrepreneurs Requirements may also apply to receive certain preferential financing terms if it meets certain requirements to qualify as a "small business" (the "Small Business Requirements"). These preferential financing terms include a 25% bidding credit in the C Block Auction (the "Bidding Credit") and the ability to make interest-only installment payments on its C Block Loan for the first six years of the license term. To meet the Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million for the three calendar or most recent fiscal years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small Business Requirements, the FCC includes the attributable gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

    By claiming status as a "small business," the Company qualified for the Bidding Credit. If the FCC were to determine that the Company does not qualify as a "small business," the Company would, at a minimum, be forced to repay the value of the Bidding Credit for which it was not qualified. Further, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing unjust enrichment penalties. Although the Company has been structured to meet the Small Business Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take any of the aforementioned actions against the Company.

    CONTROL GROUP REQUIREMENTS. If a C Block licensee maintains an organizational structure in which at least 25% of its total equity on a fully-diluted basis is held by a control group (the "Control Group") that meets certain requirements (the "Control Group Requirements"), the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have and maintain both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to an alternative structural option (the "Qualifying Investor Option"), in which: (i) an established group of investors meeting certain financial qualifications (the "Qualifying Investors") own at least 15% of the Control Group equity interest on a fully-diluted basis and at least 50.1% of the voting power in the C Block licensee and (ii) additional members ("Additional Control Group Members") hold, on a fully-diluted basis, the remaining 10% Control Group equity interest in the C Block licensee. Additional Control Group Members must be either: (a) other Qualifying Investors in the Control Group, (b) individual members of the licensee's management or (c) non-controlling institutional investors, including most venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that Additional Control Group Members hold the 10% Control Group equity interest and (ii) allow the Qualifying Investors to reduce the minimum required Control Group equity interest from 15% to 10%.

    In order to meet the Control Group Requirements, the Company's Amended and Restated Certificate of Incorporation provides that the Company's Class A Common Stock, as a class, shall at all times constitute 50.1% of the total voting power of the Company, and the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. Further, the Company's Amended and Restated Certificate of Incorporation limits the ability of the Class A Common Stock and Class C Common Stock to be converted into Class B Common Stock of the Company. See "Description of Capital Stock." Although the Company has taken certain steps to meet the Control Group Requirements, there can be no assurance that the Company has met or will continue to meet the Control Group Requirements, or that the failure to meet such requirements would not have a material adverse effect on the Company, including the possible revocation of its PCS licenses by the FCC.

    ASSET AND REVENUE CALCULATION. In determining whether an entity qualifies as an Entrepreneur and/or as a "small business," the FCC attributes the gross revenues and assets of the entity's affiliates to the entity's total gross revenues and total assets. Affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. The gross revenues and assets of noncontrolling investors (and their affiliates) with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C Block licensees for purposes of determining whether such licensees financially qualify for the applicable C Block Auction preferences. The Entrepreneurs Requirements and the Small Business Requirements provide that, to qualify as a "passive" investor, an entity may not own more than 25% of the Company's total equity on a fully diluted basis and may not vote more than 25% of the voting interests. Although the Company believes that it currently complies with the Entrepreneurs Requirements and the Small Business Requirements, there can be no assurance that the Company's ownership composition will not, in the future, exceed these "passive investor" limits or otherwise violate the Entrepreneurs Requirements and/or the Small Business Requirements.

    In addition, if an entity makes bona fide loans to a C Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is otherwise deemed an affiliate of the licensee, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C Block licensees (such as covenants, rights of first refusal and super-majority voting rights on specified issues, such as those for which the holders of the Company's Class B Common Stock have voting rights), the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The FCC's application of its affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat certain of the Company's lenders or investors as affiliates of the Company for purposes of determining the Company's compliance with the Entrepreneurs Requirements.

    TRANSFER RESTRICTIONS. The FCC prohibits C Block licensees from assigning or transferring control of any of their C Block licenses for a period of at least five years from the License Grant Date to any entity that fails to satisfy the Entrepreneurs Requirements at the time of assignment or transfer. All transfers and assignments are subject to unjust enrichment penalties throughout the license term to the extent that the transferee is not qualified for the same level of Bidding Credits and/or C Block Loans as the Company.

    Based on representations made by its investors, the Company (i) believes that it has been structured to satisfy the Entrepreneurs Requirements, (ii) intends to diligently pursue and maintain its qualification as a "small business" and (iii) has structured the terms of the Class B Common Stock being offered, including certain restrictions on ownership and transfer, in a manner intended to ensure compliance with all applicable FCC rules. There can be no assurance, however, that the Company or its investors will continue to satisfy these requirements during the term of any PCS license granted to the Company or that the Company will be able to successfully implement certain procedures included in the Company's Amended and Restated Certificate of Incorporation that are designed to ensure compliance with the FCC rules. Any non-compliance with the FCC rules could subject the Company to serious penalties, including revocation of its PCS licenses. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--Potential Loss of FCC Financing and Bidding Credits," "--Control by Certain Stockholders; Antidilution Provision for Control Group," "--Government Regulation; Dependence on FCC Licenses," "--Foreign Ownership Limitations" and "Regulation of Wireless Telecommunications Industry."

POTENTIAL LOSS OF FCC FINANCING AND BIDDING CREDITS

    Because the Company qualified as a "small business" at the time of the C Block Auction, the Company received Bidding Credits of approximately $58.4 million toward the purchase price of its PCS licenses and became entitled to pay 90% of the $175.1 million net purchase price for its licenses over a ten-year
term at an annual interest rate equal to    % (representing the annual interest
rate for ten-year U.S. Treasury obligations on the License Grant Date). Prior to the end of the initial ten-year license term, if the Company seeks to assign or transfer control of its license(s) to an entity not satisfying the Small Business Requirements, the Company must reimburse the U.S. government for the amount of the Bidding Credits it received and for which it no longer qualifies as a condition of approval and must restructure or, if the assignee does not qualify as an Entrepreneur, prepay its remaining installment obligation (principal and interest) on the Government Financing.

    Certain agreements between the Company and certain of its stockholders and certain provisions of the Company's Amended and Restated Certificate of Incorporation prohibit the transfer of stock of the Company if such transfer would result in a loss of eligibility on the part of the Company to hold a C or F Block license from the FCC, loss of any Bidding Credit or preferred interest rate with respect thereto, or acceleration of installment payments therefor under applicable FCC rules (an "Adverse FCC Consequence"). Although the Company believes that it has a properly constituted Control Group consistent with FCC staff rulings, it is possible that the Company could cease to have a properly constituted Control Group with the result that the Company would no longer qualify for the Bidding Credits and the installment payment option it received in connection with its purchase of its PCS licenses in the C Block Auction. See "Regulation of Wireless Telecommunications Industry--The Entrepreneurs' Blocks" and "Description of Capital Stock."

LIMITED PCS OPERATING HISTORY IN THE UNITED STATES; SIGNIFICANT CHANGE IN THE WIRELESS
TELECOMMUNICATIONS INDUSTRY

    PCS systems have limited operating history in the United States and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand, as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry, the Company and the success of PCS and other competing services remain uncertain. Given the emerging nature of the wireless PCS industry, there can be no assurance that the Company's products or technology, such as its selection of CDMA technology, will not be rendered obsolete by alternative technologies.

RELOCATION OF FIXED MICROWAVE LICENSEES

    For a period of up to five years after the grant of a PCS license, a PCS licensee may be required to accommodate existing licensees that operate certain fixed microwave systems within its license area. The Company believes, based upon its preliminary surveys of its service area, that there are approximately 75 microwave transmission facilities within the Company's licensed areas whose relocation may be required. To secure a sufficient amount of unencumbered spectrum to operate its PCS network efficiently, the Company may need to relocate many of these microwave licensees to other spectrum blocks and, due to the preliminary nature of the Company's survey, the relocation of additional stations may be required. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to provide for the bilateral negotiation of the plan for relocating such microwave operators to other spectrum blocks. Relocation generally involves a PCS operator compensating a microwave incumbent for costs associated with system modifications and new equipment required to move to an alternate, readily available spectrum, including possible "premium" costs for early relocation to alternate spectrum. Some of these costs are to be shared among other PCS licensees who benefit from the relocation in accordance with an FCC mandated cost-sharing formula. This transition plan allows most existing microwave users operating in the Company's spectrum to continue to operate in the PCS-assigned spectrum as a co-primary licensee for a two-year voluntary negotiation period (which began in May 1996) and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years while the mandatory negotiation period is two years. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. While a PCS licensee has no obligation to pay for premiums during an voluntary negotiation, and has limited obligations to compensate existing users in the case of an involuntary relocation, there can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees for relocation or that any such agreements will be on terms favorable to the Company. Any delay in the relocation of microwave transmission facilities to other spectrum blocks may adversely affect the Company's ability to commence timely commercial operation of its PCS network. Furthermore, depending on the terms of such agreements, if any, the Company's ability to operate its PCS network profitably may be adversely affected. The Company cannot accurately estimate the degree to which it may be required to relocate microwave links operated by microwave licensees or anticipate the cost to design its radio wave network, identify microwave incumbents and relocate incumbents. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of the Company's anticipated capital expenditures.

REDUCED PROBABILITY OF CHANGE OF CONTROL DUE TO EXISTENCE OF ANTI-TAKEOVER
  PROVISIONS

    Various provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws (adopted to assure the Company's compliance with FCC rules governing eligibility for C Block licenses) and Delaware law may have a depressive effect on the price of the shares of Class B Common Stock and may tend to deter non-negotiated tender offers or other efforts to obtain control of the Company, thereby depriving shareholders of opportunities to sell shares at prices higher than those prevailing in the market. These provisions include requirements that (i) the Class A Common Stock will have the right to elect a majority of the Board of Directors and (ii) the Class A Common Stock will at all times have 50.1% of the total voting power of the Company's voting capital stock outstanding. In addition, certain actions will require the approval of the holders of outstanding shares of Series B Convertible Preferred Stock. See "-- C Block License Requirements" and "Description of Capital Stock."

CONTROL BY CERTAIN STOCKHOLDERS; ANTIDILUTION PROVISION FOR CONTROL GROUP

    In accordance with the Control Group Requirements, the Qualifying Investors of the Company currently own approximately 15% of the equity of the Company on a fully-diluted basis and 50.1% of the total voting power through their ownership of shares of Class A Common Stock and will continue to do so following the Stock Offering. The holders of the Class A Common Stock will have the right to elect a majority of the Board of Directors and will have majority voting control of the Company, with the exception of certain extraordinary corporate actions which will require the affirmative vote of 75% of the total voting power of the Company's voting capital stock, with all classes of Common Stock and the Series B Convertible Preferred Stock voting together as a single class. Mr. Anthony R.
Chase holds       shares of Class A Common Stock and will alone have the right to appoint a majority of the Company's Board of Directors. Other investors that meet the requirements of the Additional Control Group Members collectively will hold approximately 10% of the equity of the Company on a fully-diluted basis through their ownership of Class B Common Stock and Class C Common Stock. Although the Company believes its structure and governance fully comply with FCC rules, these rules are new and have not been tested in any specific case before the FCC or in any court and there can be no assurance that the Company has met or will continue to meet the Control Group Requirements.

    In the event the Company issues additional shares of Class B Common Stock or other equity after consummation of the Offerings which would dilute the interests of holders of Class A Common Stock below the required percentage ownership interest during the initial ten-year term (currently 15% for the first three years following the License Grant Date and 10% for the next seven-year period) or otherwise result in an Adverse FCC Consequence, the Company's Amended and Restated Certificate of Incorporation requires the Company to issue warrants to holders of Class A Common Stock entitling such holder to purchase Class B Common Stock at its fair market value at the time of issuance of such warrants so that such holders of Class A Common Stock will maintain such required percentage ownership interest or so that such Adverse FCC Consequence does not occur, as the case may be. Such warrants will expire on the earlier to occur of the tenth anniversary of the License Grant Date and the date on which such termination would not otherwise have an Adverse FCC Consequence. In addition, in the event the Company issues additional equity after the Offerings which would dilute the interests of holders of Class C Common Stock below the required percentage ownership interest (currently 10% for the three-year period following the License Grant Date) or otherwise result in an Adverse FCC Consequence, the Company's Amended and Restated Certificate of Incorporation requires the Company to issue warrants to holders of Class C Common Stock entitling such holder to purchase Class B Common Stock at its fair market value at the time of issuance of such warrants so that such holders of Class C Common Stock maintain such required percentage ownership interest or so that such Adverse FCC Consequence does not occur, as the case may be. Such warrants will expire on the earlier to occur of the third anniversary of the License Grant Date and the date on which such termination would not otherwise have an Adverse FCC Consequence. The issuance of such warrants will subject the holders of Class B Common Stock to dilution in the event of the issuance of additional equity. The FCC's rules require the exercise price of such convertible instruments to be less than or equal to the fair market value of such shares at the time of the filing of the Short Form. However, in a published informal FCC staff interpretation of the applicable FCC rule, the FCC stated that such exercise price may be equal to the current market value at the time of issuance. Informal FCC staff opinions are not binding on the agency and there can be no assurance that the FCC will not overturn its staff interpretation. The Company's Amended and Restated Certificate of Incorporation provides that the exercise price of any such warrants issued to members of the Control Group may be adjusted by the Company's Board of Directors to the extent necessary to comply with the FCC's rules. The FCC's prohibition against diluting the Control Group below a certain level of equity ownership could negatively impact the Company's ability to attract additional equity financing. See "Description of Capital Stock."

REQUIREMENTS TO REPURCHASE SECURITIES UPON CERTAIN CHANGE OF CONTROL EVENTS

    Pursuant to the 1996 Purchase Agreement, upon a change of control of the Company (defined in the 1996 Purchase Agreement to include the acquisition or holding by any person, other than Anthony R. Chase or Richard W. McDugald, of more than 25% of the Class A Common Stock outstanding at such time), the 1996 Investors have the right to require the Company to redeem all of their shares of Class B Common Stock and Class C Common Stock acquired pursuant to the 1996 Purchase Agreement. In addition, PrimeCo has the right to put its shares of Series B Convertible Preferred Stock to the Company upon the occurrence of certain consolidation or merger transactions that result in the Company's Common Stock no longer being publicly traded. See "Description of Capital Stock--PrimeCo Stockholders Agreement" and "Related Party Transactions--1996 Investments."

    The Indenture requires the Company, in the event of a change of control (as defined in the Indenture), to offer to purchase all outstanding Senior Notes at a price equal to 101% of the accreted value thereof, plus accrued interest to the date of repurchase.

    There can be no assurance that the Company will have the financial resources necessary to purchase shares of Class B Common Stock, Class C Common Stock or Series B Convertible Preferred Stock or the Senior Notes, as the case may be, upon the occurrence of any events requiring such purchase. Failure to make any such purchase when required could have a material adverse effect on the Company.

GOVERNMENT REGULATION; DEPENDENCE ON FCC LICENSES

    The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, Congress and by state regulatory agencies. Such regulation is continually evolving. There are a number of issues on which regulation has been or in the future may be suggested, including the effect of wireless communications equipment on medical equipment and devices, as well as interference between types of wireless systems. As new regulations are promulgated on these subjects or other subjects, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the FCC, Congress or any state regulatory agency having jurisdiction over the Company's business will not adopt or change regulations or take other action that would adversely affect the Company's financial condition or results of operations.

    The Telecommunications Act of 1996, enacted on February 8, 1996 (the "1996 Act"), mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The implementation of these mandates by the FCC and state authorities will involve numerous changes in established rules and policies which could adversely affect the Company's financial condition or results of operations. See "Regulation of Wireless Telecommunications Industry."

    The Company's principal assets are its licenses from the FCC to provide PCS services. The loss of any such licenses would have a material adverse effect on the Company, and any action which threatens to lead to such loss could have a material adverse effect on the market value of the Common Stock, including the Class B Common Stock. FCC licenses to provide PCS services are granted for a ten-year period, at the end of which period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz broadband PCS licenses, including those of the Company, are subject to the FCC's Build-out Requirements. While the Company believes that each of its PCS licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that there will not be competition for the licenses held by the Company upon their expiration in 2006, or that all of the Company's PCS licenses will be renewed. In addition, licenses can be revoked by the FCC at any time for cause, including failure to comply with the terms of such licenses, failure to continue to qualify for such licenses, malfeasance or other misconduct. Although the Company's Amended and Restated Certificate of Incorporation contains provisions designed to protect the Company against certain situations which could threaten the Company's ability to comply with applicable FCC rules and policies, there can be no assurance that such provisions will have their intended effect. See "Description of Capital Stock--Common Stock--Transfer Restrictions; Forced Divestiture of Capital Stock."

DEPENDENCE ON ATTRACTING AND RETAINING KEY PERSONNEL

    The Company's future performance depends significantly upon the continued contributions of certain members of its senior management and the success of the Company in attracting and retaining highly qualified technical and management personnel. The Company believes that there is and will continue to be intense competition for qualified personnel in the PCS equipment and service industry as the emerging PCS market develops, and no assurance can be given that the Company will be successful in retaining its key personnel or in attracting and retaining other highly qualified technical and management personnel in the future. The loss of the services of any of its key personnel could adversely affect the Company's financial condition and results of operations. See "Management."

FOREIGN OWNERSHIP LIMITATIONS

    The FCC is required by law to revoke the Company's PCS licenses or order an ownership restructuring if more than 20% of the Company's equity is owned of record or voted by aliens or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country (collectively "Foreign Interests"). In addition, the FCC has the discretion to revoke the Company's PCS licenses or require an ownership restructuring if the Company is directly or indirectly controlled by another entity of which more than 25% of the equity is owned of record or voted by Foreign Interests, if the FCC finds that the public interest would be served by license revocation or ownership restructuring.

    The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. The FCC Form 600 (the "Long Form") filed by the Company with the FCC after the completion of the C Block Auction indicates that the Company's foreign ownership does not exceed the applicable limits. However, if the foreign ownership of the Company were to exceed the applicable limits in the future, the FCC could revoke the Company's PCS licenses. Further, while the Company's Amended and Restated Certificate of Incorporation enables the Company to require holders of the Common Stock whose acquisition of shares results in a violation of such limitation to divest themselves of such shares, there can be no assurance that such provisions would prevent the FCC from taking action with respect to the licenses.

RADIO FREQUENCY EMISSION CONCERNS

    Allegations have been made, but not proven, that the use of hand-held cellular/PCS phones may pose health risks to humans due to RF emissions from the handsets. Studies performed by wireless telephone equipment manufacturers have rebutted these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phone posses no undue health risk. Regardless of the truth of these allegations, they could have an adverse effect on the Company. Concerns over RF emissions also may have the effect of discouraging the use of wireless communications devices, such as the PCS phones to be used with the Company's systems. These concerns could have an adverse effect on the Company's financial condition and the results of its operations.

    The FCC requires certain transmitters, facilities, operations, and mobile and portable transmitting devices used in PCS services to meet specific RF emission standards. These restrictions could increase the cost of wireless communications devices to consumers, including the PCS phones to be used with the Company's systems. Compliance with these restrictions could also increase the Company's construction, equipment and operational costs.

    In addition, some digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers. Industry trade associations, together with the University of Oklahoma Center for the Study of Wireless Electromagnetic Compatibility and other interested parties, currently are studying the extent of, and possible solutions to, this interference.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Class B Common Stock in the public market after the Stock Offering could adversely affect the market price for the Class B Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities in the future. Upon
consummation of the Stock Offering,       shares of Class B Common Stock will be
outstanding. In addition,       shares of Series B Convertible Preferred Stock,
and the       shares of 5% Cumulative Convertible Preferred Stock, will be
immediately convertible into shares of Class B Common Stock. The       shares of
Class A Common Stock held by certain Founding Investors, and the       shares of

Class C Common Stock held by the 1996 Investors, will automatically convert into shares of Class B Common Stock on the day following the first day that any such conversion would not result in an Adverse FCC Consequence. Under FCC rules and regulations currently in effect, on the third anniversary of the License Grant Date, one-third of the outstanding shares of Class A Common Stock and all the shares of Class C Common Stock will be automatically converted into shares of Class B Common Stock with the remaining shares of Class A Common Stock being automatically converted on the tenth anniversary of the License Grant Date. Except as described below, all such shares of Class B Common Stock issued upon conversion will be "restricted securities" under Rule 144.

    Approximately          shares of the Class B Common Stock (including shares
issuable upon conversion or exercise of outstanding securities) outstanding and not issued and sold in the Stock Offering will be subject to demand and piggyback registration rights. However, in connection with the Stock Offering and subject to certain exceptions, the Company and holders of such securities have agreed with the Underwriters not to sell any shares of Class B Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of CS First Boston Corporation. See "Shares Eligible for Future Sale."

    The Company has filed a shelf registration statement to permit the resale of the 1996 Investors' Exchange Notes and the shares of Class B Common Stock into which the 5% Cumulative Convertible Preferred Stock is convertible. Nonetheless, the holders of such securities have agreed not to sell their 1996 Investors' Exchange Notes or such Class B Common Stock for one year after the date of this Prospectus without the prior written consent of CS First Boston Corporation. See "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

    The Company has paid no dividends on its Common Stock since its formation and currently intends to retain any future earnings to develop and operate its PCS network, for working capital and for other corporate purposes. The Company does not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy."

DILUTION

    Purchasers of the Class B Common Stock in the Stock Offering will experience immediate and substantial dilution in the net tangible book value per share of
their investment of $         per share of Class B Common Stock. In addition,
Qualifying Investors must own at least 15% of the equity of the Company for at least the first three years of the initial ten-year license term and 10% for the remainder of the license term and Additional Control Group Members must own 10% of the equity of the Company for the first three years. The Company's Amended and Restated Certificate of Incorporation requires the Company to issue warrants to purchase shares of Class B Common Stock at fair market value to Qualifying Investors and Additional Control Group Members simultaneous with an equity offering or other dilutive event. To the extent such warrants are granted and exercised, or outstanding options and warrants to purchase the Common Stock are exercised, there will be further dilution. See "--Control by Certain Stockholders; Antidilution Provision for Control Group," "Dilution" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET AND DETERMINATION OF PUBLIC OFFERING PRICE; POSSIBLE
  VOLATILITY OF STOCK PRICE

    Application will be made for quotation of the Class B Common Stock on the NNM under the symbol "CTEL." Prior to the Stock Offering, there has been no public market for the Class B Common Stock and there can be no assurance that an active public market for the Class B Common Stock will develop or that purchasers of the Class B Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Underwriters. The negotiated initial public offering price may not be indicative of the market price of the Class B Common Stock after the Stock Offering. The market price of the Class B Common Stock after the Stock Offering may be volatile and may fluctuate based upon a number of factors, including, among others, the Company's results of operations, differences between actual results and results expected by investors and analysts, technological innovations affecting the wireless communications industry generally, the depth and liquidity of the market for Class B Common Stock and investor perceptions of the Company and the PCS industry generally. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies that has often been unrelated to the operating performance of such companies. Broad market fluctuations may adversely affect the market price of the Class B Common Stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Stock Offering are estimated to be
approximately $   million ($   million if the Underwriters' over-allotment
option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the Stock Offering, assuming an initial
public offering price of $   per share. The net proceeds of the Stock Offering,
together with the $   million of net proceeds of the Senior Notes Offering, will be applied to the repayment of $113,780 of the PrimeCo Loan, together with accrued interest thereon, and the payment of a $448,500 financing fee incurred in connection with the placement of the 12% Senior Subordinated Notes. The balance of such net proceeds will be used to fund capital expenditures, to make interest payments on the Government Financing and the anticipated Vendor Financing, to fund working capital requirements and for other general corporate purposes. Pending application of the net proceeds described herein, such amounts will be invested in short-term investment grade securities. The following table sets forth the Company's estimated sources and uses of funds on an aggregate basis for the period from consummation of the Offerings through the end of
      :

                                                                                    AMOUNT
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
SOURCES OF FUNDS:
  Stock Offering(a)............................................................   $
    % Senior Discount Notes Due 2006(a)........................................
  Vendor Financing.............................................................
                                                                                 -------------
      Total....................................................................   $
                                                                                 -------------
                                                                                 -------------
USES OF FUNDS:
  Repayment of PrimeCo Loan(b).................................................   $
  Interest payments on Government Financing....................................
  Interest payments on Vendor Financing........................................
  Capital expenditures (including equipment)...................................
  Working capital and other general corporate purposes.........................
  Fees and expenses(c).........................................................
                                                                                 -------------
      Total....................................................................   $
                                                                                 -------------
                                                                                 -------------

--------------

(a) Represents the proceeds of the Offerings before the deduction of underwriting discounts and commissions.

(b) The PrimeCo Loan bears interest at a rate equal to 10% per annum. Principal amounts under the PrimeCo Loan are due and payable in annual installments on the 90th day after the end of each of the Company's fiscal years, until November 29, 2000, when the then remaining unpaid balance of the loan becomes due and payable. Each of the installments, except for the last, are equal to 5% of the Company's gross revenues for the immediately preceding fiscal year and the last and final installment being in the amount of the then remaining unpaid principal balance thereof.

(c) Represents fees and expenses, including (i) the underwriting discounts and commissions payable by the Company in connection with the Offerings, (ii) legal, accounting and other professional fees payable in connection with the Offerings, (iii) the financing fee of $448,500 incurred in connection with the placement of the 12% Senior Subordinated Notes, (iv) fees payable in connection with the Vendor Financing and (v) certain miscellaneous expenses.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and currently intends to retain any future earnings to develop and operate its PCS network, to fund operating losses and for working capital and other general corporate purposes. Accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's ability to pay dividends will be restricted by the Indenture and will likely be restricted by the terms of any Vendor Financing. See "Risk Factors--High Degree of Leverage; Ability to Service Debt; Restrictive Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                    DILUTION

    Dilution is the amount by which the initial public offering price paid by the purchasers of shares of Class B Common Stock in the Stock Offering exceeds the net tangible book value per share of Common Stock after the Stock Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding (including shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock) on the date as of which such book value is determined.

    As of June 30, 1996, the Company had a deficit in net tangible book value of
$(   ) million, or $(    ) per share of Common Stock. Assuming that the sale of
the shares of Class B Common Stock had occurred on June 30, 1996, at the initial
public offering price of $    per share of Class B Common Stock and without
taking into account any change in net tangible book value after June 30, 1996, other than that attributable to the sale of the shares of Class B Common Stock in the Stock Offering and that attributable to the transactions discussed below, the pro forma deficit in net tangible book value of the Company as of June 30,
1996 would have been approximately $(   ) million or $(    ) per share of Common
Stock. See "Capitalization." This represents an immediate increase in tangible
book value of $    per share of Common Stock held by existing holders of shares of Common Stock. The following table illustrates this dilution per share of Common Stock:

Assumed initial public offering price per share of Class B
  Common Stock............................................             $
    Deficit in net tangible book value per share of Common
      Stock at June 30, 1996..............................  $
    Increase in net tangible book value per share of Class
      B
      Common Stock attributable to the Stock Offering.....
                                                            ---------
Pro forma deficit in net tangible book value per share of
  Common Stock after the Stock Offering...................
                                                                       ---------
Dilution per share of Common Stock to new investors.......             $
                                                                       ---------
                                                                       ---------

    If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to
the Offerings would be $    per share, the increase in net tangible book value
per share would be $    and the dilution to persons who purchase shares of Class
B Common Stock in the Stock Offering would be $    per share.

    The following table sets forth, on a pro forma basis as of June 30, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (based on an assumed initial public offering price of $ per share of Class B Common Stock), and the percentage of equity interest in the Company represented thereby:

                                                           SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                                         --------------------  -----------------------     PRICE
                                                          NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                                         ---------  ---------  ------------  ---------  -----------
Existing stockholders..................................%                       $%                        $
New investors..........................................
                                                         ---------  ---------  ------------  ---------
    Total..............................................                100.00%                  100.00%
                                                         ---------  ---------  ------------  ---------
                                                         ---------  ---------  ------------  ---------

    All of the foregoing computations include (i) the       shares of Class B
Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock, (ii) the Founders Contribution and (iii) amounts allocated to equity in connection with the September 1996 Investment. See "Prospectus Summary--Financing History" and "Related Party Transactions." The foregoing
computations exclude (i)     shares of Class B Common Stock issuable upon
conversion of the 5% Cumulative Convertible Preferred Stock, (ii) the shares
reserved for issuance upon exercise of a warrant to purchase       shares of
Class B Common Stock for $         per share, (iii)      shares of Class B
Common Stock reserved for issuance under the 1996 Plan, and (iv) shares reserved for future issuances in connection with the PrimeCo Contingent Share Issuance. See "Business--PrimeCo Relationship," "Management--Executive Compensation," and "Related Party Transactions--1995 Investments."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996, (i) on a historical basis and (ii) on a pro forma basis as adjusted to give effect to the Transactions as if they had occurred on June 30, 1996. The information set forth below should be read in conjunction with "Pro Forma Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus. See "Use of Proceeds."

                                                                                     AS OF JUNE 30, 1996
                                                                                         (UNAUDITED)
                                                                              ----------------------------------
                                                                                                 PRO FORMA
                                                                                                  FOR THE
                                                                              HISTORICAL      TRANSACTIONS(A)
                                                                              -----------  ---------------------

                                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................................   $   1,259        $   166,843
                                                                              -----------          --------
                                                                              -----------          --------
Indebtedness:
  Government Financing(b)...................................................   $      --        $   108,218
    % Senior Discount Notes Due 2006........................................          --            115,017
  Other debt................................................................       8,340                 --
                                                                              -----------          --------
        Total debt..........................................................       8,340            223,235
                                                                              -----------          --------
Convertible and redeemable stock:
  5% Cumulative Convertible Preferred Stock, $0.01 par value;       shares        --                  6,508
    authorized; zero and       shares issued and outstanding,
    respectively............................................................
  Series B Convertible Preferred Stock, $0.01 par value;       shares             --                 15,249
    authorized; zero and       shares issued and outstanding,
    respectively............................................................
  Class B Common Stock (with put feature), $0.01 par value;       and                668              4,211
          shares issued and outstanding, respectively.......................
  Class C Common Stock, $0.01 par value; 1,000,000 shares authorized;                835             15,249
          and       shares issued and outstanding, respectively.............
                                                                              -----------          --------
        Total convertible and redeemable stock..............................       1,503             41,217
Stockholders' equity (deficit):
  Class A Common Stock, $0.01 par value; 2,500,000 shares authorized;
          and       shares issued and outstanding, respectively.............
  Class B Common Stock, $0.01 par value; 8,500,000 shares authorized;
    and       shares issued and outstanding, respectively...................
  Additional paid-in capital................................................       1,068             46,899
  Contingent consideration under terms of PrimeCo Agreements................          --             (4,575)
  Deficit accumulated during the development stage..........................      (1,164)            (4,155)
                                                                              -----------          --------
        Total stockholders' equity (deficit)................................         (96)            38,169
                                                                              -----------          --------
            Total capitalization............................................   $   9,747        $   302,621
                                                                              -----------          --------
                                                                              -----------          --------

--------------

(a) Excludes anticipated commitments for $         in Vendor Financing, which
    the Company has not yet obtained. See "Use of Proceeds."

(b) The Government Financing has been recorded at its estimated fair market value of approximately $108.2 million based on an estimated fair market
    borrowing rate of   %, as estimated by management. The actual obligation
    under the Government Financing is $157.6 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                            PRO FORMA FINANCIAL DATA

    The following pro forma financial data are based on the historical Financial Statements of the Company, adjusted to give effect to the Transactions. The unaudited condensed pro forma balance sheet gives effect to the Transactions as if they had occurred on June 30, 1996, and the unaudited condensed pro forma statements of operations give effect to the Transactions as if they had occurred at inception (June 12, 1995).

    The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. The pro forma financial data do not purport to represent what the Company's financial condition or results of operations would actually have been had the Transactions in fact occurred on the dates set forth above or to project the Company's financial condition or results of operations as of any date or for any future period. The pro forma financial data set forth below should be read in conjunction with the Financial Statements of the Company included elsewhere in this Prospectus.

                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1996

                                                                                  PRO FORMA ADJUSTMENTS
                                                            -----------------------------------------------------------------
                                                               GRANT OF PCS        FOUNDERS
                                                               LICENSES AND      CONTRIBUTION
                                                                 RELATED           AND 1996         PRIMECO
ASSETS                                         HISTORICAL       FINANCINGS       DEBT EXCHANGE   TRANSACTIONS     OFFERINGS
--------------------------------------------  ------------  ------------------  ---------------  -------------  -------------
Cash and cash equivalents...................  $  1,259,244    $    1,186,276(a)  $    --          $    50,000(f) $  63,975,000(i)
                                                                                                                  100,950,000(i)
                                                                                                                     (448,500)(j)
                                                                                                                     (113,780)(j)
                                                                                                                      (15,045)(j)
Fixed assets and licenses:
  Property and equipment, net...............        21,853          --                --            1,818,528(f)      --
  Investment in PCS licenses................     8,754,526         8,755,474(a)       --              --             --
                                                                 108,218,081(b)
                                              ------------  ------------------  ---------------  -------------  -------------
    Total fixed assets and licenses.........     8,776,379       116,973,555          --            1,818,528        --
Intangibles and deferred charges, net.......       956,448          --                (448,500)(d)    4,243,230(f)     4,050,000(i)
                                              ------------  ------------------  ---------------  -------------  -------------
Total assets................................  $ 10,992,071    $  118,159,831     $    (448,500)   $ 6,111,758   $ 168,397,675
                                              ------------  ------------------  ---------------  -------------  -------------
                                              ------------  ------------------  ---------------  -------------  -------------
LIABILITIES, CONVERTIBLE AND REDEEMABLE
STOCK AND
STOCKHOLDERS' EQUITY
--------------------------------------------

Current liabilities:
  Accounts payable..........................  $    511,932    $     --           $    --          $   --        $    --
  Accrued liabilities.......................        32,020          --                --              --             --
  Accrued legal fees........................        48,007          --                --              --             --
  Interest payable..........................       205,023          --                 (75,000)(d)      --            (15,045)(j)
                                                                                      (114,978)(e)
  Commitment fees payable...................       448,500          --                --              --             (448,500)(j)
                                              ------------  ------------------  ---------------  -------------  -------------
    Total current liabilities...............     1,245,482          --                (189,978)       --             (463,545)
Long-term liabilities:
  12% Senior Subordinated Notes Due 2003....     4,379,858         8,674,177(a)    (13,054,035)(d)      --           --
  Government Financing......................       --            108,218,081(b)       --              --             --
  Notes payable to related parties..........     1,960,000          --              (1,960,000)(e)      --           --
  Note payable to PrimeCo...................     2,000,000          --                --           (1,886,220)(g)      (113,780)(j)
    % Senior Discount Notes Due 2006........       --               --              10,016,667(d)      --         105,000,000(i)
                                              ------------  ------------------  ---------------  -------------  -------------
    Total long-term liabilities.............     8,339,858       116,892,258        (4,997,368)    (1,886,220)    104,886,220
Convertible and redeemable stock:
  5% Cumulative Convertible Preferred
    Stock...................................       --               --               6,508,333(d)      --            --
  Series B Convertible Preferred Stock......       --               --                --            6,111,758(f)     7,250,919(k)
                                                                                                    1,886,220(g)
  Class B Common Stock (with put feature)...       667,767           563,366(a)       --              --            2,217,427(k)
                                                                     762,200(c)
  Class C Common Stock......................       834,708           704,207(a)       --              --           12,757,230(k)
                                                                     952,752(c)
                                              ------------  ------------------  ---------------  -------------  -------------
    Total convertible and redeemable stock..     1,502,475         2,982,525         6,508,333      7,997,978      22,225,576
Stockholders' equity (deficit):
  Class A Common Stock......................                        --                --              --             --
  Class B Common Stock......................                        --                --              --
  Additional paid-in capital................     1,068,549        (1,068,549)(c)      2,074,978(e)    4,574,669(h)    63,975,000(i)
                                                                                    (1,500,000)(d)                (22,225,576)(k)
  Contingent consideration under terms of
    PrimeCo Agreements......................       --               --                --           (4,574,669)(h)      --
  Deficit accumulated during the development
    stage...................................    (1,164,293)         (646,403)(c)     (2,344,465)(d)      --          --
                                              ------------  ------------------  ---------------  -------------  -------------
    Total stockholders' equity (deficit)....       (95,744)       (1,714,952)       (1,769,487)       --           41,749,424
                                              ------------  ------------------  ---------------  -------------  -------------
Total liabilities, convertible and
  redeemable stock and stockholders'
  equity....................................  $ 10,992,071    $  118,159,831     $    (448,500)   $ 6,111,758   $ 168,397,675
                                              ------------  ------------------  ---------------  -------------  -------------
                                              ------------  ------------------  ---------------  -------------  -------------


                                                PRO FORMA FOR
ASSETS                                        THE TRANSACTIONS
--------------------------------------------  -----------------
Cash and cash equivalents...................   $   166,843,195

Fixed assets and licenses:
  Property and equipment, net...............         1,840,381
  Investment in PCS licenses................       125,728,081

                                              -----------------
    Total fixed assets and licenses.........       127,568,462
Intangibles and deferred charges, net.......         8,801,178
                                              -----------------
Total assets................................   $   303,212,835
                                              -----------------
                                              -----------------
LIABILITIES, CONVERTIBLE AND REDEEMABLE
STOCK AND
STOCKHOLDERS' EQUITY
--------------------------------------------
Current liabilities:
  Accounts payable..........................   $       511,932
  Accrued liabilities.......................            32,020
  Accrued legal fees........................            48,007
  Interest payable..........................         --

  Commitment fees payable...................         --
                                              -----------------
    Total current liabilities...............           591,959
Long-term liabilities:
  12% Senior Subordinated Notes Due 2003....         --
  Government Financing......................       108,218,081
  Notes payable to related parties..........         --
  Note payable to PrimeCo...................         --
    % Senior Discount Notes Due 2006........       115,016,667
                                              -----------------
    Total long-term liabilities.............       223,234,748
Convertible and redeemable stock:
  5% Cumulative Convertible Preferred
    Stock...................................         6,508,333
  Series B Convertible Preferred Stock......        15,248,897

  Class B Common Stock (with put feature)...         4,210,760

  Class C Common Stock......................        15,248,897

                                              -----------------
    Total convertible and redeemable stock..        41,216,887
Stockholders' equity (deficit):
  Class A Common Stock......................
  Class B Common Stock......................
  Additional paid-in capital................        46,899,071

  Contingent consideration under terms of
    PrimeCo Agreements......................        (4,574,669)
  Deficit accumulated during the development
    stage...................................        (4,155,161)
                                              -----------------
    Total stockholders' equity (deficit)....        38,169,241
                                              -----------------
Total liabilities, convertible and
  redeemable stock and stockholders'
  equity....................................   $   303,212,835
                                              -----------------
                                              -----------------

           See notes to unaudited condensed pro forma balance sheet.

              NOTES TO UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

(a) Reflects (i) the issuance to the 1996 Investors of 12% Senior Subordinated
    Notes,          shares of Class B Common Stock (with put feature) and
             shares of Class C Common Stock, in each case pursuant to the terms of the 1996 Purchase Agreement, for an aggregate purchase price of $9,941,750, and (ii) the application of such proceeds to fulfill the Company's obligation to the FCC to pay an additional five percent ($8,755,474) of the purchase price of the the Company's PCS licenses following the grant of such licenses, and for general working capital purposes ($1,186,276). See Note 7 to the Financial Statements included elsewhere in this Prospectus.

   For accounting purposes, such proceeds received by the Company were allocated as follows:

    12% Senior Subordinated Notes Due 2003.....................................................  $8,674,177
    Class B Common Stock (with put feature)....................................................    563,366
    Class C Common Stock.......................................................................    704,207
                                                                                                 ---------
                                                                                                 $9,941,750
                                                                                                 ---------
                                                                                                 ---------

(b) Reflects the grant of the Company's PCS licenses by the FCC on the License Grant Date and the recognition of the Government Financing ($157,590,000) recorded at its estimated fair market value on the License Grant Date ($108,218,081). See Note 4 to the Financial Statements included elsewhere in this Prospectus.

(c) Reflects adjustments to the Class B Common Stock (with put feature) and the Class C Common Stock issued to the 1996 Investors pursuant to the 1996 Purchase Agreement to record such securities at their minimum put values of $1,993,333 and $2,491,667, respectively. See "Related Party Transactions--1996 Investments--Right to Put Securities Upon a Change of Control" and Note 7 to the Financial Statements included elsewhere in this Prospectus. The increases in amounts recorded under Class B Common Stock (with put feature) and Class C Common Stock are offset by a reduction in additional paid-in-capital (to zero) and an increase in deficit accumulated during the development stage.

   Upon the occurrence of certain change in control events, the 1996 Investors have the right to require the Company to redeem all or any of their shares of Class B Common Stock (with put feature) and Class C Common Stock. Accordingly, such shares are not classified as a component of stockholders' equity and are reflected at their minimum put values.

(d) Reflects the exchange of the $14,950,000 principal amount of 12% Senior Subordinated Notes (plus accrued interest of $75,000) for (i) Senior Notes having an initial accreted value of $10,016,667 and (ii) shares of 5% Cumulative Convertible Preferred Stock having an aggregate liquidation preference of $6,508,333.

   These transactions will result in a charge to the Company's statement of operations of $2,344,465, consisting of $448,500 in unamortized deferred loan costs and $1,895,965 in unamortized original issuance discount (the difference between the $14,950,000 principal amount of the 12% Senior Subordinated Notes and the $13,054,035 recorded amount of the 12% Senior Subordinated Notes). See Note 7 to the Financial Statements included elsewhere in this Prospectus.

(e) Reflects the contribution of the Founders Loan ($1,960,000) and accrued interest thereon ($114,978) to equity. See Note 5 to the Financial Statements included elsewhere in this Prospectus.

(f) Reflects the sale by the Company to PrimeCo of          shares of Series B
    Convertible Preferred Stock for $50,000. Of the $6,061,758 remaining fair market value of such shares (based on an assumed initial public offering price of $ per share of Class B Common Stock), the Company allocated $1,818,528 to the build-out of the Company's PCS network and $4,243,230 to deferred contract costs. See Note 10 to the Financial Statements included elsewhere in this Prospectus.

(g) Reflects the conversion of $1,886,220 of the PrimeCo Loan into shares of Series B Convertible Preferred Stock. See Note 5 to the Financial Statements included elsewhere in this Prospectus.

(h) Reflects the contingent issuance (based on an assumed initial public
    offering price of $         per share of Class B Common Stock) of Series B
    Convertible Preferred Stock to PrimeCo pursuant to the PrimeCo Investment Agreement, representing three percent of the total equity of the Company on a fully-diluted basis. See Note 10 to the Financial Statements included elsewhere in this Prospectus.

(i) Reflects the net proceeds to the Company of (i) $63,975,000 from the sale of shares of Class B Common Stock (based on an assumed initial public
    offering price of $      per share of Class B Common Stock) and (ii)
    $100,950,000 from the sale of the Senior Notes, in each case after deducting certain fees and expenses payable in connection with the Offerings. Fees and expenses of $4,050,000 associated with the Senior Notes Offering are capitalized and amortized over the term of the Senior Notes.

(j) Reflects the application of the net proceeds from the Offerings, including
    (i) the payment of a financing fee of $448,500 incurred in connection with the placement of the 12% Senior Subordinated Notes and (ii) the repayment of the unconverted portion of the PrimeCo Loan ($113,780), plus accrued interest thereon ($15,045). See "Use of Proceeds."

(k) Reflects adjustments to the Series B Convertible Preferred Stock issued to PrimeCo, and the Class B Common Stock (with put feature) and the Class C Common Stock issued to the 1996 Investors to record such securities at their respective put values of $15,248,897, $4,210,760 and $15,248,897 (based upon
    an assumed initial public offering price of $      per share of Class B
    Common Stock). See "Description of Capital Stock--PrimeCo Stockholders Agreement--Right to Put Securities," "Related Party Transactions--1996 Investments--Right to Put Securities Upon a Change of Control," and Notes 7 and 10 to the Financial Statements included elsewhere in this Prospectus. The increases in amounts recorded under Series B Convertible Preferred Stock, Class B Common Stock (with put feature) and Class C Common Stock are offset by a reduction in additional-paid-capital.

   Upon the occurrence of certain change in control events, the shares of Series
    B Convertible Preferred Stock held by PrimeCo, and the shares of Class B Common Stock (with put feature) and Class C Common Stock held by the 1996 Investors give such holders the right to require the Company to redeem all or any of such shares. Accordingly, the Series B Convertible Preferred Stock, Class B Common Stock (with put feature) and Class C Common Stock are not classified as a component of stockholders' equity and are reflected at their put values.

             UNAUDITED CONDENSED PRO FORMA STATEMENTS OF OPERATIONS

                      SIX-MONTH PERIOD ENDED JUNE 30, 1996

                                                                     SIX-MONTH                    PRO FORMA
                                                                   PERIOD ENDED    PRO FORMA       FOR THE
                                                                   JUNE 30, 1996  ADJUSTMENTS   TRANSACTIONS
                                                                   -------------  -----------  ---------------
Revenues.........................................................   $   --         $  --         $   --
Operating expenses:
  Development costs..............................................       255,576       --             255,576
  General and administrative.....................................       394,198       --             394,198
  Depreciation and amortization..................................        25,507      383,911(a)       409,418
                                                                   -------------  -----------  ---------------
Operating loss...................................................      (675,281)    (383,911)     (1,059,192)
Interest expense (Net of $0, $8,307,384 and $8,307,384                  282,752    6,544,245(b)     7,028,942
  capitalized,                                                                       201,945(c)
  respectively)..................................................
                                                                   -------------  -----------  ---------------
Loss before income taxes.........................................      (958,033)  (7,130,101)    (8,,088,134)
Income tax benefit...............................................       --            --             --
                                                                   -------------  -----------  ---------------
Net loss.........................................................      (958,033)  (7,130,101)     (8,088,134)
Preferred stock dividends........................................       --           162,263(d)       162,263
                                                                   -------------  -----------  ---------------
Net loss to common stockholders..................................   $  (958,033)  ($7,292,364)   $(8,250,397)
                                                                   -------------  -----------  ---------------
                                                                   -------------  -----------  ---------------
Pro forma net loss per share of Common Stock(e)..................   $                            $
                                                                   -------------               ---------------
                                                                   -------------               ---------------
Pro forma number of shares used in computing pro forma net loss per share of Common Stock(e)...................................
                                                                   -------------               ---------------
                                                                   -------------               ---------------

        PERIOD FROM INCEPTION (JUNE 12, 1995) THROUGH DECEMBER 31, 1995

                                                                 PERIOD FROM
                                                                  INCEPTION
                                                               (JUNE 12, 1995)                    PRO FORMA
                                                                   THROUGH        PRO FORMA        FOR THE
                                                              DECEMBER 31, 1995  ADJUSTMENTS    TRANSACTIONS
                                                              -----------------  ------------  ---------------
Revenues....................................................      $  --           $   --         $   --
Operating expenses:
  Development costs.........................................        291,869           --             291,869
  General and administrative................................         52,505           --              52,505
  Depreciation and amortization.............................          2,788          415,904(a)       418,692
  Expense reimbursement.....................................       (175,000)          --            (175,000)
                                                              -----------------  ------------  ---------------
Operating loss..............................................       (172,162)        (415,904)       (588,066)
Interest expense (Net of $0, $8,320,865 and $8,320,865               34,098        6,182,225(b)     6,440,460
  capitalized,                                                                       224,137(c)
  respectively).............................................
                                                              -----------------  ------------  ---------------
Loss before income taxes....................................       (206,260)      (6,822,266)     (7,028,526)
Income tax benefit..........................................         --               --             --
                                                              -----------------  ------------  ---------------
Net loss....................................................       (206,260)      (6,822,266)     (7,028,526)
Preferred stock dividends...................................         --              180,094(d)       180,094
                                                              -----------------  ------------  ---------------
Net loss to common stockholders.............................      $(206,260)      $(7,002,360)   $(7,208,620)
                                                              -----------------  ------------  ---------------
                                                              -----------------  ------------  ---------------
Pro forma net loss per share of Common Stock(e).............      $                              $
                                                              -----------------                ---------------
                                                              -----------------                ---------------
Pro forma number of shares used in computing pro forma net
  loss per share of Common Stock(e).........................
                                                              -----------------                ---------------
                                                              -----------------                ---------------

      See notes to unaudited condensed pro forma statements of operations.

        NOTES TO UNAUDITED CONDENSED PRO FORMA STATEMENTS OF OPERATIONS

(a) Reflects the amortization of deferred contract costs associated with the issuance to PrimeCo of shares of Series B Convertible Preferred Stock. See footnote (f) to the notes to the unaudited condensed pro forma balance sheet and Note 10 to the Financial Statements included elsewhere in this Prospectus.

(b) Reflects additional interest costs related to the Government Financing and the issuance of the Senior Notes, after deducting amounts capitalized to the Company's network during the build-out period, as follows:

                                                                                                    PERIOD FROM
                                                                                                     INCEPTION
                                                                                    SIX-MONTH     (JUNE 12, 1995)
                                                                                  PERIOD ENDED        THROUGH
                                                                                  JUNE 30, 1996  DECEMBER 31, 1995
                                                                                  -------------  -----------------
    Government Financing........................................................   $ 7,172,352     $   7,061,105
      % Senior Discount Notes Due 2006..........................................     7,962,029         7,476,083
    Less: interest capitalized..................................................    (8,307,384)       (8,320,865)
    Less: interest related to retired debt......................................      (282,752)          (34,098)
                                                                                  -------------  -----------------
    Pro forma interest adjustment...............................................   $ 6,544,245     $   6,182,225
                                                                                  -------------  -----------------
                                                                                  -------------  -----------------

   A 0.25% change in the interest rate on the Senior Notes would change the Company's pro forma interest expense for the periods presented above by approximately $0.3 million, net of amounts capitalized to the Company's network during the build-out period. The Company's interest expense will increase significantly when the Company ceases capitalizing interest as the Company's network is placed in service.

(c) Reflects the amortization of deferred costs related to the Senior Notes.

(d) Reflects the accrual of the 5% annual dividend on the 5% Cumulative Convertible Preferred Stock.

(e) Pro forma net loss per share of Common Stock is computed based on the weighted average number of common stock and common stock equivalents outstanding during the periods, adjusted to give retroactive effect to the May Recapitalization as if these transactions had occurred at June 12, 1995. Pursuant to the requirements of the SEC, common stock and common stock equivalents issued by the Company at prices below the anticipated initial public offering price during the twelve months immediately preceding the filing of the Registration Statement (of which this Prospectus is a part) have been included in the calculation of the shares used in computing net loss per common share (for the periods prior to the completion of the Company's initial public offering), even if antidilutive, as if these shares were outstanding for such periods using the treasury stock method.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus. The statement of operations data set forth below for the period from inception (June 12, 1995) through December 31, 1995 and the balance sheet data as of December 31, 1995 have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, the Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants for the Company, as indicated in their report included elsewhere herein. The audit report includes an explanatory paragraph with respect to certain factors which raise substantial doubt about the Company's ability to continue as a going concern. The unaudited financial data as of and for the six-month period ended June 30, 1996 have been derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments, necessary for a fair statement of such data. Interim results are not necessarily indicative of the results to be expected for the entire year or for any other interim period.

                                                                                   PERIOD FROM        SIX-MONTH
                                                                               INCEPTION (JUNE 12,  PERIOD ENDED
                                                                                  1995) THROUGH     JUNE 30, 1996
                                                                                DECEMBER 31, 1995    (UNAUDITED)
                                                                               -------------------  -------------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...................................................................       $      --         $      --
  Operating expenses.........................................................             172               675
                                                                                        -----       -------------
  Operating loss.............................................................            (172)             (675)
  Interest expense...........................................................              34               283
                                                                                        -----       -------------
  Net loss...................................................................       $    (206)        $    (958)
                                                                                        -----       -------------
                                                                                        -----       -------------
  Pro forma net loss per share of Common Stock (unaudited) (a)...............       $                 $
  Pro forma number of shares used in computing pro forma net loss per share of Common Stock (unaudited) (a)................................
OTHER DATA:
  Deficiency of earnings to fixed charges (b)................................       $    (206)        $    (958)
                                                                                        -----       -------------

                                                                                                      AS OF
                                                                                                  JUNE 30, 1996
                                                                                                   (UNAUDITED)
                                                                                                  -------------
                                                                                                       (IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
  Working capital...............................................................................    $      14
  Investment in PCS licenses....................................................................        8,755
  Total assets..................................................................................       10,992
    % Senior Discount Notes Due 2006............................................................           --
  Government Financing (c)......................................................................           --
  Other debt....................................................................................        8,340
  5% Cumulative Convertible Preferred Stock.....................................................           --
  Series B Convertible Preferred Stock..........................................................           --
  Class B Common Stock (with put feature).......................................................          668
  Class C Common Stock..........................................................................          835
  Total stockholders' deficit...................................................................          (96)

------------------
(a) See Note 2 to the Financial Statements included elsewhere in this Prospectus for an explanation of the unaudited pro forma net loss per share of Common Stock and the unaudited pro forma number of shares used in computing pro forma net loss per share of Common Stock.
(b) For the purpose of calculating the ratio of earnings to fixed charges as prescribed by the rules and regulations of the SEC, earnings represent pre-tax earnings from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expense deemed to be interest, and amortization of deferred financing costs and debt discounts. For the periods presented, the Company had a deficiency of earnings to fixed charges.
(c) The Government Financing has been recorded at its estimated fair market value of approximately $108.2 million based on an estimated fair market
    borrowing rate of    %, as estimated by management. The actual obligation
    under the Government Financing is $157.6 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THE FACTORS DISCUSSED BELOW, AS WELL AS THE FACTORS DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company was formed to acquire PCS licenses in the FCC's C Block Auction. The Company bid for and has been granted FCC licenses to provide PCS service to the approximately 6.3 million POPs in its service area, including the Nashville, Memphis, Knoxville and Chattanooga metropolitan areas. The Company's service area covers approximately 98% of the population of the State of Tennessee and contiguous portions of six adjacent states. The Company is a party to a series of agreements with PrimeCo which establish certain branding, roaming and service relationships between the Company and PrimeCo. The Company, with assistance from PrimeCo, is currently completing the design of its PCS network. The Company anticipates launching service in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. See "Business--PrimeCo Relationship," and "-- Network Build-Out."

LIQUIDITY AND CAPITAL RESOURCES

PREVIOUS FINANCINGS

    Through September 30, 1996, the Company raised approximately $20.9 million through private sales of debt and equity securities in a series of transactions with various institutional and other accredited investors, as described below.

    FOUNDERS INVESTMENT. In connection with the formation of the Predecessors, in November 1995, the Company sold to various institutional and other accredited investors, including Mr. Anthony R. Chase, President and Chairman of the Board of the Company, approximately $2.0 million of equity securities. The Founders
Equity consists of       shares of Class A Common Stock and       shares of
Class B Common Stock. At such time, certain of these investors also loaned approximately $2.0 million to the Company. In addition, in connection with
Founders Investment, the Company issued a warrant exercisable for       shares
of Class B Common Stock at an exercise price of $    per share and made a cash
payment of $85,056 to a placement agent in consideration for arranging the Founders Investment. The Company used the proceeds of the Founders Investment to make certain down payments to the FCC in connection with the C Block Auction. Upon consummation of the Offerings, the holders of Class A Common Stock will assume the Founders Loan and contribute such loan to the equity of the Company. See "Related Party Transactions."

    PRIMECO INVESTMENT. In November 1995, PrimeCo loaned the Company $2.0 million to enable the Company to make certain downpayments to the FCC in connection with the C Block Auction. Pursuant to the PrimeCo Agreements, PrimeCo has agreed to convert approximately $1.9 million of the PrimeCo Loan,
immediately following the Offerings, into       shares of Series B Convertible
Preferred Stock, representing a 4.99% equity interest (on a fully-diluted basis) in the Company. The unconverted portion of the PrimeCo Loan (approximately $0.1 million) will be repaid in full out of the net proceeds of the Offerings.

    Concurrent with the PrimeCo Loan Conversion, PrimeCo will purchase shares of Series B Convertible Preferred Stock for $50,000, representing an additional 5.01% equity interest (on a fully-diluted basis) in the Company, thereby increasing its total equity interest to 10% on a fully-diluted basis. The shares of Series B Convertible Preferred Stock will be convertible, at PrimeCo's election, on a share-for-share basis into shares of Class B Common Stock, and, prior to conversion, will vote as a single class with the Class B Common Stock and Class C Common Stock on all matters on which holders of the Common Stock have the right to vote. See "Use of Proceeds" and "Related Party Transactions."

    1996 INVESTORS' INVESTMENT.  In May 1996, pursuant to the terms of the 1996
Purchase Agreement, the Company sold to the 1996 Investors       shares of Class
B Common Stock,       shares of Class C Common Stock and approximately $5.0
million principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $5.0 million. In addition, on September 23,
1996, the Company sold to the 1996 Investors       shares of Class B Common
Stock,       shares of Class C Common Stock and approximately $10.0 million aggregate principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $10.0 million for the purpose of making the final down payment to the FCC for its PCS licenses, thereby increasing the outstanding principal amount of 12% Senior Subordinated Notes to approximately $15.0 million. In connection with the placement of the 12% Senior Subordinated Notes, a note in the amount of $448,500 was issued as payment of a placement fee, which will be repaid in full out of the net proceeds of the Offerings. See "Use of Proceeds" and "Related Party Transactions."

    Upon consummation of the Offerings, the 1996 Investors have agreed to exchange the approximately $15.0 million principal amount of 12% Senior Subordinated Notes for Senior Notes having an initial accreted value of approximately $10.0 million and 5% Cumulative Convertible Preferred Stock having an aggregate liquidation preference of approximately $6.5 million.

    CAPITAL REQUIREMENTS

    In May 1996, the Company acquired the rights to its licenses through the FCC's C Block Auction, and on September 17, 1996, the Company was granted its licenses. The Company's successful bids, which totaled $175.1 million, represent an average price per 1990 POP of $29.49 (net of bidding credits). The Company fulfilled its obligation to the FCC to pay five percent ($8.8 million) of the purchase price when required as a down payment on the licenses through payments of $5.4 million on November 30, 1995 and $3.4 million on May 15, 1996. On September 23, 1996, an additional payment of five percent of the purchase price was made as required following the formal grant of the licenses to the Company. Under the C Block Auction rules, the Company is entitled to the Government Financing for the remaining portion of the purchase price ($157.6 million) for
the licenses over a ten-year term at an annual interest rate of    %
(representing the annual interest rate for ten-year U.S. Treasury obligations on the License Grant Date). Under the terms of the Government Financing, the Company is required to make installment payments of interest only (approximately
$    million per year, payable quarterly) for the first six years after the
License Grant Date, and installment payments of interest and principal
(approximately $         million per year, payable quarterly) over the remaining
four years of the license term.

    With assistance from PrimeCo, the Company has completed the initial design of its PCS network. The Company has begun the site selection process for its base stations and will commence base station site acquisition shortly. The
Company estimates that it will require $   million to fund its business plan
during the period from consummation of the Offerings through the end of       .
This amount includes funding for capital expenditures, interest payments, operating losses, working capital and other general corporate purposes. To the extent unexpected expenditures arise or the Company's estimates prove to be inaccurate, the Company may require additional financing before the end of
      . See "Risk Factors--Significant Capital Requirements; Status as a Going Concern."

    The Company expects to have available $   million to fund the Company's
business plan after giving effect to the Offerings and an additional $ million of Vendor Financing that the Company expects to obtain. The Company is currently negotiating with manufacturers of infrastructure equipment for such Vendor Financing, which is intended to fund a significant portion of the Company's required capital expenditures, including network design, site selection, equipment purchases, network construction and microwave relocation. See "Risk Factors--Construction and Operational Risks" and "--Dependence on Third Parties."

    The Company expects to incur significant operating losses and to generate significant negative cash flow from operating activities for the next several years while it develops and constructs its PCS network and builds a customer base. To the extent that the build-out of the Company's PCS network is accelerated, the costs are greater than anticipated or the Company is unable to obtain any portion of its estimated Vendor Financing, the Company would require
additional funding prior to the end of       to implement its business strategy.
In any event, the Company will require additional financing after       .

    The exact amount of the Company's future capital requirements will depend upon many factors, including the cost of development of its PCS network, development of new product and service offerings, the extent and timing of acceptance of the Company's services in the market, the Company's ability to manage its network and customer base, the progress of the Company's marketing and sales efforts, the Company's results of operations and the status of competitive product and service offerings. Further, although the Company has raised sufficient capital to meet the FCC down payment requirements and, together with the proceeds of the Offerings, to begin the build-out of its PCS network, the viability of its business strategy is dependent upon the Company's ability to finalize Vendor Financing. To the extent the Company is unable to obtain such financing on acceptable terms, the Company would require additional funding to implement its business strategy as described herein. The report of the Company's independent public accountants on the Company's financial statements as of and for the period from inception (June 12, 1995) through December 31, 1995 discusses the Company's financial condition and includes an explanatory paragraph with respect to certain factors which raise substantial doubt about the Company's ability to continue as a going concern. However, the Company believes that the net proceeds from the Offerings, together with the Vendor Financing, will be sufficient to fund its operations and obligations
through the end of       .

OPERATIONS

    ChaseTel is a development stage company, has not generated any revenues from operations, and has no other sources of income. The Company received a one-time reimbursement from PrimeCo of $175,000 for certain of its expenses incurred in conjunction with the PrimeCo Loan and the PrimeCo Agreements. For the period from inception (June 12, 1995) through December 31, 1995, and for the six-month period ended June 30, 1996, ChaseTel recorded a net loss of approximately $206,000 and $958,000, respectively.

    In connection with the Offerings, the Company will record a charge of approximately $2.3 million upon conversion of the 1996 Investor Loan. See "Pro Forma Financial Data." Additionally, the Company has agreed to issue stock options to purchase Class B Common Stock to certain employees at an exercise price which is intended to be 50% of the initial public offering price of the Class B Common Stock in the Stock Offering. The Company expects to record deferred compensation upon issuance of the stock options aggregating approximately $2.0 million based on the excess of the fair market value of the options at the date of issuance over the exercise price, which will be expensed over the five-year vesting period of the options.

    OPERATING EXPENSES. ChaseTel's development expenses of approximately $292,000 and $256,000 for the period from inception (June 12, 1995) through December 31, 1995 and for the six-month period ended June 30, 1996, respectively, represent costs incurred in pursuing PCS licenses in the C Block Auction, including bid costs, costs of market analysis and certain legal costs. Expenses incurred in the development and administration of the Company which are not related to the design or construction of specific identifiable assets have been charged to operations as incurred.

    For the period from inception (June 12, 1995) through December 31, 1995 and for the six-month period ended June 30, 1996, general and administrative expenses were approximately $53,000 and $394,000, respectively. General and administrative expenses include management fees paid for office facilities and administrative support, consulting fees and travel costs.

    DEPRECIATION AND AMORTIZATION. ChaseTel intends to capitalize all costs (including interest as applicable) associated with the design, construction and testing of its PCS network, as well as the cost to relocate microwave users currently operating in the Company's licensed areas. ChaseTel will not charge depreciation expense on the PCS network under construction until the commencement of digital services, as assets are placed in service. Prior to commencement of digital services, the Company will incur nominal depreciation charges related to computer and office equipment. For the period from inception (June 12, 1995) through December 31, 1995 and for the six-month period ended June 30, 1996, depreciation and amortization expense was approximately $3,000 and $26,000, respectively.

    INTEREST EXPENSE. Interest expense was approximately $34,000 and $283,000 for the period from inception (June 12, 1995) through December 31, 1995 and for the six-month period ended June 30, 1996, respectively, and represents interest accrued on the PrimeCo Loan, the Founders Loan and the 12% Senior Subordinated Notes.

    INCOME TAXES. Prior to the May Recapitalization, ChaseTel was a partnership and all taxable losses were deemed to be the losses of the individual partners. Accordingly, no income taxes are reflected in the Company's statements of operations for the periods prior to the May Recapitalization. Effective May 10, 1996, and in conjunction with the May Recapitalization, ChaseTel became a C corporation for U.S. federal income tax purposes; accordingly, the Company will be subject to federal and state income taxes. The Company does not anticipate generating taxable income for several years.

RECENT ACCOUNTING PRONOUNCEMENTS

NEW ACCOUNTING PRINCIPLES

    In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued which is effective beginning in 1996. This statement establishes a fair value based method of accounting for stock-based compensation plans. The Company will account for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has decided not to adopt this new standard in 1996 and alternatively will provide certain pro forma disclosures in the notes to the December 31, 1996 financial statements.

    In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate intangible or other assets, including PCS licenses, may be impaired, an evaluation of recoverability would be performed. Management's evaluation would include a number of factors, including the impact of regulatory issues, in determining potential impairment loss. If an evaluation was required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value was necessary. The Company believes all such assets are fully realizable as of December 31, 1995 and subsequent thereto.

                    THE WIRELESS TELECOMMUNICATIONS INDUSTRY

GROWING DEMAND FOR WIRELESS SERVICES

    Demand for wireless telecommunications has grown rapidly over the past decade and has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular technology services and are now entering the next generation of development with the evolution of PCS wireless communication technology. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offerings and enhanced features.

    The Company believes that the demand for wireless telecommunications will continue to grow dramatically and that PCS will capture a significant share of the wireless market. Currently, wireless telephony penetration in the United States is estimated to be 13% and, according to Kagan Associates, is expected to grow to 48% by 2006. As reported by the Cellular Telecommunications Industry Association ("CTIA"), the compound annual growth rate of cellular subscribers exceeded 45% from 1990 through 1995. Despite the rapid growth in the number of cellular subscribers, wireless minutes of use only represent approximately one percent of total telecommunications switched minutes of traffic, due in part to capacity constraints which discourage cellular operators from aggressively pricing their services.

INDUSTRY OVERVIEW

    GENERAL. Wireless communications networks use a variety of radio frequencies to transmit voice and data signals. Wireless communications technologies include one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, SMR networks and emerging PCS services. Each application operates on a distinct portion of radio frequency spectrum. Although the principal wireless voice application to date has been cellular telephony, PCS is expected to develop rapidly.

    CELLULAR. The cellular telephone industry commenced in 1983 when the FCC began granting two 20 MHz licenses per market throughout the United States. In 1986, the FCC granted an additional 5 MHz of spectrum per cellular license to provide a total of 25 MHz for each cellular operator. Today, there are two cellular operators in each market.

    PCS. In order to increase competition in wireless communications, promote improved quality and service, and make available the widest possible range of wireless services to U.S. consumers, Federal legislation was enacted in 1993 directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. The FCC established PCS service areas in the United States based upon Rand McNally & Co.'s market definition of 51 MTAs and 493 BTAs, which are the geographic territories for which PCS licenses have been or will be auctioned.

    PCS licenses differ from existing cellular licenses in three basic ways: location of the licensed frequencies on the radio spectrum, amount of spectrum allocated per license and geographic area licensed. PCS networks will operate at higher frequencies (140 MHz in the 1850-1990 MHz frequency band) compared to cellular frequencies (50 MHz in the 800-900 MHz frequency band). Also, PCS licenses will permit the use of spectrum blocks of 30 MHz (like those of the Company) or 10 MHz versus spectrum blocks of 25 MHz for cellular licenses. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs for A and B Block licenses and 493 BTAs for other PCS licenses, including C-Block licenses, as opposed to cellular's 306 metropolitan statistical areas and 428 rural service areas.

    In March 1995, the FCC completed the A and B Block PCS auction, resulting in the award of two 30 MHz licenses in each of the MTAs. In May 1996, the FCC completed the C Block Auction, resulting in the award of one license for 30 MHz of spectrum in each of the BTAs. In August 1996, the FCC commenced the auctions for the D, E and F Block 10 MHz BTA licenses. Although the F Block licenses are reserved for Entrepreneurs, the D and E Block licenses are not reserved for any specific class of applicants.

LIMITATIONS OF CELLULAR TECHNOLOGY

    Despite its widespread availability and growth to date, cellular services have several limitations, including inconsistent service quality, lack of privacy, limited capacity and, currently, the inability to transfer data without a modem. Most current cellular services transmit voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel accommodating one conversation. In contrast, digital networks, including PCS networks, convert voice or data signals into a stream of digits and typically use voice compression techniques to allow a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital protocols, allows PCS and other digital wireless technologies to offer greater call privacy and single number service, and more robust data transmission features.

    The Company believes many cellular operators are limited in their ability to lower airtime charges due to capacity constraints on their networks, and also that the current duopoly nature of the cellular industry provides for only limited competitive pressure on airtime charges. The Company believes that due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless telecommunications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications will be attracted to lower priced airtime service as they would realize substantial aggregate savings. The Company believes that PCS operators have the opportunity to capture a substantial market share due to technical and other advantages that they will have relative to incumbent cellular operators, including (i) greater flexibility to reduce per minute airtime usage charges, (ii) increased network capacity,
(iii) enhanced voice quality and (iv) the ability to include enhanced capabilities such as advanced calling features, data transmissions to and from portable computers, and short messaging and facsimile services without a modem.

THE PCS SOLUTION

    PCS operators plan to construct all-digital wireless telephony networks and will compete primarily with existing cellular telephone operators. PCS operators using digital technology will have several technical and capacity related advantages relative to analog cellular providers. The Company believes that the enhanced capacity of PCS networks will allow PCS operators to offer wireless telecommunications services at per minute airtime prices significantly below the per minute airtime prices currently being charged by cellular operators. As a result, PCS subscribers are expected to use more airtime minutes per month than cellular subscribers due to both lower effective airtime pricing and enhanced features. The Company believes that PCS operators will realize substantial revenue growth from broad penetration and greater levels of usage.

INDUSTRY OUTLOOK

    Industry sources expect the wireless telecommunications market in general and the PCS market in particular to grow at a rapid rate in the United States. Kagan Associates forecasts wireless telephony penetration at approximately 48% by 2006. Wireless telecommunication technology developments are expected to evolve and continue to drive mass consumer growth as users demand more sophisticated services and products. The Company believes that wireless telecommunications penetration rates will increase as prices fall and greater emphasis is placed on the development and use of mass retail distribution channels.

    PCS was introduced in the United States in the Washington, D.C. MTA in late 1995. Despite the PCS network having a much smaller geographic coverage area than existing cellular competitors and no current roaming capability, approximately 90,000 customers subscribed for PCS services in the first seven months of commercial availability. The Company believes that the experience in international markets where PCS has already been introduced provides additional support for the potential growth of PCS in the United States. For example, in approximately 30 months, the two PCS operators in the United Kingdom have gained over 900,000 subscribers, representing approximately 16% of the market share of the total wireless market. In Japan, approximately 600,000 new PCS subscriptions were activated during the first year of operations.

                                    BUSINESS

GENERAL

    ChaseTel intends to become a leading provider of broadband PCS in the State of Tennessee and surrounding areas. The Company bid for and has been granted FCC licenses to provide PCS service to the approximately 6.3 million POPs in its service area, including the Nashville, Memphis, Knoxville and Chattanooga metropolitan areas. The Company's service area covers approximately 98% of the population of the State of Tennessee, and contiguous portions of six adjacent states. The Company's PCS licenses cover contiguous markets in an area that the Company believes has attractive demographic characteristics, including strong population and household growth, high population density, favorable commuting patterns and a favorable business environment.

    The Company is a party to a series of agreements with PrimeCo, a partnership indirectly owned by AirTouch, U S WEST, Bell Atlantic and NYNEX, which establish certain branding, purchasing, roaming and service relationships between the Company and PrimeCo. PrimeCo owns PCS licenses in markets covering approximately 57 million POPs (including Chicago, Dallas and Tampa). PrimeCo has announced that it is in the final stages of testing its CDMA-technology based PCS network and expects to launch service in certain of its markets by the end of 1996.

    The Company, with assistance from PrimeCo, is currently completing the design of its PCS network. The Company anticipates launching service in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. The Company plans to construct networks for its licensed areas using the same CDMA digital technology selected by PrimeCo for its network.

    Under the PrimeCo Agreements, the Company intends to (i) market its services using PrimeCo's brand names; (ii) participate in national account and national distribution programs that may be initiated by PrimeCo; (iii) to the extent permitted under applicable vendor contracts, purchase equipment from PrimeCo's vendors on the same pricing terms as PrimeCo has negotiated with such vendors;
(iv) call upon PrimeCo for any or all of a variety of management services during the initial planning and construction of the Company's PCS network; and (v) establish a roaming relationship with PrimeCo. The Company believes that the PrimeCo Agreements will allow the Company to benefit from the brand names, national account and distribution programs, equipment purchasing relationships, operating experience and economies of scale of PrimeCo. See "--PrimeCo Relationship."

    In May 1996, the Company acquired the rights to its licenses through the FCC's C Block Auction, and on September 17, 1996, the Company was granted its licenses. The C Block Auction was reserved exclusively for qualified entrepreneurs and provided additional benefits to entrepreneurial small businesses such as ChaseTel. The Company's successful bids, which totaled $175.1 million, represent an average price per 1990 POP of $29.49 (net of bidding credits), which is 26% below the average net price per 1990 POP paid by successful bidders in the C Block Auction. Under the C Block Auction rules, the Company is entitled to Government Financing for 90% of the net purchase price
for its licenses over a ten-year term at an annual interest rate of   %
(representing the annual interest rate for ten-year U.S. Treasury obligations on the License Grant Date). The favorable terms of the Government Financing significantly reduce the effective cost of the licenses to the Company on a net present value basis.

STRATEGY

    The Company was formed in 1995 to capitalize upon the opportunity provided by the C Block Auction process to enter the rapidly-growing market for wireless telecommunications services. Since the introduction of cellular telecommunications services in 1983, the number of domestic cellular telephone subscribers, both analog and digital, has grown to an estimated 33.8 million as of December 31, 1995, which represents U.S. penetration of approximately 13%. Industry analysts forecast that U.S. penetration rates for mobile wireless telephony services will reach approximately 48% by 2006. The Company's strategy is to become a leading provider of high-quality digital wireless services in its markets. This strategy includes the following elements:

        LEVERAGE RELATIONSHIP WITH PRIMECO. The Company will utilize the relationships established under the PrimeCo Agreements to obtain the benefits of PrimeCo's network build-out experience and marketing efforts, while retaining its local perspective and the ability to respond rapidly to changing customer needs. The Company has engaged PrimeCo to assist in the initial design and construction of the Company's PCS network. In addition, the Company believes that its contractual relationship with PrimeCo will enable it to benefit from PrimeCo's brand names and marketing and distribution efforts, reduce the time, cost and risk of its system build-out, enhance market penetration and compete more effectively with both existing cellular carriers and future PCS service providers in its service area.

        LEVERAGE EXTENSIVE TENNESSEE REACH. The Company's wireless footprint covers approximately 98% of the population of the State of Tennessee. The Company believes that it will have an advantage over its competitors with less extensive and/or non-contiguous coverage by maximizing local appeal through the implementation of a uniform, "homegrown" marketing strategy across the entire state and offering Tennessee-wide PCS services using 100% of its own network facilities. Therefore, the Company will be able to complete almost any call within the state as a local call, without using a third-party long distance carrier.

        LEVERAGE ECONOMIC BENEFITS OF CONTIGUOUS MARKETS. ChaseTel holds licenses in 11 contiguous BTAs covering approximately 6.3 million POPs. The Company expects that its infrastructure costs will be lower as a result of the economic benefits of operating in a contiguous cluster of markets.

        OFFER CUSTOMERS A HIGHER QUALITY, LOWER COST ALTERNATIVE TO CELLULAR TELECOMMUNICATIONS; EXPAND SERVICE OFFERINGS. The Company believes that the distinctive quality advantages of its CDMA system, combined with attractive pricing plans, will enable it not only to expand the total market for wireless telephony services, but also to capture significant market share from the existing analog cellular carriers in its markets. Industry sources indicate that the high cost and poor quality of analog cellular are principal factors responsible for the 25% to 30% of cellular customers who each year cancel their cellular service or change their cellular carriers. The Company also intends to build upon traditional wireless voice telephony by taking advantage of the increasing demand to access data from any location, including e-mail and internet services. The Company expects to eventually provide other advanced data services such as wireless telemetry, short messaging capability, voice messaging and two-way data applications.

        TARGET MASS MARKET CUSTOMERS CURRENTLY NOT USING CELLULAR. The Company plans to focus its marketing efforts on the estimated 85% of the population that has chosen not to subscribe to cellular services because of the high cost, low quality service and confusing pricing plans. ChaseTel expects to make the purchasing decision less of a risk for new buyers by providing simple, easy-to-understand products, with predictable bills and no long-term customer contracts. ChaseTel believes that this factor, combined with providing a greater variety of services at lower prices than existing cellular companies offer, will create significant new demand for wireless services.

PRIMECO RELATIONSHIP

    In November 1995, PrimeCo loaned the Company $2.0 million to enable the Company to make certain downpayments to the FCC in connection with the C Block Auction. Pursuant to the PrimeCo Agreements, PrimeCo has agreed to convert approximately $1.9 million of the PrimeCo Loan, immediately following the
Offerings, into       shares of Series B Convertible Preferred Stock,
representing a 4.99% equity interest (on a fully-diluted basis) in the Company.
In addition, at such time, PrimeCo will purchase       shares of Series B
Convertible Preferred Stock for $50,000, representing an additional 5.01% equity interest (on a fully-diluted basis) in the Company, thereby increasing its total equity interest to 10% on a fully-diluted basis.

    PRIMECO AFFILIATION AGREEMENT. The PrimeCo Affiliation Agreement is designed in part to ensure that the Company's PCS network is technically compatible with PrimeCo's network. Under the PrimeCo Affiliation Agreement, the Company expects to derive the following advantages:

        BRAND NAMES. Under the PrimeCo Affiliation Agreement, PrimeCo will make available to ChaseTel the brand name or names that PrimeCo uses to market its own PCS services, which the Company expects will include the PrimeCo brand name and may also include the PowerBand-SM- and/or TalkAlong-SM- brand names owned by AirTouch and Bell Atlantic, respectively (both of which are affiliates of PrimeCo). Through the use of these brand names, the Company expects to participate in and benefit from PrimeCo's promotional and marketing efforts.

        NETWORK BUILD-OUT. The Company has engaged PrimeCo during the initial planning and construction of its network to perform certain limited services in connection with network planning, RF design engineering, network design, site acquisition and preparation, microwave relocation and human resources. ChaseTel expects to benefit from the experience that PrimeCo gains in building its own network.

        NATIONAL ACCOUNTS AND NATIONAL DISTRIBUTION. The Company will be a participant (as a wholesaler of services) in national account programs that may be established by PrimeCo. The Company expects that its relationship with PrimeCo will increase traffic on its network from accounts that purchase telecommunications services on a centralized basis, such as large corporations and government entities. Similarly, the Company may be included in any program that PrimeCo establishes to pursue distribution agreements with national distribution outlets, such as mass merchandising retail distribution channels for handsets and PCS services.

        EQUIPMENT PURCHASING. Under the PrimeCo Agreements, the Company may have access, to the extent it satisfies criteria specified by individual vendors, to certain network and switching equipment on the same pricing terms as PrimeCo has negotiated with its vendors.

        ROAMING AGREEMENTS. Consistent with the FCC's roaming requirements, the PrimeCo Agreements contemplate the Company entering into mutual roaming arrangements with PrimeCo and with other PCS licensees who enter into affiliation agreements with PrimeCo. The Company also expects to be entitled to the benefits of any other roaming arrangements made by PrimeCo with operators of other cellular or PCS networks, which may include the cellular and PCS networks of AirTouch, U S WEST, Bell Atlantic and NYNEX.

        ADDITIONAL SERVICES. The Company has the right to purchase a number of additional business services from PrimeCo during the initial planning and construction of its network, including network operations and maintenance, the performance of billing and customer service functions. In addition, under the PrimeCo Management Agreement, the Company has the right to request PrimeCo to perform any number of additional services for the Company. See "Risk Factors--Limited PrimeCo Commitment; Limitations on Scope of Relationship."

    The Company is required to pay to PrimeCo its allocable share of all costs incurred by PrimeCo in the provision of services under the PrimeCo Affiliation Agreement, including expenses related to national advertising campaigns (capped at $.50 per Company POP per year, subject to certain adjustments for inflation) and research and development related to maintenance of standards (capped at $.10 per Company POP per year, subject to certain adjustments for inflation). Fees for these services accrue but are not payable until seven months after the
Company begins selling its services. In addition, beginning on       , 1996,
ChaseTel must pay PrimeCo an annual fee equal to 1.0% of the Company's gross revenues for the first four years thereafter, an annual fee equal to 2.5% of the Company's gross revenues for the next five years, and an annual fee equal to 4.0% of the Company's gross revenues for each year thereafter.

In addition, the Company must pay PrimeCo a fixed fee in the amount of $667,000 on the first, second and third anniversaries of the date of the PrimeCo Affiliation Agreement. (Payment of this fee will be accelerated upon any termination of the PrimeCo Affiliation Agreement.)

    The PrimeCo Affiliation Agreement has an initial term of ten years, after which it is renewable for additional one-year periods unless either party elects not to renew it. Under the PrimeCo Affiliation Agreement, the Company has agreed to meet certain performance standards determined by PrimeCo relating to the service it provides. If the PrimeCo Affiliation Agreement is not renewed upon expiration or if the Company fails to meet the applicable performance standards, and therefore were no longer permitted to use PrimeCo's trade and service marks, the Company's ability to attract new subscribers and retain existing subscribers could be materially impaired. In addition, the PrimeCo Affiliation Agreement is terminable by PrimeCo, in its entirety, if Mr. Chase ceases to control a majority of the Class A Common Stock, and with respect to a specific ChaseTel BTA, if the Company loses its FCC license for such BTA. Any such termination is likely to have a material adverse effect on the Company.

    PrimeCo is a limited partnership wholly owned by Bell Atlantic, NYNEX, AirTouch and US West. Bell Atlantic and NYNEX own their interest in PrimeCo through PCSCO and AirTouch and US West own their interest through PCSN. Under PrimeCo's Agreement of Limited Partnership, either PCSCO or PCSN may cause PrimeCo to be dissolved in October 2001 and any assets owned by PrimeCo (including its ownership interest in the Company and rights and obligations under the PrimeCo Agreements) to be allocated between them according to specified criteria. Any dissolution of PrimeCo prior to the expiration of the term of the PrimeCo Agreements could have a material adverse effect on the ability of the Company to derive the benefits that it anticipates from the PrimeCo relationship.

    PRIMECO MANAGEMENT AGREEMENT. Under the PrimeCo Management Agreement, the Company has the right to call upon PrimeCo at the Company's discretion to provide a variety of services during the initial planning and construction of the Company's network. The Company believes that access to these services will enable it to benefit from the network buildout experience of PrimeCo. These services include advice and assistance regarding: (i) marketing strategy, market planning, roaming agreements, market development and product development; (ii) customer service, credit processing and billing; (iii) network planning, RF design engineering, network design, site acquisition and preparation, microwave relocation, research and development and other technical support; (iv) customer care and administrative systems; and (v) project planning, facility planning, payroll administration, accounting, staffing and management training. Under the PrimeCo Management Agreement, PrimeCo is not required to dedicate more than a specific amount of "person-days" for any particular task. PrimeCo is required to provide 30 person-days with respect to marketing and sales work; 30 person-days with respect to customer operations; 180 person-days with respect to technical support; 30 person-days with respect to information technology; 30 person-days with respect to program management; 30 person-days with respect to human resources and administration; and 30 person-days with respect to finance and accounting.

    To date, the Company has enlisted PrimeCo's services in connection with network planning, RF design engineering, network design, site acquisition and preparation, microwave clearing, human resources and finance. The Company has not decided which other, if any, of the services available within PrimeCo's overall 360 person-day commitment under the PrimeCo Management Agreement it will utilize.

    Pursuant to the Company's investment agreement with PrimeCo (the "PrimeCo Investment Agreement"), at such time as the Company's PCS network has been constructed such that it covers 60% of the POPs in its licensed areas, PrimeCo will be entitled to receive additional shares of Series B Convertible Preferred Stock representing a 1% equity interest (on a fully-diluted basis) in the Company. As an added incentive for PrimeCo to aid the Company in completing its system build-out expeditiously, if such coverage is achieved not later than sixteen months from the closing date of the Offerings, PrimeCo will be entitled to receive additional shares of Series B Convertible Preferred Stock representing a 2% equity interest (on a fully-diluted basis) in the Company.

    For the services that the Company is entitled to receive under the PrimeCo Management Agreement, the Company must pay PrimeCo its cost for providing such services, except that PrimeCo is entitled to charge the Company for (i) 135% of the allocable salaries of persons employed by PrimeCo who directly provide services to the Company and are based at the Company's business premises and
(ii) 175% of the allocable salaries of other persons employed by PrimeCo who directly provide services to the Company and who are based at PrimeCo's business premises. Fees for these initial services (other than those incurred prior to consummation of the Offerings) accrue but are not payable until seven months after the Company begins selling its services.

    The PrimeCo Management Agreement is scheduled to terminate on       , 2000,
after which it will be renewable for additional one-year periods unless PrimeCo gives at least 90 days' written notice prior to such date that it does not intend to continue to provide services thereunder. No assurance can be given that PrimeCo will not terminate the PrimeCo Management Agreement as scheduled, and any election by PrimeCo to do so may have a material adverse effect upon the Company's financial condition and results of operations. In addition, the PrimeCo Management Agreement is terminable by either party if the PrimeCo Affiliation Agreement is terminated. See "Risk Factors--Construction and Operational Risks" and "--Limited PrimeCo Commitment; Limitations on Scope of Relationship."

    Although PrimeCo is obligated under the PrimeCo Agreements to provide certain services to the Company, PrimeCo's obligations under such agreements are limited. In addition, PrimeCo's aggregate liability in connection with the PrimeCo Management Agreement is limited to the value of the Series B Convertible Preferred Stock issued to it, and PrimeCo may satisfy any such liability by surrendering to the Company shares of Series B Convertible Preferred Stock having a value equal to such liability. See "Risk Factors--Limited PrimeCo Commitment; Limitations on Scope of Relationship."

THE COMPANY'S PCS MARKETS

    ChaseTel holds licenses in 11 BTAs to provide PCS services covering approximately 98% of the population of the State of Tennessee and contiguous sections of the States of Arkansas, Alabama, Georgia, Kentucky, Mississippi and Virginia. The Company purchased PCS licenses covering the Tennessee and surrounding markets as it believes that they exhibit attractive demographic characteristics, including strong population and household growth, high population density, favorable commuting patterns and a favorable business environment. The Company's primary markets include the Nashville, Memphis, Knoxville and Chattanooga BTAs, which, in the aggregate, account for approximately 4.6 million of the Company's approximately 6.3 million total POPs. The table below sets forth certain information regarding the Company's markets.

                                                                                            ESTIMATED       LICENSE
                                                                              NET          GROWTH RATE     COST PER
CHASETEL'S PCS MARKETS (BTAS):                                              POPS(A)      (1990-1995)(A)    1990 POP
----------------------------------------------------------------------  ---------------  ---------------  -----------
                                                                        (IN THOUSANDS)
Nashville, TN.........................................................         1,572             1.9%      $   42.07
Memphis, TN...........................................................         1,474             1.1%          37.48
Knoxville, TN.........................................................         1,022             1.5%          25.17
Chattanooga, TN.......................................................           536             1.0%          31.24
Kingsport, TN.........................................................           675             0.7%          13.05
Jackson, TN...........................................................           265             0.8%          11.30
Clarksville, TN.......................................................           241             1.8%          18.99
Florence, AL..........................................................           181             0.9%          17.32
Middlesboro, KY.......................................................           121             0.0%          13.90
Cookesville, TN.......................................................           125             1.2%          11.07
Dyersburg, TN.........................................................           115             0.2%          10.86
                                                                               -----           ------     -----------
Total/Average.........................................................         6,327             1.3%      $   29.49
                                                                               -----           ------     -----------
                                                                               -----
National Total/Average................................................                          0.94%      $   40.00
                                                                                               ------     -----------
                                                                                               ------     -----------

--------------

(a) Source: Kagan Associates

    The State of Tennessee, stretching 450 miles from the Mississippi River to the Appalachian Mountains, is situated in the heart of the rapidly growing Southeast. With a diversified economic base including manufacturing, services, retail and wholesale trade, transportation, finance and agriculture, Tennessee is home to several major corporations, such as Eastman Chemical Company, Federal Express Corporation, Harrah's Entertainment, Inc. and Service Merchandise Company, Inc. In particular, Tennessee has over 250 technology-based companies in the area around Knoxville alone, as well as two major auto manufacturing plants. Tennessee has assumed a leading role in the United States in terms of the quality of the education initiatives it has developed, hosting a large college-age population in over 130 colleges, universities and other institutions of higher education. In addition, Tennessee has a well-developed transportation network, which links the state with several major interstate highways, interstate waterways, major rail networks and airports.

    Tennessee has experienced strong population growth over the period from 1990 to 1995. Based on estimates by Kagan Associates, the population of the Company's markets, which cover 98% of the population of the State of Tennessee, has grown at approximately 1.3% over this period of time, as opposed to the U.S. average of 0.9%. In addition, Tennessee's median household income grew at the second highest rate in the United States between 1992 and 1994. Tennessee continues to attract people and businesses due to its favorable tax structure of low state excise and franchise taxes, no personal income tax on earned income and no state property tax. The state's climate of expansion is underscored by its successful bid for the National Football League's Oilers franchise, scheduled to arrive in 1998.

    Of the state's four major metropolitan areas, Nashville, the state capital and one of the country's most populous cities, was also among the fastest growing cities over the 1980s. Memphis is its largest city and a major port. Knoxville, which houses the main campus of the University of Tennessee, is the center of Tennessee's Resource Valley, a region offering significant commercial opportunities in several areas of science and technology, including nuclear physics and biomedical technologies. Chattanooga lies at the strategic juncture of three states and recently was recognized as one of the most livable cities in North America.

PRODUCTS AND SERVICES

    The Company intends to provide affordable, reliable, high-quality mobile telecommunications service. The Company's PCS service will initially compete directly with existing cellular telephone, paging and specialized mobile radio services, as well as the A and B Block PCS operators licensed within its service areas. PCS networks, including the Company's, are expected to include several features which include the following:

    - BENEFITS OF CDMA TECHNOLOGY. CDMA technology will provide the Company and its customers with certain advantages over competitors utilizing GSM and TDMA PCS and cellular based systems, including higher quality voice service, enhanced battery performance and secure communications. See "--CDMA Digital Technology."

    - SINGLE NUMBER SERVICE. This service will transfer all incoming calls between primary landline and wireless locations automatically. When a subscriber's handset is activated, the network will route all incoming calls to the subscriber's wireless number. When the handset is deactivated, all calls will be directed to the subscriber's primary landline location. This advanced intelligent network (AIN) service application makes it easier for the subscriber to receive all his or her calls and text messages through a single telephone number, enhancing the "anytime, anywhere" functionality of wireless telecommunications.

    - SOPHISTICATED CALL MANAGEMENT. This increased reachability will be managed through a set of advanced features such as selective call screening, rejection, routing and forwarding screening, caller I.D., message waiting and call hold.

    - SUPPORT FOR WIRELESS DATA EXCHANGE. The Company believes that, as data transmission technologies develop, a number of potential uses for such services will emerge, including short message service, "mobile office" applications (e.g., facsimile, electronic mail and connecting notebook computers and PDAs with the internet and other computer/data networks), access to stock quote services, transmission of text such as maps and manuals, transmission of photographs, connections of wireless point-of-sale terminals to host computers, monitoring of alarm systems, automation of meter reading and monitoring of status and inventory levels of vending machines.

    The Company believes that the ability to provide these advanced services through an all digital mobile network will improve their reliability and significantly improve customer satisfaction, thereby contributing to the acceleration of growth in the wireless telecommunications market. The Company believes that PCS providers will in general be the first to offer mass market all-digital mobile networks. In addition, PCS providers may be the first to be able to offer mass market wireless local loop applications, in competition with switched and direct access local telecommunications services.

    The Company also will provide, at a minimum, those roaming services required by the FCC, and will provide roaming capabilities, through agreements with other PCS and cellular CDMA operators, including PrimeCo. Industry sources estimate that in excess of 90% of total U.S. licensed POPs will be covered by PCS operators using the same CDMA standard selected by the Company, making nationwide PCS roaming technically feasible with a single mode PCS handset. Pending full nationwide build-out of CDMA PCS systems, the Company expects that substantially nationwide roaming will be made possible through dual mode (CDMA PCS/cellular) handsets, which are expected to be available in commercial quantities beginning in 1997.

    The Company intends to offer a variety of wireless telecommunications services, ranging from premium mobility services to wireline replacement services that will serve as the customer's primary mode of communication. As the market for wireless telecommunications services continues to develop, the Company expects to offer advanced wireless applications such as mobile data services, wireless private branch exchange applications, wireless local loop services and other individually customized wireless products and services.

MARKETING STRATEGY

    The Company intends to adopt a two-pronged marketing approach that both leverages the multi-region presence and brand names used by PrimeCo and also builds on ChaseTel's Tennessee focus and its ability, as a small, entrepreneurial company, to respond quickly and creatively to changing customer needs. In all its marketing efforts, the Company intends to emphasize the improved quality, enhanced features and favorable pricing of its PCS system. Its marketing strategy will be designed to increase overall wireless communications penetration with an emphasis on mass marketing concepts designed to appeal to a broader demographic base.

    The Company anticipates that substantial marketing benefits will result from its relationship with PrimeCo. ChaseTel intends to participate in PrimeCo's national advertising and promotion of its brand names, which will support handset sale and subscriptions through a variety of distribution channels such as department stores, discount retailing chains, consumer electronics stores and catalog operations.

    In addition, the Company expects to gain additional traffic for its network by supplying both local and roaming service to PrimeCo accounts, including larger corporations and government agencies that purchase telecommunications services nationally on a centralized basis, and to which ChaseTel would not otherwise have access except through an affiliation with a larger service provider. The Company believes that users at these large subscriber accounts would benefit from the integrated mobile telephone, short messaging and wireless data transmission capabilities of PCS and the mutual roaming arrangements completed by the PrimeCo Agreements, that PrimeCo and the Company are expected to offer in the future.

    The Company also expects to benefit in its marketing efforts from its intense focus on the Tennessee market. From its Nashville headquarters, the Company's operational executives will be close to the customer and better able to build ties with the local community. ChaseTel's marketing efforts will emphasize its Tennessee identification, in recognition of what it perceives to be a considerable degree of local and regional pride. Not only will the Company, unlike its national competitors, have a complete focus on build-out, service and customer care in the State of Tennessee, the Company believes that it will be more able to develop innovative pricing, credit and marketing plans designed to serve particular customer segments, such as the large college student population enrolled in Tennessee's many institutions of higher learning.

    In addition to its basic and enhanced wireless service packages, the Company may bundle its wireless services with other telecommunications services, including long distance services, through strategic alliances and resale agreements. The Company may also seek to provide bundled service options in partnership with local businesses and affinity marketing groups. Examples include bundling wireless service with local telephone or utility services, banking services, cable television, internet access or alarm monitoring services, or with local information services (permitting the customer to access information such as account status, weather and traffic reports, stock quote and sports scores as text messages from any location).

    In addition to traditional distribution channels, such as local retailers and resellers, the Company will consider marketing its PCS products and services through nontraditional distribution channels, including self-service kiosks in shopping mall promenades, direct mail and telemarketing. Marketing tools under consideration by the Company include customer referral programs that reward existing customer for referrals, marketing through a ChaseTel Internet home page, home shopping and other media-based alternatives, as well as targeted mailings to high-income, potentially high-usage, consumers.

    Over time, wireless telecommunications service and PCS will compete more directly with traditional landline telephone service providers. As prices decline for PCS and cellular service and as the Company is able to provide a broader array of bundled services, the advantages of mobility together with customized combinations of PCS and cellular services will make PCS and other wireless services increasingly attractive for telephonic communications and is expected to result in penetration into the landline telephone market by PCS and cellular operators. The FCC recently decided to allow CMRS providers to use their spectrum to offer fixed (non-mobile) service on a primary basis with mobile service and the Company expects that the PCS and cellular services offered by operators will initially serve to enhance traditional landline telephone services and will eventually be capable of replacing some traditional landline telephone services.

CDMA DIGITAL TECHNOLOGY

    The Company has selected the digital signaling protocol known as Code Division Multiple Access, or CDMA, which the Company expects, based on announcements by other PCS licensees (including PrimeCo), will be the most widely used in the U.S. PCS industry. CDMA has been widely adopted by both cellular and PCS providers both domestically and internationally. In the U.S., AirTouch (an affiliate of PrimeCo) has commenced commercial CDMA service in the Los Angeles market, and Bell Atlantic (also an affiliate of PrimeCo) has launched commercial CDMA service in Trenton, New Jersey. Most of the other leading cellular service providers, including ALLTEL Mobile Communications, Inc., Ameritech Cellular Communications, Inc. ("Ameritech"), Comcast Cellular Corp., GTE, 360 DEG. Communications Company and U S WEST, have announced plans for commercial deployment of CDMA networks in their markets. In addition, Sprint Spectrum, GTE and Ameritech have announced plans for build-out and operation of CDMA system in their PCS markets. The Company believes that CDMA provides important system performance benefits.

    VOICE QUALITY. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference. Using the 13 kbps vocoder, CDMA systems achieve voice quality that is comparable to the typical wireline telephone. This CDMA vocoder technology also employs adaptive equalization which filters out annoying background noise more effectively than existing wireline or analog cellular phones.

    GREATER CAPACITY. CDMA technology allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell, rather than using only one-seventh of the available spectrum in each cell which is typically the case with analog, TDMA and GSM systems. CDMA systems are expected to provide capacity gains of up to six times over the current analog system, while TDMA and GSM systems are expected to increase capacity by only two to three times.

    CDMA technology is designed to provide flexible or "soft" capacity which will permit a system operator to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, the system operator will be able to allow a small degradation in voice quality to provide a temporary increase in capacity. This is expected to reduce blocked calls and increase the probability of a successful cell-to-cell hand-off.

    SOFT HAND-OFF. CDMA systems transfer calls throughout the network using a technique referred to as a soft handoff, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site before connecting it with a new one.

    ADVANCED SERVICES AND FEATURES. CDMA will permit the Company to offer its resellers advanced features such as simultaneous voice and data transmission and ultimately high-speed wireless applications such as video, multimedia and ISDN-rate data services.

    PRIVACY AND SECURITY. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which will further enhance overall network security.

    SIMPLIFIED FREQUENCY PLANNING. Frequency planning is the process by which wireless service providers analyze and test alternative patterns of frequency use within their systems to minimize interference and maximize capacity. Currently, cellular service providers spend considerable cost and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

NETWORK BUILD-OUT

    The Company intends to build a high quality digital wireless telecommunications network to serve its licensed areas and, with the assistance of PrimeCo, is currently completing the design of its network. The Company has begun the site selection process for its base stations and will commence base station site acquisition shortly. The Company's current schedule contemplates completion of build-out activities in time to launch digital services in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. Within nine months following its initial service launch, the Company expects to be in a position to provide service to the remaining major metropolitan areas, Knoxville and Chattanooga, as well as to the Tri-Cities area and the rest of eastern Tennessee targeted for coverage. Additional build-out activities will expand coverage throughout and beyond these areas, introducing coverage into more rural areas and linking the Company's major markets together.

ChaseTel expects to supply service to 80% of its licensed POPs by the middle of 1999, which will give it an active footprint comparable to the current coverage of its cellular competitors. The Company has enlisted PrimeCo's services in connection with network planning, RF design engineering, network design, site acquisition and preparation, microwave relocation and human resources. ChaseTel expects to benefit from the experience that PrimeCo gains in building its own network (which is expected to commence service in certain markets by the end of 1996).

    In addition, the Company expects to minimize overhead costs by outsourcing certain operating activities to vendors that have existing personnel and proven experience, thus allowing the Company to avoid the buildup of permanent staff for launch-specific tasks. The Company will outsource to vendors major elements of network design, site selection, network construction, microwave relocation and network development. The Company will also consider outsourcing other non-launch-specific tasks such as credit checking, bill generation and collection when the Company deems it advisable to do so.

    The Company will devote the majority of its implementation efforts to engineering design and construction of its radio and transmission network. The Company expects to continue to work with PrimeCo on the initial phases of its system design, site acquisition, microwave relocation and network construction, and thereby avail itself of the expertise that PrimeCo has obtained and is continuing to obtain in the course of the build-out of its own PCS systems. Eventually, the Company expects to build its own engineering design capabilities to undertake ongoing network design and optimization.

    One of the Company's objectives is to reduce the risk of delays during the building schedule, while maintaining the integrity of the system design. In particular, during the implementation, the Company intends to locate sites for its towers and base stations where zoning approvals and other necessary permits are likely to be obtained easily. The use of existing towers and other facilities occupied by other telecommunications service providers and utility companies is expected to facilitate the build-out process for the Company. The Company also plans to pursue access to multiple sites concurrently to provide contingencies in case of permit denials and to use, where possible, pre-fabricated buildings with equipment pre-installed, or outdoor equipment cabinets (which could eliminate the need for equipment buildings in some instances). Siting on government property may be facilitated by the 1996 Act, which required the prescription of procedures by which Federal departments and agencies may make Federal property, rights-of-way and easements available on a fair, reasonable, and non-discriminatory basis for the placement of spectrum-based services. In addition, the 1996 Act requires the FCC to provide states with technical support to encourage them to make state property, rights-of-way and easements available for such purposes. The 1996 Act further mandates that state and local governments may not deny requests for facilities siting, construction or modification based on the environmental effects of RF emissions, so long as the facilities comply with the FCC's emissions standards.

    For a period of up to five years after the grant of a PCS license, a PCS licensee may be required to accommodate existing licensees that operate certain fixed microwave systems within its license area. The Company believes, based upon its preliminary surveys of its service territory, that there are approximately 75 microwave transmission facilities within the Company's licensed areas whose relocation may be required. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to relocate many of these microwave licensees to other spectrum blocks and, due to the preliminary nature of the Company's survey, the relocation of additional stations may be required. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to provide for the bilateral negotiation of the plan for relocating such microwave operators to other spectrum blocks. Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to an alternate, readily available spectrum including possible "premium" costs for early relocation to an alternate spectrum. Some of these costs may be shared among those PCS licensees who benefit from the relocation in accordance with the FCC's mandatory cost-sharing formula. This transition plan allows most existing microwave users operating in the Company's spectrum to continue to operate in the PCS-assigned spectrum as a co-primary licensee for a two-year voluntary negotiation period (which began in May 1996) and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years while the mandatory negotiation period is two years. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. While a PCS licensee has no obligation to pay for premiums during an involuntary negotiation, and has limited obligations to compensate existing users in the case of an involuntary relocation, there can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees for relocation or that any such agreements will be on terms favorable to the Company. Any delay in the relocation of microwave transmission facilities to other spectrum blocks may adversely affect the Company's ability to commence timely commercial operation of its PCS networks. Furthermore, depending on the terms of such agreements, if any, the Company's ability to operate its PCS networks profitably may be adversely affected. The Company cannot accurately estimate the degree to which it may be required to relocate microwave links operated by microwave licensees or anticipate the cost to design its radio wave network, identify microwave incumbents and relocate incumbents. See "Risk Factors--Relocation of Fixed Microwave Licensees."

    The FCC has adopted a cost-sharing plan to allocate the costs of an existing microwave's user's relocations among those PCS licensees who benefit from the relocation. Under the plan, a PCS licensee would not be required to contribute to the relocation costs of a particular microwave link unless one end of that link was in the licensee's authorized geographic area and authorizing frequencies. The Company cannot predict how such a plan would affect the Company's cost of relocating microwave links.

COMPETITION

    The success of the Company's digital wireless service will depend upon its ability to compete with other wireless communications services with respect to features such as data and voice transmission, call waiting, call forwarding and paging capabilities, pricing and the availability and reliability of services. The Company expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competition and the development of new technologies, products and services.

    The Company will initially compete directly with at least two other PCS providers and two cellular providers in each of its PCS markets. The successful bidders in the FCC's broadband A Block and B Block PCS auctions in each of Nashville, Memphis and Knoxville, were Sprint Spectrum and AT&T Wireless, SBC Corporation and InterCel, and BellSouth and AT&T Wireless, respectively. InterCel and BellSouth use GSM technology, AT&T Wireless and SBC Corporation use TDMA technology and Sprint Spectrum uses CDMA technology. The Company believes that these PCS licensees are designing, constructing or operating their respective networks in each of these markets. The FCC's auction of PCS licenses for Blocks D, E and F is currently ongoing. In addition, the availability of new spectrum and the entry of new participants will result in increased competition in the Company's markets. Accordingly, any potential additional PCS competitors in the Company's markets have not yet been determined. The Company also expects that existing cellular providers in the Company's markets, most of which have an infrastructure in place and have been operational for a number of years, will upgrade their networks to provide comparable services in competition with the Company. Principal cellular providers in the Company's markets are GTE, BellSouth Mobility Inc. and US Cellular.

    The Company also expects to compete with other communications technologies that now exist, such as paging, enhanced specialized mobile radio and global satellite networks, and expects to compete with cellular and PCS resellers. In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers and with cable operators who expand by offering traditional telecommunications services over their cable systems. In addition, the Company may face competition from technologies that may be introduced in the future. See "Risk Factors--Competition."

PROPERTY

    The Company currently leases approximately       square feet of space at its
corporate headquarters in Nashville, Tennessee. The Company intends to lease additional office space in each of its primary PCS markets. These leases will provide for monthly rentals at market rates. The Company will lease or purchase additional office space, base station towers and switch sites in connection with its build-out of its wireless operations.

EMPLOYEES

    As of September 30, 1996, the Company had seven employees and intends to hire approximately 200 additional employees over the next two years. Competition for such personnel is intense and there can be no assurance that the Company can recruit and retain key managerial, sales and technical employees, or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. See "Risk Factors--Dependence on Attracting and Retaining Key Personnel."

LEGAL MATTERS

    The Company is not currently a party to any litigation. The Company is a party to routine filings and customary regulatory proceedings with the FCC relating to its operations. See "Regulation of Wireless Telecommunications Industry."

               REGULATION OF WIRELESS TELECOMMUNICATIONS INDUSTRY

    ChaseTel holds licenses from the FCC to operate as a provider of broadband PCS services. As a result, the Company's ownership structure and telecommunications operations are and will be subject to FCC regulation.

    REGULATORY ENVIRONMENT. The FCC regulates the licensing, construction operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated by the FCC thereunder (the "Communications Act"). Under the Communications Act, the FCC is authorized to allocate, grant and deny licenses for PCS frequencies, establish regulations which, among other things, govern the interconnection of PCS networks with wireline and other wireless service providers grant or deny license renewals and applications for transfer of control or assignment of PCS licenses and impose fines and forfeitures for any violations of FCC regulations.

    PCS LICENSING. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, two 30MHz blocks (A and B), which are allocated to serve one (1) MTA each, one 30 MHz block ("C" Block) licensed for each of the 493 BTAs, and three 10 MHz blocks ("D", "E" and "F" Blocks) licensed for each of the 493 BTAs. A PCS license will be awarded for each MTA and BTA in every block, for a total of more than 2,000 licenses. This means that in any PCS service area as many as six licensees could be operating separate PCS networks. Under the FCC's rules, no licensee in the broadband PCS, cellular and SMR services regulated as commercial mobile radio services (CMRS) may have an attributable interest in a total of more than 45 MHz of licensed broadband PCS, cellular and SMR spectrum regulated as CMRS with significant overlap in any geographic area. When mutually exclusive applications are filed for the same MTA or BTA, those licenses will be awarded pursuant to competitive bidding. The FCC has adopted comprehensive rules that outline the bidding process, describe the bidding application and payment process, establish penalties for certain bid withdrawals, default or disqualification and establish regulatory safeguards.

    The FCC recently amended its rules by eliminating the cellular-PCS cross-ownership restrictions. However, the FCC retained its spectrum cap regulations which limit any entity from holding attributable interests in more than 45 MHz of licensed broadband PCS, cellular or SMR (regulated as CMRS) spectrum. An interest of 20% or more of the equity or voting rights in a PCS, SMR or cellular licensee may subject an investor to restrictions on ownership of overlapping wireless providers; however, the interest may be as large as 40% if the licensee is a Small Business, and small businesses and rural telephone companies are not subject to such restrictions unless their interest in the licensee reaches or exceeds 40%. Under certain narrow circumstances, waivers of this rule may be granted for non-controlling minority investors in a licensee that is controlled by a single majority shareholder or controlling general partner.

    The grants of C Block licenses to the Company are also conditioned upon timely compliance with the FCC's Build-out Requirements, I.E., coverage of one-third of the population of a PCS market within five years of initial license grant and coverage of two-thirds of that population within ten years. A significant factor affecting the schedule and cost of the Company's network implementation will be the relocation of existing private microwave facilities which operate on the same frequencies to be used for the Company's broadband PCS operations. Under the FCC's rules, if the Company decides that any existing microwave facility must be relocated, it is required to provide substitute facilities at its own expense so that the companies using these existing facilities may continue to have access to the same or equivalent communications capabilities. Relocation costs may exceed actual costs and may include "premium" payment for early relocation.

    The FCC licenses granted to the Company are issued for a ten-year period and may be renewed. In the event challengers file competing applications in response to any of the Company's renewal filings, the FCC has rules and policies providing that the application of the licensee seeking renewal will be granted and the application of the challenger will not be considered in the event that the broadband PCS licensee involved has (i) provided "substantial" performance, which is defined as "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal" and (ii) substantially complied with FCC rules and policies and the Communications Act. There can be no assurance that the Company's licenses will be renewed by the FCC in the future. Moreover, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or revoke or modify licenses.

    The FCC has also opened up other frequency bands for wireless telecommunications and PCS-like services. There can be no assurance that this will not result in additional wireless competitors in the future.

    ASSIGNMENT REQUIREMENTS. The Communications Act requires the FCC's prior approval of the assignment or transfer of control of a PCS license. In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreement, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a PCS license or PCS network generally may be bought or sold without prior FCC approval. The FCC has imposed tighter restrictions on the transfer of control or assignment of C Block licensees. See "--The Entrepreneurs' Blocks."

    OTHER FEDERAL REGULATIONS. Wireless networks are subject to certain Federal Aviation Administration regulations respecting the relocation, lighting and construction of transmitter towers and antennas and are subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. The FCC recently adopted rules requiring antenna structure owners to notify the FCC of structures that may require marking or lighting. The Company uses common carrier point-to-point microwave and traditional landline facilities to connect base station sites and to link them to their respective main switching offices. These microwave facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

    Wireless providers also must satisfy FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities of certain wireless providers (other than PCS licensees) and the type of signals they emit must fall within specified parameters.

    OTHER FCC REQUIREMENTS. The FCC is also responsible for the other rules and policies which govern the operations over the broadband PCS spectrum which the Company is authorized to use, the terms of interconnection between broadband PCS networks and the networks of wireline and other wireless providers of interstate communications services and the adjudication of complaints filed under the Communications Act with respect to service providers subject to its jurisdiction among others matters. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and other types of proceedings to determine rules and policies potentially affecting broadband PCS operations.

    The FCC recently adopted a number of interconnection obligations for Local Exchange Carriers ("LECs") which affect broadband PCS and other wireless service providers. LECs must provide physical or virtual collocation of equipment necessary for interconnection, as well as any technically feasible method of interconnection requested by a PCS provider. LECs also are obligated to enter into reciprocal cost-based compensation arrangements with broadbands PCS and other wireless service providers for the transport and termination of "local" traffic. If ChaseTel cannot successfully negotiate an agreement with an LEC, it may require the State government to serve as an arbitrator.

    ChaseTel expects these interconnection rules to facilitate competition among wireless service providers and between wireless service providers and LECs through favorable compensation and negotiation guidelines established by the Commission's interconnection rules. However, the new rules are currently being challenged in federal court by several LECs and state regulatory authorities, and the outcome of those appeals cannot be predicted. While the obligations discussed above are currently not imposed on PCS licensees, the 1996 Act requires PCS licensees to interconnect with other telecommunications carriers, and there is a pending proceeding at the FCC dealing with the issue of PCS and other wireless providers' interconnection obligations.

    The FCC also prohibits any cellular, PCS or SMR provider from restricting resale of its services or from unreasonable discriminating against resellers of its services, for five years after the last group of initial licensees for broadband PCS is awarded.

    The FCC has expanded the permissible uses of broadband PCS networks to provide WLL and other fixed services in connection with the wireline offerings of the LECs. The FCC has also adopted requirements for broadband PCS and other providers of real-time voice services to implement enhanced 911 capabilities within five years after the FCC's decision. Finally, the FCC requires PCS providers to meet a number of portability requirements to enable calls from their network to be delivered to portable numbers anywhere in the country by December 31, 1998. Roaming and cost recovery obligations relating to number portability apply to PCS providers as well.

    STATE AND LOCAL REGULATION. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues, the bundling of services and equipment and requirements relating to the availability of capacity on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

    The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between LECs and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of number portability to permit customers to retain their telephone numbers when they change service providers and alterations in the structure of universal service funding, among other matters.

    Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. The Company is unable to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings.

THE TELECOMMUNICATIONS ACT OF 1996

    RECENT EVENTS. The Telecommunications Act of 1996 was enacted on February 8, 1996. The 1996 Act mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry.

    The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a federal-state joint board. The FCC released a tentative implementation schedule on February 12, 1996. Much of this implementation must be completed in numerous virtually simultaneous proceedings with short, 6 to 18 month, deadlines. These proceedings have, and are expected to continue to address issues and proposals already before the FCC in pending rulemaking proceedings affecting the wireless industry as well as a additional areas of telecommunications regulation not previously addressed by the FCC and the states.

    The primary purpose and effect of the new law is to open all telecommunications markets to competition--including the local wireline loop. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to hold notice and comment proceedings and to preempt all inconsistent state and local laws and regulations.

    Only narrow powers are left to state and local authorities. Each state retains the power to impose "competitively neutral" requirements that are both consistent with the 1996 Act's universal service provision and necessary for universal service, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or adopt new requirements under this section is not clearly spelled out. In addition, before it preempts a state or local requirement as violating the entry barrier prohibition, the FCC must hold a notice and comment proceeding.

    EXPANDED INTERCONNECTION OBLIGATIONS. The 1996 Act establishes a general duty of all telecommunications carriers, including PCS providers, to interconnect with other carriers. Congress has also developed a detailed list of requirements with respect to the interconnection obligations of LECs. These "interconnect" obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

    LECs designated "incumbents" have additional obligations: to negotiate in good faith; to interconnect on terms that are reasonable and non-discriminatory; to provide non-discriminatory access to "facilities, equipment, features, functions and capabilities" on an unbundled basis so that they can be combined in a manner that a requesting telecommunications carrier sees fit; to offer for resale at wholesale rates any service that LECs provide on a retail basis and not subject to unreasonable or discriminatory conditions; and to provide actual collocation of equipment necessary for interconnection or access.

    The 1996 Act establishes a framework for state commissions to mediate and arbitrate negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, policy guidelines for state commission decision making and recourse to the FCC in the event a state commission fails to act.

    REVIEW OF UNIVERSAL SERVICE REQUIREMENTS. The 1996 Act contemplates that wireless providers will "make an equitable and non-discriminatory contribution," to support the cost of providing universal service, provided, however, that the FCC can grant exemptions in certain circumstances. The 1996 Act also authorizes a state to determine a wireless provider's contributions to universal service in that state.

    CONDITIONS ON BOC PROVISION OF IN-REGION, INTERLATA SERVICES. The 1996 Act establishes conditions generally requiring that before engaging in in-region interLATA services, Bell Operating Companies ("BOCs") and their affiliates must provide access and interconnection to one or more unaffiliated competing providers of telephone exchange service. BOCs and their affiliates may provide wireless services, including broadband PCs, in markets that cross LATA boundaries as an incidental interLATA service.

    The specific interconnection requirements, which BOCs must offer on a non-discriminatory basis, include: interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by BOCs; unbundled local loops; unbundled local transport; unbundled local switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

    BOC COMMERCIAL MOBILE JOINT MARKETING. BOCs are permitted to market jointly and sell wireless services in conjunction with telephone exchange service, exchange access, intraLATA and interLATA telecommunications, and information services.

    ELIMINATION OF ALIEN OFFICER/DIRECTOR RESTRICTIONS. Restrictions on the numbers of alien officers and directors of FCC licensee companies and companies controlling such licensees have been eliminated.

    WIRELESS FACILITIES SITING. The 1996 Act limits the rights of states and localities to regulate placement of wireless facilities that would "prohibit" the provisions of wireless services, or to "discriminate" among providers of such services. It also eliminates the ability of states and localities to regulate the placement, construction or operation of wireless facilities based on environmental effects (provided the wireless carrier is complying with FCC rules relating to environmental effects).

    EQUAL ACCESS. The 1996 Act provides that wireless providers are not required to provide equal access to common carriers for toll services. The FCC is authorized to require unblocked access subject to certain conditions. The FCC has not yet adopted any specific regulations for wireless carriers dealing with unblocked access.

    DEREGULATION. The FCC is required to forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and repeal or modify any that it deems no longer necessary in the public interest.

THE ENTREPRENEURS' BLOCKS

    ELIGIBILITY REQUIREMENTS. The FCC designated frequency blocks C and F as "entrepreneurs' blocks." The Company was a winning bidder for 11 licenses in the C Block Auction. The FCC requires that all C Block licensees meet certain maximum size requirements as measured by gross revenues and total assets. As a general rule, in order to acquire C Block licenses, the applicant, together with its affiliates and persons or entities that hold interests in the applicant and their affiliates, must have gross revenues of less than $125 million in each of the last two years and total assets of less than $500 million at the time the applicant's Short Form is filed.

    Under the FCC's rules, the Company also qualifies as a "small business," that is, an entity that, together with its affiliates and persons or entities that hold interests in the applicant and their affiliates, has average annual gross revenues of not more than $40 million for the preceding three calendar years prior to the date that the Short Form is filed. As a result of its classification as a "small business," the Company was eligible for both a 25% bidding credit and for installment payments of interest only for the first six years of the license, and payments of interest and principal amortized over the remaining four years of the license term.

    The FCC allows exceptions to the general rule regarding limitations on gross revenues and assets. In particular, the revenues and assets of certain non-controlling investors to the applicant and their affiliates may not be attributable under certain ownership structures. To this end, the FCC adopted structural options in its rules for C Block applicants that are controlled by investors meeting certain financial criteria. The Control Group must have DE FACTO and DE JURE control of the applicant licensee. For purposes of determining eligibility of an applicant (or licensee) using a Control Group structure, the FCC attributes the gross revenues and total assets of the applicant (or licensee), its affiliates, the members of the Control Group and their affiliates. The FCC does not attribute the gross revenues and total assets of "nonattributable equity investors"--that is, investors outside the Control Group that do not control more than 25% of the Company's total equity (whether through voting or non-voting stock, or both)--and certain limited categories of investors within the Control Group--or of the nonattributable investors' affiliates.

    The Company is structured pursuant to the Qualifying Investor Option in which: (i) the Qualifying Investors (a) own at least 15% of the equity interest on a fully diluted basis and (b) exercise at least 50.1% of the voting power in the C Block licensee and (ii) Additional Control Group Members hold at least 10%, on a fully diluted basis, of the equity interest in the C Block licensee. Additional Control Group Members must be either: (a) other Qualifying Investors in the Control Group, (b) individual members of the licensee's management or (c) non-controlling institutional investors, including most venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Qualifying Investors from 15% to 10%, so long as Qualifying Investors continue to control the Control Group and the Company.

    A Control Group may satisfy the minimum total equity requirement by holding fully vested stock options or warrants. The Company's Control Group consists of holders of Class A Common Stock (which consists solely of Qualifying Investors) and Class C Common Stock (which consists solely of Additional Control Group Members). Although the Company believes its structure and governance, which are designed to ensure that the Control Group comply with FCC rules, so comply, these rules are new and have not been tested before the FCC or in any court.

    LICENSE TRANSFER RESTRICTIONS. The FCC has also promulgated regulations restricting transfer of the C Block licenses. For the first five years after the License Grant Date, transfer is permitted only to another entity who satisfies the eligibility requirements to hold a C Block license. After five years, licenses are freely transferable, but may be subject to unjust enrichment recoupment.

    UNJUST ENRICHMENT. Transfer during the full license term (ten years) may require certain costs and reimbursements to the government of bidding credits and/or outstanding principal and interest payments if the transfer is made to an entity. If transfer is made to a company that does not qualify for the Small Business bidding credits, such a sale would be subject to full payment of the bidding credit and a reconstitution of the payment schedule for the outstanding balance of the government installment payment debt to reflect the financing terms for which the transferee is eligible, if any, as a condition of transfer. In addition, if the Company wishes to make any change in ownership structure during the initial license term involving the DE FACTO and DE JURE control of the Company or to transfer any of its licenses, it must seek FCC approval and may be subject to the same costs and reimbursement conditions indicated above.

    ADDITIONAL REQUIREMENTS. As a C Block licensee, the Company will be subject to certain restrictions that limit, among other things, the number of licenses it may hold as well as certain spectrum-ownership restrictions pertaining to other wireless investments.

    FOREIGN OWNERSHIP RESTRICTIONS. The Communications Act requires that non-U.S. citizens, their representatives, foreign governments, or corporations otherwise subject to domination and control by non-U.S. citizens may not own of record or vote (i) more than 20% of the capital stock of a common carrier directly, or (ii) without approval of the FCC, more than 25% of the capital stock of the parent corporation of a common carrier licensee. Because the FCC classifies PCS as a common carrier offering, PCS licensees are subject to the foreign ownership limits. Congress recently eliminated restrictions on non-U.S. citizens serving as officers or as members on the Board of Directors of a common carrier radio licensee or its parent. The FCC also recently adopted rules that, subject to a public interest finding by the FCC, could allow additional indirect foreign ownership of CMRS companies to the extent that the relevant foreign states extend reciprocal treatment to U.S. investors.

    Failure to comply with these regulations may result in the FCC ordering (i) divestiture of the non-U.S. parties to bring the entity within compliance of the Communications Act, (ii) issuance of fines, or (iii) denial of renewal or revocation of the license(s). See "Risk Factors--Foreign Ownership Limitations."

    PENALTIES FOR PAYMENT DEFAULT. A C Block licensee that fails to make timely quarterly installment payments may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion. Where a C Block applicant anticipates defaulting on any required payment, it may request a three to six month grace period before the FCC cancels its license. In the event of default by a C Block licensee, the FCC could reclaim the licenses, reauction them and subject the defaulting party to a penalty comprised of the difference between the original winning bid price at which it acquired its license and the amount of the winning bid at reauction, plus an additional penalty of three percent of the lesser of the two winning bids.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth the names, ages (as of October 1, 1996), and titles of the executive officers and directors of the Company.

NAME                                                       AGE                              TITLE
-----------------------------------------------------      ---      -----------------------------------------------------
Anthony R. Chase.....................................          41   President, Chairman of the Board and Director
Thomas M. Dougherty..................................          52   Executive Vice President and Chief Operating Officer
John Samarron, Jr. ..................................          43   Executive Vice President and Chief Technical Officer
Richard W. McDugald..................................          42   Vice President, General Counsel, Secretary and
                                                                    Director
Michael J. Hanly.....................................          45   Vice President-Corporate Development, Chief
                                                                    Administrative Officer and Director
Robert J. Cresci.....................................          52   Director
G. Kent Kahle........................................          45   Director
Donald R. Kendall, Jr................................          44   Director
James B. Kobayashi...................................          38   Director

    All directors hold office until the annual meeting of stockholders next following their election and until their successors are elected and qualified. Officers are elected annually by and serve at the discretion of the Board of Directors. Following consummation of the Offerings, Michael J. Hanly, James B.
Kobayashi and       intend to resign from the Company's Board of Directors and the Company intends to appoint three directors who are neither officers nor employees of the Company or its affiliates to fill their positions, one of whom will be designated by PrimeCo, as holder of all outstanding Series B Convertible Preferred Stock. For a description of certain agreements among certain of the Company's stockholders relating to the selection of directors, see "Description of Capital Stock--Founders Stockholders Agreement," "--1996 Investors Securityholders Agreement" and "--PrimeCo Stockholders Agreement."

    ANTHONY R. CHASE has been a Director of the Company since April 1996 and is the President and Chairman of the Board of the Company. He has been the Chairman and CEO of Faith Broadcasting, Corporation, the sole general partner of Faith Broadcasting, L.P., since 1993, and an Associate Professor of Law at the University of Houston Law Center since 1990 where he teaches Communications Law, Contracts Law and other legal subjects. Mr. Chase became a tenured professor at the University of Houston Law Center in 1996. Mr. Chase serves on the Advisory Board of the Northern Trust Bank of Texas and the boards of the Houston Zoo and Houston Public Library System. Mr. Chase is a graduate with honors of Harvard College, Harvard Business School and Harvard Law School.

    THOMAS M. DOUGHERTY has been the Senior Operating Officer for the Company since June 1996. From November 1995 to May 1996, Mr. Dougherty was President and Chief Operating Officer of Cook Inlet BellSouth PCS, L.P., where he started a new wireless telecommunications business targeting southeastern markets. Mr. Dougherty held several positions with BellSouth Corporation from November 1983 to October 1995. He most recently served as Vice President and Chief Operating Officer of BellSouth Personal Communications, Inc., where he successfully developed a new wireless business in the U.S. Prior to this endeavor, Mr. Dougherty was Chief Strategist and Executive Director of BellSouth Enterprises, where he established mobile communications as the leading line of business for international operations. Mr. Dougherty has also managed key aspects of international operations for The Coca-Cola Company. Mr. Dougherty holds an M.B.A. and a B.S. from Georgia State University. He has also completed the

Executive Management Program at the Harvard Graduate School of Business and the Mergers and Acquisitions Executive Studies Program at the Wharton School of Business.

    JOHN SAMARRON, JR. has been the Executive Vice President and Chief Technical Officer of the Company since July 1996. From December 1994 to June 1996, Mr. Samarron was the Chief Technical Officer of Airtel Movil, S.A., Madrid, Spain ("Airtel"), where he acted as the primary senior management representative of AirTouch International (ATI) ("AirTouch International") in founding Airtel, the first competitive wireless communications company in Spain. As Chief Technical Officer of Airtel, Mr. Samarron was directly responsible for the design, construction and day-to-day operation of the Airtel national wireless network. Mr. Samarron held the position of Managing Director of AirTouch International from July 1991 to December 1994. In that capacity, Mr. Samarron focused primarily on coordinating network design, marketing and business development, as well as on the development of core technical competencies in radio frequency planning, fixed network engineering and network operations. From March 1990 to June 1991, Mr. Samarron served as a Manager of Microtel, Ltd., Bristol, England, where he represented Pacific Bell as a senior manager. Mr. Samarron holds a B.A. from the University of Notre Dame.

    RICHARD W. MCDUGALD has been a Director of the Company since April 1996 and also serves as its Vice President and Secretary. He has been associated with the law firm of Winstead Sechrist & Minick P.C. since 1988, and as a Shareholder (partner) of the firm since 1992. Mr. McDugald specializes in real estate, banking and business law. Prior to joining Winstead Sechrist & Minick P.C., Mr. McDugald served as Legal Counsel to the American General Investment Corporation, an investment company, from 1986 to 1988. He is a Director and Officer of Faith Broadcasting Corporation, the sole general partner of Faith Broadcasting L.P. Mr. McDugald is also a former Clerk to the Chief Judge of the U.S. District Court for the Southern District of Texas. Mr. McDugald holds a J.D. from the University of Texas Law School and a B.A., with honors, from the University of Arizona.

    MICHAEL J. HANLY has been a Director of the Company since April 1996 and is Vice President-Administrative and Corporate Development. He was an employee of PrimeCo since its inception where he served as Director of Corporate Development and External Relations until December 1995. Mr. Hanly has advised the Company from December 1995 to June 1996 and led the Company's bidding effort in the recently concluded C Block Auction. From 1985 to 1995, Mr. Hanly held several successive positions at NYNEX Corporation and its subsidiaries, including that of Staff Director of Business Development Personal Communications Services for NYNEX Network Systems Company and Staff Director of Business Development for NYNEX Mobile Communications Company. Mr. Hanly holds an M.B.A. from New York University Stern School of Business and a B.S., with honors, from Fordham University. He is a member of the Institute of Certified Financial Planners and the New York Society of Security Analysts.

    ROBERT J. CRESCI has been a Director of the Company since May 1996 and a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., Serv-Tech, Inc., EIS International, Inc., Sepracor Inc., Vestro Natural Foods, Inc., Olympic Financial, Ltd., GeoWaste, Inc., Hitox, Inc., Natures Elements, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc. and several private companies. Mr. Cresci is a graduate of the U.S. Military Academy and Columbia University Graduate School of Business.

    G. KENT KAHLE has been a Director of the Company since April 1996. He has been a Managing Director of The GulfStar Group, Inc., an NASD member investment and merchant banking firm, since 1990. Mr. Kahle has an M.B.A. from the Wharton School of the University of Pennsylvania and an A.B. from Brown University. He currently serves on the boards of Total Safety, Inc., Castle Dental Centers, Inc., Theatre Under the Stars, Inc., and Young Audiences, Inc.

    DONALD R. KENDALL, JR. has been a Director of the Company since April 1996. He has served as the President of Cogen Technologies Capital Company, L.P., a power cogeneration company, the general partner of which is owned by an affiliate of Cogen Technologies, Inc., a privately-held corporation engaged in the business of, among other things, the development of cogeneration power plants. Also, from 1993 through the present, Mr. Kendall has served as the Chairman and Chief Executive Officer of Palmetto Partners, Ltd., a privately-held partnership engaged in the business of making investments. From May 1992 to May 1993, Mr. Kendall was a Managing Director at CS First Boston Corporation. From February 1990 to May 1992, Mr. Kendall served as President of Kendall Capital Partners, L.P. Mr. Kendall has an M.B.A. from The Amos Tuck School of Business Administration, Dartmouth College and an A.B. from Hamilton College. Mr. Kendall is a Director of Cogen Technologies, Inc. and Conversion Technologies International, Inc. Mr. Kendall is also a Trustee of Hamilton College and a member of the Prospect Park Alliance Board.

    JAMES B. KOBAYASHI has been a Director of the Company since May 1996. He is an independent technology and business consultant and has been working in the radio broadcast, real estate, and structural engineering fields since 1991. Prior to 1991 he was Operations Manager for Nacol & Co., a regional retailer. Mr. Kobayashi has served as an Officer and Director of Kobayashi Properties, Inc., a privately held company engaged in commercial real estate investment since 1986.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee is responsible for reviewing, approving and recommending to the Board of Directors all compensation arrangements for executive officers of the Company and for administering the Chase Telecommunications, Inc. 1996 Long-Term Incentive Plan (the "1996 Plan"). See "Executive Compensation--1996 Long-Term Incentive Plan." The Audit Committee is responsible for recommending to the Board of Directors the annual engagement of the independent auditors, reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and professional services furnished by the independent auditors. The members of both the Compensation Committee and the Audit Committee are G. Kent Kahle, Robert J. Cresci and Donald R. Kendall, Jr.

DIRECTOR COMPENSATION

    Currently, the Company's directors do not receive cash compensation for service on the Board of Directors or committees thereof, although directors are reimbursed for certain out-of-pocket expenses in connection with attendance at Board of Directors and committee meetings. The Company has adopted the 1996 Plan. The Company anticipates that pursuant to the 1996 Plan, non-employee directors will be granted options in a manner complying with the provisions of Rule 16b-3(b) of the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during calendar year 1995 to the President of the Company (the "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                          ---------------------------------------------------------------------------------------
                                           CALENDAR                                      OTHER                      ALL
NAME AND PRINCIPAL POSITION                  YEAR       SALARY       BONUS        ANNUAL COMPENSATION       OTHER COMPENSATION
----------------------------------------  -----------  ---------  -----------  -------------------------  -----------------------
Anthony R. Chase........................        1995   $  12,499      --                  --                        --
  President

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors was formed on       ,
1996. None of the members is an officer or employee of the Company, or has been at any time since the committee's formation. No member of the Compensation Committee of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

    1996 LONG-TERM INCENTIVE PLAN

    On          , 1996, the Board of Directors adopted the 1996 Plan and, prior to the Offerings, it is anticipated that the stockholders will approve the 1996 Plan. The purpose of the 1996 Plan is to provide a means through which the Company may attract competent persons to become directors of the Company and through which the Company may attract able persons to enter and remain in the employ of the Company. Eligible persons include those regularly employed by the Company, directors and consultants.

    The 1996 Plan is administered by a committee, as defined in 1996 Plan (the "Committee"), appointed by the Board of Directors. Awards may be granted by the Committee to eligible persons in the form of non-qualified stock options ("NQSOs"), incentive stock options (within the meaning of Section 422 of the Code), reload options, stock appreciation rights, restricted stock awards, performance unit or shares and other stock-based compensation ("Incentive Awards").

    The aggregate number of shares of Class B Common Stock that may be issued
pursuant to Incentive Awards under the 1996 Plan may not exceed       ;
provided, that share appreciation rights that are exercisable as an alternative to an option will not be subject to the foregoing limitation. The maximum number of shares which may be the subject of options and stock appreciation rights granted in any calendar year to an individual who is a "covered employee" (as
defined by Section 162(m) of the Code) shall not exceed       shares.

    In the event of a Change in Control of the Company (as defined in the 1996
Plan), all Incentive Awards under the 1996 Plan will become immediately vested and exercisable.

    Prior to the date of this Prospectus, Incentive Awards to purchase an
aggregate of   shares of Class B Common Stock will be issued and outstanding pursuant to the 1996 Plan.

    It is anticipated that the Company will file a registration statement on a Form S-8 under the Securities Act of 1933, as amended, registering for sale shares of Class B Common Stock to be issued pursuant to the 1996 Plan.

    EMPLOYMENT AGREEMENTS

    Messrs. Dougherty, Samarron and Hanly serve the Company pursuant to
employment agreements dated as of             , 1996 that are terminable at
will. These agreements provide, respectively, for the employment of Mr. Dougherty as Executive Vice President and Chief Operating Officer of the Company, for Mr. Samarron, as Executive Vice President and Chief Technical Officer of the Company and Mr. Hanly as Vice President-Corporate Development and Chief Administrative Officer of the Company. Under the respective agreements,
Mr. Dougherty's base salary is $      per year, Mr. Samarron's base salary is
$      per year and Mr. Hanly's base salary is $      per year. The agreements
also provide for an annual bonus (in the range of $     to $     for Messrs.
Dougherty and Samarron, and $     to $     for Mr. Hanly), determined within the
discretion of the Board of Directors, based upon, but not exclusively, the extent to which the business plan and objectives of the Company were accomplished during the year. In the event of death, disability or termination other than for cause, each employment agreement provides continued payment of salary for one year after termination unless the conflict of interest, confidentiality, property rights or non-competition provisions of the agreements are breached.

LEGAL PROCEEDINGS

    Between 1990 and 1993, Mr. Anthony R. Chase, President and Chairman of the Board of the Company, was part owner of a business that managed properties for the Resolution Trust Corporation (the "RTC") as a minority-owned contractor. In 1993, following an informal investigation and without a full adjudication, the RTC concluded that Mr. Chase did not exercise the degree of control over the business required by the applicable regulations, and that certain statements Mr. Chase made to the RTC were therefore untrue, resulting in a determination letter excluding Mr. Chase from further RTC contracts for a three-year period. Mr. Chase, who, by this time had left the property management business, was not timely apprised of the full contents of the determination letter, and therefore had no opportunity to contest its findings through administrative appeals. Upon obtaining a copy of the letter in 1996, Mr. Chase promptly made full disclosure of the relevant facts to appropriate officials at the FCC, who reviewed the RTC file in its entirety and completed their inquiry prior to granting the Company's PCS licenses.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Company's voting securities, as of the date of this Prospectus and as adjusted to reflect the sale of the Class B Common Stock being offered hereby, by (i) each stockholder who is known by the Company to own beneficially more than 5% of any class of the Company's voting securities, (ii) each of the Company's directors, (iii) the Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person named below has sole voting and investment power with respect to the shares beneficially owned.

                                                                                                            PERCENTAGE OF VOTING
                                                                     SHARES
                                                                   BENEFICIALLY   PERCENTAGE OF CLASS             POWER(B)
                                                                    OWNED(A)    ------------------------  ------------------------
                                                                   -----------   PRIOR TO       AFTER      PRIOR TO       AFTER
NAME AND ADDRESS                            TITLE OF CLASS           NUMBER      OFFERINGS    OFFERINGS    OFFERINGS    OFFERINGS
-----------------------------------  ----------------------------  -----------  -----------  -----------  -----------  -----------

Anthony R. Chase (c)                 Class A Common Stock

Peter A. Rinfret (d)                 Class A Common Stock

Richard W. McDugald (e)              Class A Common Stock

Hines Telephony, L.P. (f)            Class B Common Stock

PrimeCo Personal                     Class B Common Stock
  Communications, L.P. (g)

Palmetto Capital                     Class B Common Stock
  Corporation (h)

GulfStar/PCS Limited (i)             Class B Common Stock

G. Kent Kahle (j)                    Class B Common Stock

Donald R. Kendall, Jr. (k)           Class B Common Stock

Robert J. Cresci (l)                 Class C Common Stock

Southern Venture                     Class C Common Stock
  Fund II (m)

Merchant GP, Inc. (n)                Class C Common Stock

Pecks Management                     Class C Common Stock
  Partners Ltd. (o)

Thomas M. Dougherty                               --                    *

Michael J. Hanly                                  --                    *

John Samarron, Jr.                                --                    *

Directors and executive
  officers as a group
  (9 persons total)

-------------------
*   Less than 1%.

(a) Pursuant to the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or other right.

(b) Determined with respect to matters submitted to all stockholders for a vote, assuming in such case (i) the Class A Common Stock, as a class, is entitled to 50.1% of the total voting power of the Company's voting capital stock outstanding and (ii) the shares of Class B Common Stock, Class C Common Stock and Series B Convertible Preferred Stock, voting together as a single class, constitute 49.9% of the voting power. See "Description of Capital Stock."

(c) Mr. Chase owns an additional       shares of Class B Common Stock,
    representing    % of such class.

(d) The principal business address for Mr. Rinfret is c/o Rinfret & Co., 215 East 49th Street, New York, New York 10017. In addition, Mr. Rinfret owns shares of Class B Common Stock.

(e) Mr. McDugald's share of Class A Common Stock includes       shares of Class
    A Common Stock held by each of TPM 1993 Trust, WDM 1993 Trust and PAM 1996 Trust (collectively, the "Class A Trusts"), trusts created for the benefit of his three sons, Tim, Will and Patrick, respectively, of which Mr.
    McDugald is trustee. In addition, Mr. McDugald owns       shares of Class B
    Common Stock, representing    % of that class, including      shares owned
    by Mary W. Merideth Children's and Grandchildren's Trust ("MWM Trust"), of which Mr. McDugald is trustee. Mr. McDugald may be deemed to share investment and voting power with respect to the shares held by the Class A Trusts and the MWM Trust. Mr. McDugald disclaims beneficial ownership of and shares of Common Stock held by the Class A Trusts and the MWM Trust.

(f) The principal business address for Hines Telephony, L.P. is c/o Hines Interests Limited Partnership, 2800 Post Oak Boulevard, Houston, Texas 77056.

(g) The principal business address for PrimeCo Personal Communications, L.P. is 6 Campus Circle, Westlake, Texas 76262. All such shares are issuable within 60 days upon conversion of shares of Series B Convertible Preferred Stock.

(h) The principal business address for Palmetto Capital Corporation is c/o Cogen Technologies, 1600 Smith Street, Suite 4300, Houston, Texas 77002.

(i) The principal business address for GulfStar/PCS Limited is 3850 NationsBank
    Center, 700 Louisiana Street, Houston, Texas 77002. Includes       shares of
    Class B Common Stock purchasable within 60 days upon the exercise of a warrant held by The GulfStar Group, Inc., an affiliate of GulfStar/PCS Limited.

(j) Includes       shares deemed to be owned by GulfStar/PCS Limited, of which
    Mr. Kahle is a joint venturer (See Footnote i). As a result, Mr. Kahle may be deemed to share voting and investment power with respect to such shares. Mr. Kahle disclaims beneficial ownership of such shares.

(k) Includes       shares deemed to be owned by Palmetto Capital Corporation, of which Mr. Kendall is Chairman and Chief Executive Officer (See Note (h) above). As a result, Mr. Kendall may be deemed to share voting and investment power with respect to such shares. Mr. Kendall disclaims beneficial ownership of such shares.

(l) Includes all shares deemed pursuant to the regulations of the Commission to be beneficially owned by Pecks Management Partners Ltd. ("Pecks"), of which Mr. Cresci is a managing director (See Note (o) below). As a result, Mr. Cresci may be deemed to share voting and investment power with respect to such shares. Mr. Cresci disclaims beneficial ownership of such shares.

(m) The principal business address for Southern Venture Fund II is 310 25th Avenue North, Suite 103, Nashville, Tennessee. In addition, Southern Venture
    Fund II owns       shares of Class B Common Stock, representing    % of that
    class.

(n) The principal business address for Merchant GP, Inc. ("Merchant") is c/o CS First Boston Corporation, 55 East 52nd Street, New York, New York 10055. In
    addition, Merchant owns       shares of Class B Common Stock, representing
       % of that class. Merchant is an affiliate of CS First Boston Corporation, an Underwriter in connection with the Offerings. See "Underwriting."

(o) The principal business address for Pecks is One Rockefeller Plaza, New York, New York 10020. Such shares are owned by three investment advisory clients
    of Pecks. In addition, such clients own       shares of Class B Common
    Stock, representing    % of that class. As investment manager for such
    clients, Pecks has sole voting and investment power with respect to such shares.

                          DESCRIPTION OF CAPITAL STOCK

    Upon consummation of the IPO Recapitalization, the authorized capital stock of the Corporation will consist of 2,500,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), 8,500,000 shares of Class B Common Stock, 1,000,000 shares of Class C Common Stock, par value $0.01 per share ("Class C Common Stock") and 2,000,000 shares of Preferred Stock, par
value $0.01 per share (the "Preferred Stock"), of which       shares will be
designated Series B Convertible Preferred Stock and       shares will be
designated 5% Cumulative Convertible Preferred Stock. As of September 30, 1996, and prior to the IPO Recapitalization, the Company had issued and outstanding 338,734 shares of Class A Common Stock, 750,000 shares of Class B Common Stock and 225,823 shares of Class C Common Stock. Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock issued and outstanding immediately before the consummation of the IPO Recapitalization will be automatically
converted in the IPO Recapitalization into       shares of Class A Common Stock,
      shares of Class B Common Stock and       shares of Class C Common Stock,
respectively. Upon consummation of the Offerings, the Company will issue
approximately       shares of Series B Convertible Preferred Stock to PrimeCo
and approximately       shares of 5% Cumulative Convertible Preferred Stock to
the 1996 Investors.

    The Company is structured pursuant to the FCC's Qualifying Investor Option in which: (i) Qualifying Investors own (a) at least 15% of the Control Group equity interest on a fully-diluted basis and (b) at least 50.1% of the voting power in the C Block licensee and (ii) Additional Control Group Members hold, on a fully-diluted basis, the remaining 10% Control Group equity interest in the C Block licensee. Additional Control Group Members must be either: (a) other Qualifying Investors in the Control Group, (b) individual members of the licensee's management or (c) non-controlling institutional investors, including most venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold the 10% Control Group equity interest and (ii) allow the Qualifying Investors to reduce the minimum required Control Group equity interest from 15% to 10%.

    A Control Group may satisfy the minimum total equity requirement by holding fully vested stock options or warrants. The Company's Control Group consists of holders of Class A Common Stock (which consists solely of Qualifying Investors) and Class C Common Stock (which consists solely of Additional Control Group Members). Although the Company believes its structure and governance, which are designed to ensure that the Control Group comply with FCC rules, so comply, these rules are new and have not been tested before the FCC or in any court.

    The following describes the capital stock of the Company following the IPO Recapitalization. The following description of certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws and certain agreements to which the Company is a party is a summary only and is qualified in its entirety by the provisions of such documents, copies of all of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

    VOTING RIGHTS

    Under the Company's Amended and Restated Certificate of Incorporation, with respect to matters on which all holders of the Company's Common Stock have the right to vote, the Class B Common Stock, Class C Common Stock and Series B Convertible Preferred Stock, voting together as a single class, will constitute 49.9% of the total voting power of the Company, and the Class A Common Stock will constitute

50.1% of the total voting power of the Company. With respect to the following matters, shareholder approval will require the affirmative vote of 75% of the total voting power of the Company, with all classes of the Common Stock and the Series B Convertible Preferred Stock, voting together as a single class:

        (i) any amendment to or modification or repeal of any provision of the Company's Amended and Restated Certificate of Incorporation, including any of the provisions of any certificate of designation or Bylaws of the Company (or similar organizational documents);

        (ii) any merger, consolidation, reorganization or similar transaction involving the Company or any issuance of shares as to which a stockholder vote is required by the rules of an applicable stock exchange or by the NNM;

       (iii) any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company;

        (iv) any plan or proposal for the liquidation or dissolution of the Company or any assignment by the Company for the benefit of creditors, or any filing by the Company of a petition in bankruptcy; or

        (v) any approval of stock option or employee benefit plans and other executive compensation arrangements submitted to a vote of stockholders for approval.

    With respect to the election of the Company's Board of Directors, the holders of Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. The holders of each of the Class C Common Stock and the Series B Preferred Stock will have the right to elect one director. The holders of Class B Common Stock will have the right to elect the remaining members of the Company's Board of Directors. In addition, the approval of a majority of the Board of Directors, including the vote of at least one director elected by the holders of Class B Common Stock (the "Class B Director"), will be required to increase the President of the Company's salary above a certain amount. See "--Founders Stockholders Agreement."

    DIVIDEND AND LIQUIDATION RIGHTS

    Subject to the preferences and other rights of any outstanding shares of Preferred Stock which is granted dividend preferences (including, upon maturity, prior redemption or liquidation, the 5% Cumulative Convertible Preferred Stock) the holders of Common Stock are entitled to receive ratably dividends when and as declared by the Board of Directors. Payment of cash dividends is prohibited by certain agreements between the Company and its lenders. See "Risk Factors--High Degree of Leverage; Ability to Service Debt; Restrictive Covenants" and "Dividend Policy."

    In the event of any liquidation, dissolution or winding up of the affairs of the Company, subject to prior distribution rights to the holders of any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities.

    AUTOMATIC ISSUANCE OF WARRANTS TO CONTROL GROUP

    Under the Company's Amended and Restated Certificate of Incorporation, holders of Class A Common Stock and Class C Common Stock will hold a 15% and 10% interest, respectively, in the Company's equity on a fully-diluted basis, in compliance with applicable FCC regulations. In the event the Company issues additional shares of Class B Common Stock or other equity after consummation of the Offerings which would dilute the interests of holders of Class A Common Stock in a way that would result in an Adverse FCC Consequence, the Company's Amended and Restated Certificate of Incorporation requires the Company to issue warrants to holders of Class A Common Stock entitling such holders to purchase Class B Common Stock at its fair market value at the time of issuance of such warrants so that such holders of Class A Common Stock will maintain such required percentage ownership interest or so that such Adverse FCC Consequence does not occur, as the case may be. Such warrants will expire on the earlier to occur of the tenth anniversary of the License Grant Date and the date on which such termination would not otherwise have an Adverse FCC Consequence. In addition, in the event the Company issues additional equity after consummation of the Offerings which would dilute the interests of holders of Class C Common Stock in a way that would result in an Adverse FCC Consequence, the Company's Amended and Restated Certificate of Incorporation requires the Company to issue warrants to holders of Class C Common Stock entitling such holders to purchase Class B Common Stock at its fair market value at the time of issuance of such warrants so that such holders of Class C Common Stock will maintain such required percentage ownership interest or so that such Adverse FCC Consequence does not occur, as the case may be. Such warrants will expire on the earlier to occur of the third anniversary of the License Grant Date and the date on which such termination would not otherwise have an Adverse FCC Consequence. The Company's Amended and Restated Certificate of Incorporation provides that the exercise price of such warrants issued to members of the Control Group may be adjusted by the Company's Board of Directors as necessary to comply with FCC rules. See "Risk Factors--Control by Certain Stockholders; Antidilution Provision for Control Group."

    CONVERSION RIGHTS

    Shares of Class A Common Stock and Class C Common Stock outstanding are convertible into shares of Class B Common Stock on a one-to-one basis. The Company's Amended and Restated Certificate of Incorporation requires the conversion of shares of Class A Common Stock and Class C Common Stock into shares of Class B Common Stock on the day following the first day that any such conversion would not result in an Adverse FCC Consequence. Under FCC rules and regulations currently in effect, on the third anniversary of the License Grant Date, one-third of the outstanding shares of Class A Common Stock and all the shares of Class C Common Stock will be automatically converted into shares of Class B Common Stock with the remaining shares of Class A Common Stock being automatically converted on the tenth anniversary of the License Grant Date. Upon any such partial mandatory conversion of Class A Common Stock, shares will be converted on a pro rata basis among all holders of Class A Common Stock.

    TRANSFER RESTRICTIONS; FORCED DIVESTITURE OF CAPITAL STOCK

    Holders of Common Stock are subject to certain transfer restrictions pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation to ensure compliance with certain regulatory requirements regarding ownership of C Block licenses. Under the Company's Amended and Restated Certificate of Incorporation, any transfer by any such holders shall be void and of no force and effect to the extent that such transfer will cause an Adverse FCC Consequence or otherwise violate the rules and regulations of the FCC. In addition, if any person or entity holds shares of capital stock of the Company or is otherwise attributed with ownership of any shares and such ownership would cause an Adverse FCC Consequence or otherwise violate the rules and regulations of the FCC, the Company may require such person or entity to divest itself of such shares in a transaction that does not result in such an Adverse FCC Consequence or FCC violation.

PREFERRED STOCK

    GENERAL

    The authorized capital stock of the Company includes 2,000,000 shares of
Preferred Stock, of which       shares have been designated Series B Convertible
Preferred Stock and       shares have been designated 5% Cumulative Convertible
Preferred Stock.

    Subject to limitations prescribed by Delaware law and the Company's Amended and Restated Certificate of Incorporation, the Board of Directors has the authority to issue the remaining authorized but unissued shares of Preferred Stock in one or more series and to fix the designation, relative rights, preferences and limitations of shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Class B Common Stock and adversely affect the rights and powers of such holders, and may have the effect of delaying, deferring or preventing a change in control of the Company.

    CONVERSION RIGHTS

    SERIES B CONVERTIBLE PREFERRED STOCK. Holders of shares of Series B Convertible Preferred Stock have the right, at their option at any time and from time to time, to convert all or some of such shares into shares of Class B Common Stock. Any share of Series B Convertible Preferred Stock that is not owned by PrimeCo, AirTouch, Bell Atlantic, NYNEX, U S WEST or any of their respective wholly owned subsidiaries, shall be converted automatically into shares of Class B Common Stock at the time of transfer of such shares by PrimeCo or such other entities. Shares of Series B Convertible Preferred Stock outstanding are convertible into shares of Class B Common Stock on a one-to-one basis. The conversion rate of the Series B Convertible Preferred Stock is subject to adjustment in connection with certain events, including (i) any reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with any other corporation, or the sale of all or substantially all its assets to another corporation or (ii) any subdivision or combination of the shares of Class B Common Stock or the declaration of a distribution payable to holders of Class B Common Stock in additional shares of Class B Common Stock.

    5% CUMULATIVE CONVERTIBLE PREFERRED STOCK. Holders of shares of 5% Cumulative Convertible Preferred Stock have the right, at their option at any time and from time to time, to convert all or some of such shares into shares of Class B Common Stock. The conversion rate for the 5% Cumulative Convertible
Preferred Stock is       shares of Class B Common Stock for each share of 5%
Cumulative Convertible Preferred Stock surrendered for conversion. The conversion rate of the 5% Cumulative Convertible Preferred Stock is subject to adjustment in connection with certain events, including (i) any reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with any other corporation, or the sale of all or substantially all its assets to another corporation or (ii) any subdivision or combination of the shares of Class B Common Stock or the declaration of a distribution payable to holders of Class B Common Stock in additional shares of Class B Common Stock.

    VOTING RIGHTS

    SERIES B CONVERTIBLE PREFERRED STOCK. Except with respect to the election of the Company's Board of Directors, the holder of each share of Series B Convertible Preferred Stock is entitled to one vote for each share of Class B Common Stock into which such share of Series B Convertible Preferred Stock is convertible with respect to all matters on which holders of Class B Common Stock are entitled to vote, in the same manner and with the same effect as such holders of Class B Common Stock, voting together with the holders of Class B Common Stock as a single class. In addition, so long as the Series B Convertible Preferred Stock outstanding represents no less than a 4.99% equity interest (on a fully-diluted basis) in the Company (a) the holders of Series B Convertible Preferred Stock shall be entitled, voting as a single class, to elect one director (who shall be deemed a Class B Director), and (b) the Company shall not, without the affirmative vote or consent of the holders of a majority of the Series B Convertible Preferred Stock outstanding, voting as a single class:

         (i) enter, directly or indirectly, into any line of business other than the provision of telecommunications services;

         (ii) issue any additional capital stock (or instruments exercisable for or convertible into capital stock) to any person engaged in the provision of telecommunications products or services, other than in a broadly disseminated underwritten public offering;

        (iii) change the rights or preferences of any capital stock of the Company from time to time outstanding in any manner that adversely affects the rights and privileges of the Series B Convertible Preferred Stock;

         (iv) enter into any transaction or series of transactions (other than compensation and benefits to employees and officers, which are covered by clause (v) below) with any holder of Class A Common Stock or any affiliate thereof (x) the total consideration of which exceeds $100,000 or (y) the duration or term of which exceeds six months; or

         (v) grant to any employee or officer of the Company who is a holder of Class A Common Stock or any affiliate thereof aggregate compensation and benefits having a value in excess of $200,000 per annum (based on full-time employment).

    5% CUMULATIVE CONVERTIBLE PREFERRED STOCK. Except as required by law, the holders of 5% Cumulative Convertible Preferred Stock have no voting rights by virtue of holding such shares.

    DIVIDENDS

    SERIES B CONVERTIBLE PREFERRED STOCK. The holders of Series B Convertible Preferred Stock are entitled to receive dividends to the same extent as, on the same basis as, at the same rate as, and contemporaneously with, dividends when, as and if declared by the Board of Directors with respect to shares of Common Stock, as if such Series B Convertible Preferred Stock had been converted into Class B Common Stock on the record date for determining the holders of Common Stock entitled to receive such dividend.

    5% CUMULATIVE CONVERTIBLE PREFERRED STOCK. The holders of 5% Cumulative Convertible Preferred Stock are entitled to receive a cumulative annual dividend of 5%, compounded quarterly. Such dividend is payable only upon the maturity or prior redemption of such shares or liquidation of the Company.

    LIQUIDATION PREFERENCE

    SERIES B CONVERTIBLE PREFERRED STOCK. The holders of Series B Convertible Preferred Stock are not entitled to any liquidation preference in the event of any liquidation, dissolution or winding up of the Company.

    5% CUMULATIVE CONVERTIBLE PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Company, before any distribution or payment will be made to the holders of other classes of capital stock of the Company (including the Common Stock and the Series B Convertible Preferred Stock), the holders of 5% Cumulative Convertible Preferred Stock are entitled to be paid
$         for each outstanding share of 5% Cumulative Convertible Preferred
Stock, plus accrued dividends (if any).

    OPTIONAL AND MANDATORY REDEMPTION OF 5% CUMULATIVE CONVERTIBLE PREFERRED
     STOCK

    The 5% Cumulative Convertible Preferred Stock is redeemable at the option of the Company at any time after the fifth anniversary of their initial date of issuance at a redemption price per share equal to the liquidation preference plus accrued dividends to the date of redemption. In addition, the Company must redeem all outstanding shares of 5% Cumulative Convertible Preferred Stock on the fifteenth anniversary of their initial date of issuance at a redemption price per share equal to the liquidation preference plus accrued dividends to the date of redemption.

FOUNDERS STOCKHOLDERS AGREEMENT

    Pursuant to a Stockholders Agreement (the "Founders Stockholders Agreement"), dated as of April 25, 1996, among the Company and Founding Investors, the Company and the Founding Investors agreed to take all action within their respective power (including voting their capital stock) required to cause the Board of Directors to at all times consist of at least five and no more than nine members, including one person nominated by the 1996 Investors (currently Robert J. Cresci). The agreement also restricts the compensation payable to the President of the Company to $100,000, subject to adjustment by majority vote of the Board of Directors, which vote must include at least one Class B Director. In addition, pursuant to the agreement, each of the parties agreed not to transfer their shares of capital stock absent prior FCC approval (if necessary) or if such transfer would result in an Adverse FCC Consequence. The foregoing restriction may have the effect of preventing a change of control of the Company.

1996 INVESTORS SECURITYHOLDERS AGREEMENT

    Pursuant to a Securityholders Agreement (the "1996 Investors Securityholders Agreement"), dated as of May 10, 1996, among the Company, certain holders of its Class A Common Stock and the 1996 Investors, the Company and the 1996 Investors agreed to take all action within their respective power (including voting their capital stock) required to cause the Board of Directors to at all times consist of at least five and no more than nine members, including one person nominated by the 1996 Investors (currently Robert J. Cresci). In addition, the parties to the 1996 Investors' Securityholders Agreement agreed to take all action within their respective power (including voting their capital stock) required to ensure that, from and after consummation of the Offerings, the Directors elected by the holders of Class A Common Stock and Class C Common Stock shall include not more than two members of the management of the Company or any of its affiliates. Each of the parties to the 1996 Investors Securityholders Agreement has agreed not to transfer their shares of capital stock except with the prior approval of the FCC (if necessary) or if such transfer would result in an Adverse FCC Consequence. The foregoing restriction may have the effect of preventing a change of control of the Company.

PRIMECO STOCKHOLDERS AGREEMENT

    Pursuant to a Stockholders Agreement among the Company, the holders of the Company's Class A Common Stock and PrimeCo (the "PrimeCo Stockholders Agreement"), the parties agreed to certain rights and restrictions with respect to the shares to be held by PrimeCo, including the following:

    RIGHT TO PUT SECURITIES. In the event of any consolidation or merger of the Company with another entity in which PrimeCo is not entitled to receive, in exchange for the Class B Common Stock (or Class B Common Stock issuable upon conversion of Series B Convertible Preferred Stock) owned by PrimeCo, securities which are then listed on the NNM, the American Stock Exchange, the New York Stock Exchange or any other national securities exchange or quotation system, and which the Company reasonably believes will be listed on any such exchange or quotation system for not less than six months following the consummation of such consolidation or merger, then PrimeCo shall have the right to require the Company to redeem all of PrimeCo's shares of Class B Common Stock (or Class B Common Stock issuable upon conversion of Series B Convertible Preferred Stock) at a redemption price equal to the fair market value thereof.

    RIGHT OF FIRST OFFER. So long as PrimeCo or an affiliate (as defined) owns Series B Convertible Preferred Stock (or Class B Common Stock issuable upon conversion thereof) representing at least a 4.99% equity interest (calculated on a fully-diluted basis) in the Company, PrimeCo shall have a right of first offer with respect to (i) any Common Stock (or securities convertible into or exercisable or exchangeable therefor) of the Company to be issued by the Company or sold by any holder of Class A Common Stock or (ii) any merger or consolidation of the Company with another entity in which the existing stockholders of the Company will not own a majority of the outstanding voting stock of the surviving entity, or sale by the Company of all or substantially all of its assets. This right of first offer does not apply to any issuance or transfer of Common Stock (or securities convertible into or exercisable or exchangeable therefor) (i) by a holder of Class A Common Stock to an affiliate thereof, to his spouse or direct descendants, to a trust for the benefit thereof, or to any Rule 401(k) or other self-directed plan subject to the Internal Revenue Code of 1986, as amended, or successor statute, for the benefit of such individual; (ii) upon the conversion or exercise of convertible securities or warrants in accordance with the terms thereof; (iii) pursuant to an underwritten public offering or a Rule 144A transaction deemed by a majority of the Board of Directors to be in the best interests of the Company and its stockholders; (iv) pursuant to the acquisition of the capital stock or assets of another entity by the Company or any subsidiary of the Company by merger, stock acquisition, or otherwise; (v) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan or other management equity program; or (vi) to vendors, customers, lenders and consultants to the Company.

    REGISTRATION RIGHTS. PrimeCo is entitled to certain demand and piggyback registration rights with respect to the Class B Common Stock issuable upon conversion of its shares of Series B Convertible Preferred Stock.

    TRANSFER RESTRICTIONS. Under the PrimeCo Stockholders Agreement, PrimeCo may not transfer any of its shares of Series B Convertible Preferred Stock if such transfer would result in an Adverse FCC Consequence. Additionally, under the Investment Agreement, PrimeCo has agreed not to transfer any of its shares of Series B Convertible Preferred Stock until the earlier to occur of one year following the closing of the Offerings and the first date on which any holder of Class A Common Stock sells or becomes free to sell any shares of the Company's capital stock held by such stockholder.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Certain provisions of the General Corporation Law of the State of Delaware and of the Amended and Restated Certificate of Incorporation and By-Laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

DELAWARE ANTI-TAKEOVER LAW

    The Company, a Delaware corporation, is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock; or (iii) the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and "interested stockholder" means a person who, together with its affiliates and associates, owns (or, within the prior three years, has owned) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company has not made this election.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    The By-Laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing to the Secretary. A stockholder's notice will be deemed to be timely if delivered to, or mailed and received at, the principal executive office of the Company by the Secretary, not less than 30 days prior to the scheduled meeting, provided, however, that if less than 40 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder will be deemed to be timely only if it is delivered or received not later than the close of business on the seventh day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of the annual meeting was made. The By-Laws also specify certain requirements pertaining to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual meeting or from bringing other matters before a meeting of the stockholders.

DIRECTOR LIABILITY AND INDEMNIFICATION

    The Amended and Restated Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, incorporator, stockholder, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/ her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

    The Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or to its stockholders for monetary damages for breach of duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Company or to its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) any other matter in respect of which such director would be liable under the laws of the State of Delaware. These provisions may have the effect of discouraging stockholders' derivative actions against directors. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving negligence on the part of a director.

    The right of indemnification, including the right to receive payment in advance of expenses, conferred by the Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the shares of Class B Common Stock is
      .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Stock Offering, there will be       shares of Class B
Common Stock outstanding. Of these shares, the       shares of Class B Common
Stock sold by the Company in the Stock Offering (and any shares purchased by the Underwriters pursuant to the over-allotment option) will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act), which may generally only be sold in compliance with the limitations and restrictions of Rule 144 described below.

    The remaining       shares of Class B Common Stock (less any shares sold
pursuant to the over-allotment option) will be "restricted securities" under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of Class B Common Stock for at least two years from the later of the date such shares were acquired from the Company or (if applicable) the date they were acquired from an affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class B Common Stock
(approximately       shares immediately after the Stock Offering) or (ii) the
average weekly trading volume in the Class B Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. In addition, a stockholder who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale or at the time of sale and who has beneficially owned the shares proposed to be sold for at least three years from the later of the date such shares were acquired from the Company or (if applicable) the date they were acquired from an affiliate would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The SEC has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

    In addition, the shares of Series B Convertible Preferred Stock held by PrimeCo, and the 5% Cumulative Convertible Preferred Stock held by the 1996 Investors, will be immediately convertible into shares of Class B Common Stock.
The        shares of Class A Common Stock held by certain Founding Investors,
and the        shares of Class C Common Stock held by the 1996 Investors, will automatically convert into shares of Class B Common Stock on the day following the first day that any such conversion would not result in an Adverse FCC Consequence. Under FCC rules and regulations currently in effect, on the third anniversary of the License Grant Date, one-third of the outstanding shares of Class A Common Stock and all the shares of Class C Common Stock will be automatically converted into shares of Class B Common Stock with the remaining shares of Class A Common Stock being automatically converted on the tenth anniversary of the License Grant Date. Except as described below, all such shares of Class B Common Stock issued upon conversion will be "restricted
securities" under Rule 144. However, approximately          shares of Class B
Common Stock (including shares issuable upon conversion or exercise of outstanding securities) outstanding and not issued and sold in the Stock Offering will be subject to demand and piggyback registration rights.

    The Company, its officers and directors, and all existing holders of Common Stock, however, have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of CS First Boston Corporation except, in the case of the Company, issuances pursuant to the 1996 Plan.

    The Company has filed a shelf registration statement to permit the resale of the Senior Notes issued to the 1996 Investors and the Class B Common Stock underlying the 5% Cumulative Convertible Preferred

Stock (      shares). Nonetheless, the holders of such securities have agreed not to sell their 1996 Investors Exchange Notes or the Class B Common Stock underlying the 5% Cumulative Convertible Preferred Stock for one year after the date of this Prospectus without the prior consent of CS First Boston Corporation.

    The Company intends to file a registration statement under the Securities Act following the consummation of the Offerings to register all shares of Common Stock reserved for issuance under or issued pursuant to the 1996 Plan. Shares issued upon the exercise of stock options after the effective date of such registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above. See "Management-- Executive Compensation--1996 Long-Term Incentive Plan."

    Prior to the Stock Offering, there has been no public market for the shares of Class B Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Class B Common Stock or the availability of shares of Class B Common Stock for sale will have on the market price of the Class B Common Stock prevailing from time to time. Nevertheless, sales of a substantial number of shares of Class B Common Stock in the public market could adversely affect the market price of the Class B Common Stock and could impair the Company's future ability to raise capital at that time through an offering of its equity securities.

REGISTRATION RIGHTS

    Under the terms of a Registration Rights Agreement dated as of May 10, 1996, between the Company and the 1996 Investors, subject to certain conditions, the 1996 Investors, and future transferees of shares owned by such 1996 Investors, are entitled to certain demand and piggyback rights with respect to registration
of the       shares of Class B Common Stock owned by them and the       shares
of Class B Common Stock issuable upon conversion of their shares of Class C Common Stock. For a description of certain limitations on the conversion of the Class C Common Stock, see "Description of Capital Stock."

    Pursuant to the Founders Stockholders Agreement, subject to certain conditions, the holders of Class B Common Stock included in the Founders' Equity, and future transferees of such shares, are entitled to certain demand and piggyback rights with respect to registration of shares. Under the terms of the PrimeCo Stockholders Agreement, PrimeCo is entitled to certain demand and
piggyback registration rights with respect to the approximately       shares of
Class B Common Stock that will be issuable following consummation of the Offerings upon conversion of its Series B Convertible Preferred Stock.

                   CERTAIN UNITED STATES TAX CONSEQUENCES TO
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a summary of the principal United States federal income and estate tax consequences of the ownership and sale or other disposition of Class B Common Stock by a person (a "non-U.S. holder") which, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986 (the "Code"). This summary does not address all aspects of United States federal income and estate taxes which may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspect of foreign, state or local taxation. This summary is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change.

    DIVIDENDS. Dividends paid to a non-U.S. holder of Class B Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends (i) are effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and the non-U.S. holder provides the payer with proper documentation or (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder. In order to claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

    Dividends which are effectively connected with such a United States trade or business or, if a tax treaty applies, are attributable to such a United States permanent establishment, are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations and are not generally subject to withholding. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payer has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently proposed United States Treasury regulations (the "Proposed Regulations"), not currently in effect, however, a non-U.S. holder of Class B Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or what the provisions will include if and when adopted in temporary or final form. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

    A non-U.S. holder of Class B Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

    DISPOSITION OF CLASS B COMMON STOCK. A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on the sale or other disposition of Class B Common Stock unless (i)(a) the gain is effectively connected with the conduct of a trade or business of a non-U.S. holder in the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the non-U.S. holder,
(ii) in the case of an individual non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and either (a) such individual's "tax home" for United States federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii)(a) if the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition, or, if shorter, the period during which the non-U.S. holder held the Class B Common Stock (the "applicable period"), and (b) the Class B Common Stock is not publicly traded, or if the Class B Common Stock is publicly traded, the non-U.S. holder owns, actually or constructively, at any time during the applicable period more than 5% of the Class B Common Stock. The Company believes it is not currently a U.S. real property holding corporation and does not anticipate becoming such a corporation.

    If an individual non-U.S. holder falls under the clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class B Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

    If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

    FEDERAL ESTATE TAXES. Class B Common Stock held by a holder who is neither a United States citizen nor a United States resident (as specifically defined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX. The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

    United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class B Common Stock to a non-U.S. holder at an address outside the United States or (ii) the payment of the proceeds of a sale of Class B Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Class B Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities which are effectively connected with the conduct of a Untied States trade or business. The payment of the proceeds of a sale of shares of Class B Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the holder certifies, among other things, its non-United States status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    The Proposed Regulations would provide alternative methods for satisfying the certification requirements described above.

    RECENT DEVELOPMENTS. Legislation has been proposed from time to time that would tax 10 percent, non-U.S. holders on the gains from the sale of stock of United States corporations. However, that proposed legislation was not included in the Revenue Reconciliation Bill of 1995 that was vetoed by President Clinton. It is not clear if similar legislation will be proposed in the future or, if proposed, whether it would be enacted into law.

    THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS B COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS B COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                           RELATED PARTY TRANSACTIONS

1995 INVESTMENTS

    In connection with the formation of the Predecessors, in November 1995, the Company sold to various institutional and other accredited investors, including Mr. Anthony R. Chase, President and Chairman of the Board of the Company, approximately $2.0 million of equity securities. The Founders Equity consists of
      shares of Class A Common Stock and       shares of Class B Common Stock.
At such time, certain of these investors also loaned approximately $2.0 million to the Company.

    In the Formation Transactions, the Company sold       shares of Class A
Common Stock and       shares of Class B Common Stock to Mr. Chase for their par
value. Mr. Chase later transferred       shares of Class A Common Stock to
Richard W. McDugald. Mr. Chase's shares represent a portion of the Founders Equity.

    In the Formation Transactions, the Company sold       shares of Class B
Common Stock to Hines Telephony, L.P. ("Hines") in a private placement for a purchase price of $700,000. Hines' shares represent a portion of the Founders Equity. In connection with the private placement, Hines loaned, as part of the Founders Loan, $700,000 to the Company. In connection with the Offerings, Hines' loan will be assumed by the holders of Class A Common Stock and contributed by them to the equity of the Company.

    In the Formation Transactions, the Company sold       shares of Class B
Common Stock to Palmetto Capital Corporation ("Palmetto") in a private placement for a purchase price of $500,000. Palmetto's shares represent a portion of the Founders Equity. In connection with the private placement, Palmetto loaned, as part of the Founders Loan, $500,000 to the Company. In connection with the Offerings, Palmetto's loan will be assumed by the holders of Class A Common Stock and contributed by them to the equity of the Company.

    In the Formation Transactions, the Company sold       shares of Class B
Common Stock to GulfStar/PCS Limited ("GulfStar") in a private placement for a purchase price of $250,000. GulfStar's shares represent a portion of the Founders Equity. In connection with the private placement, GulfStar loaned, as part of the Founders Loan, $250,000 to the Company. In connection with the Offerings, GulfStar's loan will be assumed by the holders of Class A Common Stock and contributed by them to the equity of the Company. In addition, in the Formation Transaction, the Company issued to GulfStar a warrant exercisable for
      shares of Class B Common Stock at an exercise price of $    per share, and
the Company paid an affiliate of GulfStar $85,056 in cash, all as payment of a placement fee in consideration for arranging the Founders Investment. In addition, the Company issued to GulfStar, as the placement agent in connection with the issuance of the 12% Senior Subordinated Notes, a note in the aggregate principal amount of $448,500 as payment of a placement fee, which will be repaid in full out of the net proceeds of the Offerings. See "Use of Proceeds."

    In the Formation Transactions, the Company sold       shares of Class B
Common Stock to Donald R. Kendall, Jr. in a private placement for a purchase price of $75,000. Mr. Kendall's shares represent a portion of the Founders Equity. In connection with the private placement, Mr. Kendall loaned, as part of the Founders Loan, $75,000 to the Company. In connection with the Offerings, Mr. Kendall's loan will be assumed by the holders of Class A Common Stock and contributed by them to the equity of the Company.

    In the Formation Transactions, the Company sold       shares of Class A
Common Stock to Richard W. McDugald for its par value. Mr. McDugald's shares
(including the       shares of Class A Common Stock transferred to him by Mr.
Chase) represent a portion of the Founders Equity.

    In the Formation Transactions, the Company sold       shares of Class A
Common Stock to Peter A. Rinfret for its par value. Mr. Rinfret's shares represent a portion of the Founders Equity.

1996 INVESTMENTS

    In May 1996, pursuant to the terms of the 1996 Purchase Agreement, the
Company sold to the 1996 Investors       shares of Class B Common Stock,
      shares of Class C Common Stock and approximately $5.0 million principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $5.0 million. In addition, on September 23, 1996, the Company sold
to the 1996 Investors       shares of Class B Common Stock,       shares of
Class C Common Stock and approximately $10.0 million principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $10.0 million, thereby increasing the outstanding principal amount of 12% Senior Subordinated Notes to approximately $15.0 million. Upon consummation of the Offerings, the 1996 Investors have agreed to exchange the approximately $15.0 million principal amount of 12% Senior Subordinated Notes for Senior Notes having an initial accreted value of approximately $10.0 million and 5% Cumulative Convertible Preferred Stock having an aggregate liquidation preference of approximately $6.5 million. Certain 1996 Investors included in such investment pursuant to the 1996 Purchase Agreement were: (i) three investment advisory clients of Pecks Management Partners Ltd., who purchased an
aggregate of       shares of Class B Common Stock,       shares of Class C
Common Stock and $10.0 million principal amount of the Company's 12% Senior Subordinated Notes for an aggregate purchase price of $10.0 million; (ii) the
Southern Venture Fund II, who purchased       shares of Class C Common Stock,
      shares of Class B Common Stock and $2.0 million principal amount of the Company's 12% Senior Subordinated Notes for an aggregate purchase price of $2.0 million; and (iii) Merchant GP, Inc., an affiliate of CS First Boston
Corporation, who purchased       shares of Class B Common Stock,       shares of
Class C Common Stock and $1.0 million principal amount of the Company's 12% Senior Subordinated Notes for an aggregate purchase price of $1.0 million.

    RIGHT TO PUT SECURITIES UPON A CHANGE OF CONTROL. Pursuant to the 1996 Purchase Agreement, upon a change of control of the Company (defined to include the acquisition or holding by any person, other than Anthony R. Chase or Richard
W. McDugald, of more than 25% of the Class A Common Stock outstanding at such time), the 1996 Investors have the right to require the Company to redeem all of their shares of Class B Common Stock and Class C Common Stock acquired pursuant to the 1996 Purchase Agreement in an amount equal to the greater of (i) to the Company for the fair market value thereof, (ii) the change of control value of the Class B Common Stock and the Class B Common Stock into which such shares of Class C Common Stock are convertible, and (iii) $4.5 million.

    ANTIDILUTION RIGHTS. Pursuant to the 1996 Purchase Agreement, in the event the Company issues additional shares of Class B Common Stock in a transaction that would value the Company (prior to such issuance) at less than $50 million (a "Dilutive Issuance"), the Company is required to issue to the 1996 Investors additional shares of Class B Common Stock for no consideration so that such investors maintain their proportionate ownership interest (determined immediately prior to the Dilutive Issuance) in the Company represented by the Shares of Class B Common Stock issued to them pursuant to the 1996 Purchase Agreement.

PRIMECO RELATIONSHIP

    In November 1995, PrimeCo loaned the Company $2.0 million to enable the Company to make certain down payments to the FCC in connection with the C Block Auction. Pursuant to the PrimeCo Agreements, PrimeCo has agreed to convert approximately $1.9 million of the PrimeCo Loan, immediately following the
Offerings, into       shares of Series B Convertible Preferred Stock,
representing a 4.99% equity interest (on a fully-diluted basis) in the Company.
In addition, at such time, PrimeCo will purchase       shares of Series B
Convertible Preferred Stock for $50,000, representing an additional 5.01% equity interest (on a fully-diluted basis) in the Company, thereby increasing its total equity interest to 10% on a fully-diluted basis. The shares of Series B Convertible Preferred Stock will be convertible, at PrimeCo's election, on a share-for-share basis into shares of Class B Common Stock, and, prior to conversion, will vote with the Class B Common Stock, as a single class, on all matters on which the Class B Common Stock has the right to vote other than the election of directors. The unconverted portion of the PrimeCo Loan (approximately $0.1 million) will be repaid in full out of the net proceeds of the Offerings. The Company has also entered into a series of agreements with PrimeCo with respect to the initial development and design of the Company's PCS network. See "Business--PrimeCo Relationship," "Description of Capital Stock--PrimeCo Stockholders Agreement" and "Shares Eligible for Future Sale."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting
Agreement dated       , 1996, among the Company and the Underwriters (the
"Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom CS First Boston Corporation and Lehman Brothers Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Class B Common Stock:

                                                                                       NUMBER
UNDERWRITER                                                                           OF SHARES
-----------------------------------------------------------------------------------  -----------
CS First Boston Corporation........................................................
Lehman Brothers Inc................................................................
                                                                                     -----------
    Total..........................................................................
                                                                                     -----------
                                                                                     -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Company has granted to the Underwriters an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day
after the date of this Prospectus, to purchase up to an additional       shares
of Class B Common Stock (the "Option Shares") from the Company at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Class B Common Stock offered hereby. To the extent that this option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of Class B Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

    The Company has reserved for purchase from the Underwriters up to shares of Class B Common Stock which may be purchased by employees and friends of the Company through a directed share program. Such sales will be at the initial public offering price. The number of shares of Class B Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Class B Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $
per share, and the Underwriters and such dealers may allow a discount of $   per
share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

    The Company, its officers and directors, and all existing holders of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of CS First Boston Corporation except, in the case of the Company, issuances pursuant to the 1996 Plan.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Application will be made to list the shares of Class B Common Stock on the NNM under the symbol "CTEL."

    The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the number of Shares being offered hereby.

    Prior to the Stock Offering, there has been no public market for the Class B Common Stock. The initial public offering price for the Class B Common Stock has been determined by negotiation between the Company and CS First Boston Corporation as the representative the Underwriters and does not reflect the market price of the Class B Common Stock following the Stock Offering. In determining such price, consideration has been given to various factors, including market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Class B Common Stock will trade in the public market subsequent to the Stock Offering or that an active trading market for the Class B Common Stock will develop and continue after the Stock Offering.

    From time to time, certain of the Underwriters or their affiliates may provide investment banking services to the Company. Merchant GP, Inc., an
affiliate of CS First Boston Corporation, owns       shares of Class B Common
Stock,       shares of Class C Common Stock and $1.0 million principal amount of the Company's 12% Senior Subordinated Notes. See "Related Party Transactions-- 1996 Investments."

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the shares of Class B Common Stock in Canada is being made only on a private placement basis exempt from the requirements that a prospectus be prepared and filed with the securities regulatory authorities in each province where trades of the shares of Class B Common Stock are effected. Accordingly, any resale of the shares of Class B Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of Class B Common Stock purchased by them.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of shares of Class B Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such shares of Class B Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

    The securities offered hereby are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the SECURITIES ACT (Ontario).

As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of shares of Class B Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Shares purchased by such purchaser pursuant to the Stock Offering. Such report must be in the form attached to British Columbia Common Stock Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of shares of Class B Common Stock acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

    The validity of the shares of Class B Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The Financial Statements of Chase Telecommunications Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report on the Financial Statements which includes an explanatory paragraph with respect to certain factors which raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 2 to Financial Statements and in "Risk Factors" included elsewhere in this Prospectus.

                         NO REPRESENTATIONS BY PRIMECO

    This Prospectus contains summaries, which the Company believes to be accurate, of certain terms of certain agreements between the Company and PrimeCo, copies of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. All such summaries are qualified in their entirety by reference to such exhibits. Neither PrimeCo nor any of its partners, affiliates or representatives makes any representation, express or implied, as to the accuracy or completeness of the information contained herein, nor has PrimeCo or any of its affiliates or representatives independently verified any such information. Without limitation, neither PrimeCo nor any of its affiliates or representatives makes any representation, express or implied, (1) regarding markets, pricing of the products or services, timing of revenues or expenses, anticipated future performance or any other information (financial or otherwise) regarding the Company or any affiliate thereof, or (2) to the effect that the terms of aforementioned agreements comply with the C Block Auction eligibility standards set forth in FCC Rules 47 C.F.R. Section 24.709.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (the "Registration Statement", which term shall include all amendments, exhibits and schedules thereto), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of Class B Common Stock being offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC, and to which reference is hereby made.

    After consummation of the Stock Offering, the Company will be subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will be required to file reports, proxy statements and other information with the SEC. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

REPORTS TO SHAREHOLDERS

    The Company intends to furnish to its shareholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information of the Company prepared in accordance with accounting principles generally accepted in the United States.

                               GLOSSARY OF TERMS

    "A BLOCK"--One of two PCS 30 MHz licenses covering an MTA.

    "ADVERSE FCC CONSEQUENCE"--A loss of eligibility on the part of the Company to hold a C or F Block PCS license from the FCC, loss of any bidding credit or preferred interest rate with respect thereto, or acceleration of installment payments therefor under applicable FCC rules.

    "AIRTIME CHARGES"--Charges for use of a wireless communication system based on minutes of use (above any included in a monthly subscription) that are in addition to any charges for access to the PSTN or for long distance.

    "ANALOG"--A method of storing, processing and transmitting information through the continuous variation of a signal.

    "B BLOCK"--One of two PCS 30 MHz licenses covering an MTA.

    "BASE STATION"--A fixed site with network equipment that is used for RF communications with mobile stations, and is part of a cell, or a sector within a cell, and is backhauled to an MTSO or other part of a cellular system.

    "BROADBAND PCS"--High frequency, next generation of wireless services.

    "BTA"--Basic Trading Area, as set forth in the Rand McNally Commercial Atlas & Marketing Guide (123d ed. 1992).

    "C BLOCK"--A PCS 30 MHz license covering a BTA.

    "C BLOCK AUCTION"--The FCC auction of 493 30 MHz BTA licenses, restricted to entities meeting certain financial and other criteria.

    "CDMA"--Code Division Multiple Access, a digital wireless transmission technology for use in cellular telephone communications, PCS and other wireless communications systems. CDMA is a spread spectrum technology in which calls are assigned a code to encode digital bit streams. The coded signals are then transmitted over the air on a frequency between the end user and a cell site, where they are processed by a base station. CDMA allows more than one wireless user to simultaneously occupy a single radio frequency band.

    "CELLULAR NETWORK"--A telephone system based on a grid of "cells" deployed at 800 MHz. Each cell contains transmitters, receivers, antennas, and is connected to switching gear and control equipment.

    "CTIA"--The Cellular Telecommunications Industry Association, an industry group in North America comprised primarily of cellular telephone service companies and recently some PCS license holders.

    "D BLOCK"--A PCS 10 MHz license covering a BTA.

    "DIGITAL"--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

    "DIGITAL PROTOCOLS"--Methodologies which serve to manage the communication for digital signal transmission. CDMA and TDMA are examples of high level digital protocols.

    "E BLOCK"--A PCS 10 MHz license covering a BTA.

    "ESMR"--Enhanced Specialized Mobile Radio is a radio communications system that employs digital technology with multi-site configuration that permits frequency reuse but used in the SMR frequencies, offering real time voice enhanced dispatch services to traditional analog SMR users.

    "F BLOCK"--A PCS 10 MHz license covering a BTA.

    "FCC"--The Federal Communications Commission, or any successor agency or body performing substantially similar functions.

    "FREQUENCY"--The number of cycles per second, measured in hertz, of a periodic oscillation or wave in radio propagation.

    "GSM"--Global System for Mobile Communications is a distributed open networking architecture standard for digital wireless systems world-wide.

    "HAND-OFF"--The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell.

    "ISDN"--Integrated Services Digital Network.

    "KBPS"--Kilobyte per second.

    "LEC"--Local Exchange Carrier.

    "LIFE-CYCLE MARGIN"--The amount of revenue generated by a customer, less the cost to acquire the customer, over the time the customer remains a subscriber of the Company's service.

    "MHZ"--Megahertz. A unit of one million cycles (or hertz) per second.

    "MICRO-CELL SITE"--A micro-cell site is comprised of a micro cell base station and electrical and transmission termination equipment. This equipment provides the radio interface between the PCS network and the customer's handset and differs from the mini base station by its reduced physical dimensions. Including integrated antennas, these units are the size of a medium-sized suitcase, allowing for easy mounting on walls and poles.

    "MINI-CELL SITE"--A mini-cell site is comprised of a mini base station, tower, transmission and electrical utility enclosure, antennas, co-axial cabling, lightning protection equipment, and earthing equipment. This equipment provides the radio interface between the PCS network and the customer's handset. The equipment is normally mounted at the base of a tower or mast or on a rooftop which supports the antennas used in the systems.

    "MOBILE NETWORK SYSTEMS"--Telecommunications systems, such as cellular, PCS, SMR and ESMR, which allow a subscriber to use his/her handset throughout a carrier's service area or, through roaming, in the service area of another carrier.

    "MSA"--Metropolitan Statistical Area.

    "MTA"--Major Trading Area, as set forth in the Rand McNally Commercial Atlas & Marketing Guide (123d ed. 1992).

    "MTSO"--Mobile Telephony Switching Office, a term used to refer to the switching center for cellular networks.

    "PCIA"--Personal Communications Industry Association, a North American trade association whose members either have PCS or paging licenses.

    "PCS"--Personal Communications Services.

    "PDA"--Personal data assistant.

    "POPS"--The estimate of the 1995 population of a geographic area contained in the 1995 PCS Atlas and Data Book (published by Kagan Associates)..

    "PRIVATE BRANCH EXCHANGE"--A telephone system designed for use on private premises such as offices.

    "PSTN"--Public Switched Telephony Network, the wireline telephone network.

    "RF"--Radio frequency. Frequencies of the electromagnetic spectrum that are associated with radio wave propagation.

    "ROAMING"--A service offered by mobile communications network operators which allows a subscriber to use his/her handset while in the service area of another carrier. Automatic roaming requires an agreement between operators of different individual markets to permit customers of either operator to access the other's system.

    "RSA"--Rural Service Area.

    "RTA"--Rural Trading Area.

    "SEC"--The Securities Exchange Commission, or any successor agency or body performing substantially similar functions.

    "SMR"--Specialized Mobile Radio, referring to two-way mobile radio telephone systems that serve non-public special mobile communication markets, for example taxi cabs. Recent FCC rulings have permitted these operators to offer cellular-like services to the public.

    "TDMA"--Time Division Multiple Access is a digital wireless transmission technology which converts analog voice signals into digital data and puts more than one voice channel on a single RF channel by separating the users in time.

    "VOCODER"--A type of voice coder, consisting of a speech analyzer and a speech synthesizer. The analyzer circuitry converts analog speech waveforms into digital signals. The synthesizer converts the digital signals into artificial speech sounds. These devices are used to reduce the bandwidth requirements for transmitting digitized speech signals.

    "WIRELESS LOCAL LOOP" OR "WLL"--A system that eliminates the need for a wire
(loop) connecting users to the public switched telephone network, which is used in conventional wired telephone systems, by transmitting voice messages over radio waves for the "last mile" connection between the location of the customer's telephone and a base station connected to the network equipment.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................     F-2
Balance Sheets as of December 31, 1995, June 30, 1996 (Unaudited), and Pro Forma as of June 30, 1996            F-3
  (Unaudited)..............................................................................................
Statements of Operations for the Period From Inception (June 12, 1995) Through December 31, 1995, for the       F-4
  Six-Month Period Ended June 30, 1996 (Unaudited), and for the Period From Inception (June 12, 1995)
  Through June 30, 1996 (Unaudited)........................................................................
Statements of Redeemable Stock, Partners' Capital and Stockholders' Equity for the Period From Inception        F-5
  (June 12, 1995) Through December 31, 1995 and for the Six-Month Period Ended June 30, 1996 (Unaudited)...
Statements of Cash Flows for the Period From Inception (June 12, 1995) Through December 31, 1995, for the       F-6
  Six-Month Period Ended June 30, 1996 (Unaudited), and for the Period From Inception (June 12, 1995)
  Through June 30, 1996 (Unaudited)........................................................................
Notes to Financial Statements..............................................................................     F-7

    After the contemplated recapitalization discussed in Note 3 to Chase Telecommunications, Inc.'s Financial Statements is determined and effected, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP

October 2, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Chase Telecommunications, Inc.:

    We have audited the accompanying balance sheet of Chase Telecommunications, Inc. (a Delaware corporation in the development stage), formerly Chase Telecommunications, L.P., as of December 31, 1995, and the related statements of operations, redeemable stock, partners' capital and stockholders' equity and cash flows for the period from inception (June 12, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chase Telecommunications, Inc., as of December 31, 1995, and the results of its operations and its cash flows for the period from inception (June 12, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage enterprise, devoting substantially all of its efforts to recruiting an experienced management team, developing and executing a business plan, raising capital and designing the Company's PCS network. Consequently, as shown in the accompanying financial statements, the Company has not realized any revenues from product sales and services and has a cumulative net loss for the period from inception (June 12, 1995) through December 31, 1995 of $206,260, all of which raises substantial doubt about its ability to continue as a going concern. Accordingly, the Company's continued existence is dependent upon its ability to obtain additional financing to design and construct a PCS network, market its products and services and attain successful future operations. Management's plans in regard to these matters, which include raising additional capital in equity and debt offerings, are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts of fixed assets and PCS licenses or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Houston, Texas
              , 1996

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                                    CHASE LP
                                                                                  -------------                     PRO FORMA
                                                                                  DECEMBER 31,      JUNE 30,        JUNE 30,
                                                                                      1995            1996            1996
                                                                                  -------------  --------------  ---------------
                                                                                                  (UNAUDITED)      (UNAUDITED)

ASSETS

Current assets:
  Cash and cash equivalents.....................................................   $   202,318   $    1,259,244  $     2,445,520
  Receivable....................................................................       175,000         --              --
                                                                                  -------------  --------------  ---------------
      Total current assets......................................................       377,318        1,259,244        2,445,520
Fixed assets and PCS licenses:
  Property and equipment, net of accumulated depreciation and amortization of
    $0, $931 and $931, respectively.............................................       --                21,853           21,853
  Investment in PCS licenses....................................................     5,400,000        8,754,526      125,728,081
                                                                                  -------------  --------------  ---------------
      Total fixed assets and licenses...........................................     5,400,000        8,776,379      125,749,934
                                                                                  -------------  --------------  ---------------
Intangibles and deferred charges, net of accumulated amortization of $2,788,
  $27,364 and $27,364, respectively.............................................       139,997          956,448          956,448
                                                                                  -------------  --------------  ---------------
      Total assets..............................................................   $ 5,917,315   $   10,992,071  $   129,151,902
                                                                                  -------------  --------------  ---------------
                                                                                  -------------  --------------  ---------------

LIABILITIES, REDEEMABLE STOCK, PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................   $   --        $      511,932  $       511,932
  Accrued liabilities...........................................................        32,490           32,020           32,020
  Accrued legal fees............................................................       164,515           48,007           48,007
  Interest payable..............................................................        34,098          205,023          205,023
  Commitment fees payable.......................................................       --               448,500          448,500
                                                                                  -------------  --------------  ---------------
      Total current liabilities.................................................       231,103        1,245,482        1,245,482
                                                                                  -------------  --------------  ---------------
Long-term liabilities:
  12% Senior Subordinated Notes Due 2003........................................       --             4,379,858       13,054,035
  Government Financing..........................................................       --              --            108,218,081
  Notes payable to related parties..............................................     1,960,000        1,960,000        1,960,000
  Note payable to PrimeCo.......................................................     2,000,000        2,000,000        2,000,000
                                                                                  -------------  --------------  ---------------
      Total long-term liabilities...............................................     3,960,000        8,339,858      125,232,116
Commitments and contingencies
Redeemable stock:
  Class B Common Stock (with put feature), $0.01 par value; zero,       and
          shares issuable by agreement, respectively............................       --               667,767        1,993,333
  Class C Common Stock, $0.01 par value; 1,000,000 shares authorized; zero,
          , and       shares issuable by agreement, respectively................       --               834,708        2,491,667
                                                                                  -------------  --------------  ---------------
      Total redeemable stock....................................................       --             1,502,475        4,485,000
Partners' capital and stockholders' equity (deficit):
  Partners' contributions ($1,932,472, limited partners; $0, general partner)...     1,932,472         --              --
    Class A Common Stock, $0.01 par value; 2,500,000 shares authorized; zero,
            and       shares issued and outstanding, respectively...............       --
    Class B Common Stock, $0.01 par value; 8,500,000 shares authorized; zero,
            and       shares issued and outstanding, respectively...............       --
  Additional paid-in capital....................................................       --             1,068,549        --
  Deficit accumulated during the development stage..............................      (206,260)      (1,164,293)      (1,810,696)
                                                                                  -------------  --------------  ---------------
      Total partners' capital and stockholders' equity (deficit)................     1,726,212          (95,744)      (1,810,696)
                                                                                  -------------  --------------  ---------------
      Total liabilities, redeemable stock, partners' capital and stockholders'
        equity..................................................................   $ 5,917,315   $   10,992,071  $   129,151,902
                                                                                  -------------  --------------  ---------------
                                                                                  -------------  --------------  ---------------

  The accompanying notes to financial statements are an integral part of these statements.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                       PERIOD FROM                  PERIOD FROM
                                                                        INCEPTION                    INCEPTION
                                                                        (JUNE 12,      SIX-MONTH     (JUNE 12,
                                                                          1995)         PERIOD         1995)
                                                                         THROUGH         ENDED        THROUGH
                                                                       DECEMBER 31,    JUNE 30,       JUNE 30,
                                                                           1995          1996           1996
                                                                      --------------  -----------  --------------
                                                                                      (UNAUDITED)   (UNAUDITED)
Revenues............................................................   $    --         $  --        $    --
Operating expenses:
  Development costs.................................................        291,869      255,576         547,445
  General and administrative........................................         52,505      394,198         446,703
  Depreciation and amortization.....................................          2,788       25,507          28,295
  Expense reimbursement.............................................       (175,000)      --            (175,000)
                                                                      --------------  -----------  --------------

Operating loss......................................................       (172,162)    (675,281)       (847,443)

Interest expense....................................................         34,098      282,752         316,850
                                                                      --------------  -----------  --------------

Loss before income taxes............................................       (206,260)    (958,033)     (1,164,293)
Income tax benefit..................................................        --            --             --
                                                                      --------------  -----------  --------------

Net loss............................................................   $   (206,260)   $(958,033)   $ (1,164,293)
                                                                      --------------  -----------  --------------
                                                                      --------------  -----------  --------------

Pro Forma (Unaudited) (Note 2):
  Net loss per share of Common Stock................................   $               $            $
                                                                      --------------  -----------  --------------
  Number of shares used in computing net loss per share of Common
    Stock...........................................................
                                                                      --------------  -----------  --------------

  The accompanying notes to financial statements are an integral part of these statements.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               STATEMENTS OF REDEEMABLE STOCK, PARTNERS' CAPITAL
                            AND STOCKHOLDERS' EQUITY

                                                                                                               COMMON STOCK
                                           CLASS B                                                        ----------------------
                                      COMMON STOCK (WITH         CLASS C
                                         PUT FEATURE)          COMMON STOCK      PARTNERS' CONTRIBUTIONS         CLASS A
                                     --------------------  --------------------  -----------------------  ----------------------
                                      SHARES      VALUE     SHARES      VALUE      LIMITED      GENERAL    SHARES     PAR VALUE
                                     ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------
BALANCE AT INCEPTION, June 12,
1995...............................     --      $  --         --      $  --      $    --       $  --         --       $  --
  Issuance of partnership interest
    for cash, November 13, 1995,
    through November 30, 1995, net
    of related costs of $42,528....     --         --         --         --         1,917,472     --         --          --
  Issuance of partnership interest
    for services valued at fair
    market value on November 30,
    1995...........................     --         --         --         --            15,000     --         --          --
  Warrants issued on November 29,
    1995, to purchase up to
    shares of Class B Common Stock
    for $120,000...................     --         --         --         --           --          --         --          --
  Net loss ($(135,698) allocated to
    the limited partners and
    $(70,562) allocated to the
    general partner)...............     --         --         --         --           --          --         --          --
                                     ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------
BALANCE AT DECEMBER 31, 1995.......     --         --         --         --         1,932,472     --         --          --
  Adjustments related to Merger
    (unaudited)....................     --         --         --         --        (1,932,472)    --
  Agreement to issue Class B Common
    Stock (with put feature) and
    Class C Common Stock for cash,
    May 10, 1996 through May 23,
    1996 (unaudited)...............               283,801               354,751       --          --         --          --
  Accretion of Class B Common Stock
    (with put feature) and Class C
    Common Stock to minimum put
    values (unaudited).............     --        383,966     --        479,957       --          --         --          --
  Net loss (unaudited).............     --         --         --         --           --          --         --          --
                                     ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------
BALANCE AT JUNE 30, 1996
(unaudited)........................             $ 667,767             $ 834,708  $    --       $  --                  $
                                     ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------
                                     ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------


                                                                             DEFICIT
                                                                           ACCUMULATED
                                            CLASS B           ADDITIONAL    DURING THE
                                     ----------------------    PAID-IN     DEVELOPMENT
                                      SHARES     PAR VALUE     CAPITAL        STAGE
                                     ---------  -----------  ------------  ------------
BALANCE AT INCEPTION, June 12,
1995...............................     --       $  --       $    --        $   --
  Issuance of partnership interest
    for cash, November 13, 1995,
    through November 30, 1995, net
    of related costs of $42,528....     --          --            --            --
  Issuance of partnership interest
    for services valued at fair
    market value on November 30,
    1995...........................     --          --            --            --
  Warrants issued on November 29,
    1995, to purchase up to
    shares of Class B Common Stock
    for $120,000...................     --          --            --            --
  Net loss ($(135,698) allocated to
    the limited partners and
    $(70,562) allocated to the
    general partner)...............     --          --            --          (206,260)
                                     ---------  -----------  ------------  ------------
BALANCE AT DECEMBER 31, 1995.......     --          --            --          (206,260)
  Adjustments related to Merger
    (unaudited)....................                             1,932,472       --
  Agreement to issue Class B Common
    Stock (with put feature) and
    Class C Common Stock for cash,
    May 10, 1996 through May 23,
    1996 (unaudited)...............     --          --            --            --
  Accretion of Class B Common Stock
    (with put feature) and Class C
    Common Stock to minimum put
    values (unaudited).............     --          --           (863,923)      --
  Net loss (unaudited).............     --          --            --          (958,033)
                                     ---------  -----------  ------------  ------------
BALANCE AT JUNE 30, 1996
(unaudited)........................              $           $  1,068,549   $(1,164,293)
                                     ---------  -----------  ------------  ------------
                                     ---------  -----------  ------------  ------------

  The accompanying notes to financial statements are an integral part of these statements.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                      PERIOD FROM                   PERIOD FROM
                                                                       INCEPTION                     INCEPTION
                                                                       (JUNE 12,      SIX-MONTH      (JUNE 12,
                                                                         1995)          PERIOD         1995)
                                                                        THROUGH         ENDED         THROUGH
                                                                      DECEMBER 31,     JUNE 30,       JUNE 30,
                                                                          1995           1996           1996
                                                                     --------------  ------------  --------------
                                                                                     (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................   $   (206,260)  $   (958,033)  $ (1,164,293)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities--
    Depreciation and amortization..................................          2,788         25,507         28,295
    Interest expense in connection with amortization of discount on
      debt.........................................................        --              10,160         10,160
    Noncash development costs......................................         15,000        --              15,000
    Changes in assets and liabilities--
      Receivable...................................................       (175,000)       175,000        --
      Intangibles and deferred charges.............................        --            (254,863)      (254,863)
      Accounts payable.............................................        --             511,932        511,932
      Accrued liabilities..........................................         32,490           (470)        32,020
      Accrued legal fees...........................................        164,515       (116,508)        48,007
      Interest payable.............................................         34,098        170,925        205,023
      Commitment fees payable......................................        --             448,500        448,500
                                                                     --------------  ------------  --------------
    Net cash (used in) provided by operating activities............       (132,369)        12,150       (120,219)
                                                                     --------------  ------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............................        --             (22,784)       (22,784)
  Investment in PCS licenses.......................................     (5,400,000)    (3,354,526)    (8,754,526)
                                                                     --------------  ------------  --------------
    Net cash used in investing activities..........................     (5,400,000)    (3,377,310)    (8,777,310)
                                                                     --------------  ------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of partnership interest, net of related costs...........      1,917,472        --           1,917,472
  Issuance of Common Stock.........................................        --             638,552        638,552
  Borrowings from related parties..................................      1,960,000        --           1,960,000
  Borrowings under note payable to PrimeCo.........................      2,000,000        --           2,000,000
  Borrowings under 12% Senior Subordinated Notes...................        --           4,369,698      4,369,698
  Organizational costs.............................................       (100,257)      (137,664)      (237,921)
  Financing fees...................................................        (42,528)      (448,500)      (491,028)
                                                                     --------------  ------------  --------------
    Net cash provided by financing activities......................      5,734,687      4,422,086     10,156,773
                                                                     --------------  ------------  --------------
NET INCREASE IN CASH AND
  CASH EQUIVALENTS.................................................        202,318      1,056,926      1,259,244
CASH AND CASH EQUIVALENTS:
  Beginning of period..............................................        --             202,318        --
                                                                     --------------  ------------  --------------
  End of period....................................................   $    202,318   $  1,259,244   $  1,259,244
                                                                     --------------  ------------  --------------
                                                                     --------------  ------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.......................................................   $    --        $    101,667   $    101,667

  The accompanying notes to financial statements are an integral part of these statements.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. ORGANIZATION OF BUSINESS:

    Chase Telecommunications, Inc. (ChaseTel or the Company), formerly Chase Telecommunications, L.P. (Chase LP), was incorporated in Delaware on April 25, 1996. Chase LP, a limited partnership, was formed on June 12, 1995, and merged with and into ChaseTel in May 1996 as discussed below.

    The Company was formed to acquire Personal Communications Services (PCS) licenses in the Federal Communication Commission (FCC) C Block Auction. The C Block Auction was reserved exclusively for qualified entrepreneurs and provided additional benefits to entrepreneurial small businesses such as ChaseTel. The Company bid for and, in May 1996, won FCC licenses to provide PCS service to the approximately 6.3 million POPs (the population covered by a license or group of licenses) in its service area including the Nashville, Memphis, Knoxville and Chattanooga metropolitan areas of Tennessee and contiguous portions of six adjacent states. The Company's successful bids totaled $175.1 million, net of bidding credits. On September 17, 1996, the Company received conditional grant of its PCS licenses (see Note 4).

    The Company is a party to a series of agreements (collectively, the PrimeCo Agreements) with PrimeCo Personal Communications, L.P. (PrimeCo), a partnership indirectly owned by AirTouch Communications, Inc., U S WEST, Inc., Bell Atlantic Corporation and NYNEX Corporation, which establish certain branding, purchasing, roaming and service relationships between the Company and PrimeCo (See Note 10). PrimeCo owns PCS licenses in markets covering approximately 57 million POPs (including Chicago, Dallas and Tampa).

    The Company, with assistance from PrimeCo, is currently completing the design of its PCS network. The Company anticipates launching digital services in its largest major metropolitan areas, Nashville and Memphis, and the greater part of western Tennessee by the end of 1997. The Company plans to construct networks for its licensed areas using the same Code Division Multiple Access
(CDMA) digital technology selected by PrimeCo for its network.

    On May 10, 1996, Chase LP, Chase Wireless, L.P. (Chase Wireless) and Chase GP Inc. (Chase GP) were merged with and into ChaseTel (the May Recapitalization) with ChaseTel being the sole surviving entity. The May Recapitalization was recorded at historical costs. Prior to the May Recapitalization, Chase Wireless and Chase GP had no operations.

    In conjunction with the May Recapitalization, the Company entered into a stockholders agreement on April 25, 1996. The agreement governs certain matters relating to the operations of ChaseTel and disposition of its capital stock. The agreement, among other things, prohibits ChaseTel from taking certain major corporate actions without the affirmative vote of 75% of the total voting power of the Company, restricts certain stock transfers and ownership interest in other cellular or PCS systems and provides certain rights of first refusal and registration and tag-along rights.

    The accompanying unaudited pro forma balance sheet as of June 30, 1996, presents the financial position of the Company as if the grant of the PCS licenses and related financing discussed in Note 4, and the issuance of the securities discussed in Note 7 had occurred at June 30, 1996. See Notes 3 and 13 for further discussion of pro forma financial data and the related adjustments to the historical financial statements.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DEVELOPMENT STAGE COMPANY

    The Company was formed to acquire PCS licenses in the FCC's C Block PCS Auction. Since being awarded the rights to licenses to provide PCS services in the state of Tennessee and contiguous areas, the Company has been devoting substantially all of its efforts to recruiting an experienced management team, developing and executing a business plan, raising capital and designing the Company's PCS network. The Company's planned principal operations have not yet commenced. Consequently, as shown in the financial statements, the Company has not realized any revenues from product sales and services and has a cumulative net loss for the period from inception (June 12, 1995) through December 31, 1995 of $206,260. The Company anticipates services will commence by the end of 1997 upon completion of a portion of its initial build-out activities. Accordingly, the Company is a development stage company as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

    The activities engaged in by the Company involve a high degree of risk and uncertainty. Successful implementation of the Company's strategy will depend upon many factors including, among others, the need for additional financing, the dependence on licenses and technology, the costs of and timely completion of the PCS network build-out, acceptance and pricing of the Company's services, continual utilization of the relationship with PrimeCo pursuant to the terms of the PrimeCo Agreements, the ability to meet FCC requirements and the competitive environment in the Company's marketplace. The Company's ability to develop its operations may be immensely impacted by uncertainties related to technological change and obsolescence, product development, competition and government regulations. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success. See "Risk Factors" elsewhere in this Registration Statement.

    The financial statements have been prepared assuming that the Company will continue as a going concern. The Company must raise additional funds during the next 12 months to maintain its development activities and meet its debt service obligations. Capital requirements including costs of development, construction and start-up activities for the Company will be significant. The Company's future funding requirements will depend on many factors, including the ability to obtain vendor and other financing. As discussed in Note 3, the Company intends on filing registration statements on Forms S-1 for the public sale of Class B Common Stock and Senior Notes. While the Company believes that, based on discussions with investors and lenders, sufficient capital will be raised so that the Company can maintain its development activities and meet its debt service obligations, there can be no assurances that such funds will be secured or have favorable terms. Depending on their extent and timing, these factors, individually or in the aggregate, could have a material adverse effect on the Company's financial condition.

    As a result of the aforementioned factors and the related uncertainties, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts of fixed assets and PCS licenses or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM FINANCIAL STATEMENTS (UNAUDITED)

    The interim financial statements as of June 30, 1996, and for the six-month period ended June 30, 1996, are unaudited, and certain information and footnote disclosures, normally included in such financial statements prepared in accordance with GAAP have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows for the interim period then ended, have been included. The results of operations for the interim period are not necessarily indicative of the results that may be expected for the entire year or for any future periods. The Company had no activity during the period from inception (June 12, 1995) through June 30, 1995.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consists of cash on hand and those short-term, highly liquid investments with original maturities of three months or less.

    INTANGIBLES AND DEFERRED CHARGES

    Intangibles and deferred charges consist of the following:

                                                                    DECEMBER 31,   JUNE 30,
                                                                        1995         1996
                                                                    ------------  -----------
                                                                                  (UNAUDITED)
Deferred initial public offering costs............................   $   --        $ 254,863
Organizational costs..............................................      100,257      237,921
Deferred loan costs...............................................       42,528      491,028
                                                                    ------------  -----------
                                                                        142,785      983,812
Less--Accumulated amortization....................................        2,788       27,364
                                                                    ------------  -----------
                                                                     $  139,997    $ 956,448
                                                                    ------------  -----------
                                                                    ------------  -----------

    Organizational costs are amortized on a straight-line basis over five years. Deferred loan costs, which are due or were paid to a certain stockholder of the Company, are amortized on the effective interest method over the term of the respective loan. Amortization expense for the period from inception (June 12, 1995) through December 31, 1995, and for the six-month period ended June 30, 1996, was $2,788 and $24,576 (unaudited), respectively.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    OPERATING EXPENSES

    Costs incurred in the development and administration of the Company, other than organizational costs, which do not relate to the design or construction of specific identifiable assets have been charged to operations as incurred.

    INCOME TAXES

    Prior to the May Recapitalization, ChaseTel was a partnership and all taxable losses were deemed to be the losses of the individual partners. Accordingly, no income taxes are reflected in the accompanying statements of operations for the periods prior to the May Recapitalization. Effective May 10, 1996, and in conjunction with the May Recapitalization, ChaseTel became a C Corporation for U.S. federal income tax purposes. ChaseTel will use the liability method in accounting for income taxes. Under this method, deferred taxes will be recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances will be established where necessary to reduce deferred tax assets to the amount more likely than not to be realized in future tax returns.

    PRO FORMA NET LOSS PER SHARE OF COMMON STOCK (UNAUDITED)

    Pro forma net loss per share of Common Stock is computed based on the weighted average number of common stock and common stock equivalents outstanding during the periods, adjusted to give retroactive effect to the May Recapitalization as if these transactions had occurred at June 12, 1995. Pursuant to the requirements of the Securities and Exchange Commission (SEC), common stock and common stock equivalents issued by the Company at prices below the anticipated initial public offering price during the twelve months immediately preceding the filing of the Registration Statement have been included in the calculation of the shares used in computing net loss per common share (for the periods prior to the completion of the Company's initial public offering), even if antidilutive, as if these shares were outstanding for such periods using the treasury stock method.

    NEW ACCOUNTING PRINCIPLES

    In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued which is effective beginning in 1996. This statement establishes a fair value based method of accounting for stock-based compensation plans. The Company will account for its stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has decided not to adopt this new standard in 1996 and alternatively will provide certain pro forma disclosures in the notes to the December 31, 1996 financial statements.

    In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate intangible or other assets, including PCS licenses, may be impaired, an evaluation of recoverability would be performed. Management's evaluation would include a number of factors, including the impact of regulatory issues, in determining potential impairment loss. If an evaluation was required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) to determine if a write-down to market value was necessary. The Company believes all such assets are fully realizable as of December 31, 1995.

3. RECAPITALIZATION AND REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION:

    The Company intends to file a registration statement on Form S-1 (the
Registration Statement) to register the offer and sale of       shares of Class
B Common Stock, par value of $0.01 per share (the Stock Offering). The Company
intends to concurrently offer (the Senior Notes Offering)       % senior
discount notes due 2006 (the Senior Notes) having an initial accreted value of $105.0 million. The closing of the Senior Notes Offering is conditioned on the closing of the Stock Offering, and the closing of the Stock Offering is conditioned on the closing of the Senior Notes Offering. The Stock Offering and the Senior Notes Offering are collectively referred to as the Offerings.

    As discussed in Notes 5, 7 and 10, in connection with the Offerings, the Founders Loan will be contributed to the equity of the Company, approximately
$1.9 million of the PrimeCo Loan will be converted into       shares of Series B
Convertible Preferred Stock and the 12% Senior Subordinated Notes will be converted into Senior Notes and 5% Cumulative Convertible Preferred Stock. The accompanying financial statements do not reflect the impact of the contemplated Offerings. See "Pro Forma Financial Data" elsewhere in this Registration Statement.

    The Company anticipates effecting a recapitalization of its capital stock (the IPO Recapitalization) prior to the closing of the Stock Offering, pursuant to which, subject to Board of Directors and stockholder approval, an amended and restated certificate of incorporation (the Certificate) will be adopted to authorize, among other things, adjustments to certain rights and preferences of
the classes of Common Stock and (a) a    -for-1 stock split of the Class A
Common Stock, (b) a    -for-1 stock split of the Class B Common Stock and (c) a
   -for-1 stock split of the Class C Common Stock.

    The financial statements and the notes thereto give retroactive effect to the IPO Recapitalization as though it had occurred as of January 1, 1996.

4. FIXED ASSETS AND PCS LICENSES:

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at original cost and includes, and will include, primarily computer equipment, office equipment and leasehold improvements during the development stage of the Company. Depreciation is provided based on the straight-line method over the estimated useful lives of the respective assets, generally three to five years for computer and office equipment. Leasehold improvements will be

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

4. FIXED ASSETS AND PCS LICENSES: (CONTINUED) amortized over the shorter of the lease term or the estimated useful lives of the improvements. Repair and maintenance costs are charged to expense as incurred. Property and equipment consists of the following:

                                                                              DECEMBER 31,   JUNE 30,
                                                                                  1995         1996
                                                                              ------------  -----------
                                                                                            (UNAUDITED)
Computer and office equipment...............................................   $   --        $  22,784
Leasehold improvements......................................................       --           --
Work-in-process.............................................................       --           --
                                                                              ------------  -----------
                                                                                   --           22,784
Less--Accumulated depreciation and amortization.............................       --              931
                                                                              ------------  -----------
Property and equipment, net.................................................   $   --        $  21,853
                                                                              ------------  -----------
                                                                              ------------  -----------

    Work-in-process will include expenditures for the design, construction and testing of the Company's PCS networks as well as the costs to relocate dedicated private microwave links currently operating in the Company's spectrum as required by FCC rules. The Company will capitalize interest where appropriate on certain of its work-in-process expenditures. When the assets are placed in service, the Company will transfer the assets to the appropriate property and equipment category and depreciate these assets over their respective estimated useful lives.

    INVESTMENT IN PCS LICENSES

    At December 31, 1995, and June 30, 1996, investment in PCS licenses includes amounts on deposit with the FCC related to the Company's bid for certain FCC licenses in the C Block Auction. These deposits were applied toward the Company's required 10% down payment on the PCS licenses. The Company's successful bids totaled $175.1 million, net of bidding credits. On September 17, 1996 (the License Grant Date), the Company received conditional grant of its PCS licenses.

    On September 23, 1996, the Company submitted the approximately $8.8 million remaining on the required 10% down payment on the PCS licenses. The grant of the Company's PCS licenses by the FCC will not become final until after a 30- or 40-day reconsideration period expires following the License Grant Date when such order of license grant is not subject to any FCC staff reconsideration or any petition for reconsideration or application for review or judicial appeal in cases where petitions to deny were filed. At the License Grant Date, the Company has authorization to commence construction of its PCS network for the licensed service area.

    Under the C Block license rules, so long as the Company's ownership structure continues to qualify it as a small business, as defined, the Company will be entitled to a credit equal to 25% of the total amount of its winning bids and, after making a 10% down payment, is entitled to government financing of 90% of the net purchase price for its licenses over a ten-year term at an
annual interest rate of    % (representing the annual interest rate for ten-year
U.S. Treasury obligations on the License Grant Date). Under the terms of such financing, the Company is required to make installment payments of interest only
(approximately $      million per year, payable quarterly) for the first six
years after the License Grant Date, and installment payments of principal and interest (approximately $ million per year, payable quarterly) over

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

4. FIXED ASSETS AND PCS LICENSES: (CONTINUED) the remaining four years of the license term. Principal payments will be amortized in equal annual installments during the four years thereafter. Interest payments will begin in December 1996.

    On the License Grant Date, the Company recorded an intangible asset for the acquired PCS licenses at cost, with cost determined as (a) the present value of the deferred payment obligation provided by the U.S. Government (Government Financing) based upon prevailing rates of interest which the Company believes would have resulted if an independent borrower and an independent lender had negotiated a similar transaction under comparable terms and conditions
(estimated to be       percent) and (b) the down payments. Furthermore, interest
will be capitalized while the Company builds out its PCS network. The Company will begin amortizing the licenses, including capitalized interests, over 40 years upon commencement of services, which is expected by the end of 1997. The original issuance discount resulting from the discounting of the Government Financing will be amortized, using the effective interest method, over the term of the debt and included as a component of interest expense.

    As discussed in Note 6, the Company, as holder of its PCS licenses, will be subject to various restrictions and regulations of the FCC. If the Company should fail to meet or violate one or more of these regulations, the FCC could revoke one or more of the Company's PCS licenses, which may result in an impairment loss to be recognized in the financial statements in an amount that could be material.

5. DEBT:

    NOTES PAYABLE TO RELATED PARTIES

    The notes payable to related parties (Founders Loan) entered into in November 1995 are payable to certain stockholders of the Company. The Founders Loan bears interest at 10% per annum and matures on its fifth anniversary.

    On September 19, 1996, the Company, the holders of the Class A Common Stock (Class A Holders) and the holders of the Founders Loan (FLP Noteholders) entered into a note exchange agreement. Under the terms of the note exchange agreement, upon the closing of an initial public offering of the Company's Class B Common Stock (see Note 3), the FLP Noteholders agreed to deliver to the Class A Holders the Founders Loan and the Class A Holders agreed to contribute the Founders Loan to the equity of the Company.

    NOTE PAYABLE TO PRIMECO

    On November 29, 1995, the Company entered into a loan agreement, as amended, with PrimeCo (PrimeCo Loan) pursuant to which the Company borrowed $2,000,000 to make certain down payments to the FCC. The PrimeCo Loan bears interest at 10% per annum and interest is payable semiannually beginning in May 1996. Principal amounts under the PrimeCo Loan are due and payable in annual installments on the 90th day after the end of each fiscal year until November 29, 2000, when the then remaining unpaid balance of the loan becomes due and payable. Each of the installments, except for the last, are equal to 5% of the Company's gross revenues for the immediately preceding fiscal year and the last and final installment being in the amount of the then remaining unpaid principal balance thereof.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

5. DEBT: (CONTINUED)
    The PrimeCo Loan provides for mandatory prepayments upon the occurrence of certain events, including termination of the affiliation agreement or the management agreement with PrimeCo (see Note 10). The PrimeCo Loan is secured by a lien on certain of the Company's PCS licenses.

    The PrimeCo Loan is convertible at the option of PrimeCo at any time after the six-month anniversary of the loan and on or before the one-year anniversary into 4.99% of the equity interest of the Company on a fully-diluted basis. The Company and PrimeCo contemplated entering into an investment agreement (see Note
10), whereby PrimeCo will convert approximately $1.9 million of the PrimeCo Loan, subject to the satisfaction of certain terms and conditions including, among other things, a closing of a public offering, as defined, into Series B Convertible Preferred Stock (see Note 3). Upon conversion, any remaining principal amounts not converted due to the above limitation will become immediately due and payable.

    In the event the PrimeCo Loan is not converted, PrimeCo may, at its option, following the one-year anniversary of the PrimeCo Loan and on or before the five-year anniversary, acquire no more than 4.99% of the equity interest of the Company at a purchase price, as defined. Furthermore, PrimeCo was granted certain preemptive rights to acquire interests in the Company, certain registration rights and the right to cause the Company to purchase all of the interests owned and acquired by PrimeCo pursuant to the PrimeCo Loan at fair market value, as defined, in the event a registration statement of certain of the Company's securities is not filed and declared effective by the SEC on or before the fifth anniversary of the loan.

    The PrimeCo Loan also provides certain restrictions under certain circumstances including, among other things, restrictions on the declaration and payment of dividends, the incurrence of additional indebtedness and the creation of liens. Under the terms of the PrimeCo Loan, PrimeCo has the right to accelerate maturity of the PrimeCo Loan if a material adverse event is deemed by PrimeCo to have occurred.

6. FCC REGULATIONS, PARTNERS' CAPITAL, COMMON STOCK AND PREFERRED STOCK:

    FCC REGULATIONS

    The Company is subject to various restrictions, rules and regulations of the FCC. These regulations include matters as further described below relating to the (a) ongoing eligibility requirements for entities qualifying as small businesses, (b) restrictions on the ownership and control of an FCC license holder and (c) compliance with established deadlines for the build-out of PCS networks, among others. Depending on their extent and timing, these matters, as well as other regulatory matters, could individually or in the aggregate have an adverse effect on the Company's financial condition, results of operations and cash flows.

    To continue to qualify as a designated entity under the FCC rules and thereby qualify for the favorable license financing terms of the Government Financing, the designated entity rules require that the Control Group (as defined in the rules and regulations promulgated by the FCC) maintain certain voting control and equity requirements (Control Group Requirements). Additionally, the Control Group Requirements include (a) restrictions on the composition of the Control Group and certain members thereof (the Qualifying Investors) and restrictions on the Qualifying Investors' voting stock and equity, (b) the involvement of the Control Group in the operations of the Company, (c) requirements as to rights and

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. FCC REGULATIONS, PARTNERS' CAPITAL, COMMON STOCK AND PREFERRED STOCK:
  (CONTINUED)

privileges of stock held by members of the Control Group and (d) requirements that the Control Group must constitute or appoint a majority of the Board of Directors. Additionally, designated entities are subject to restrictions relating to the transfer and the assignment of licenses. License holders are also subject to specific construction schedules for system buildout. Licensees that fail to meet construction and buildout schedules may be subject to forfeiture of their licenses. With respect to foreign ownership regulation, the Company is subject to a 25% limitation regarding the total percentage of capital stock of the Company directly or indirectly owned of record or voted by non-U.S. persons or entities or their representatives.

    In order to meet the Control Group Requirements, the Company's Certificate provides that the Company's Class A Common Stock will constitute 50.1% of the total voting power of the Company and will at all times have the right to elect a majority of the Company's Board of Directors. Further, the Certificate limits the ability of the Class A Common Stock and Class C Common Stock to be converted into Class B Common Stock of the Company.

    Failure on the part of an entity to maintain the designated entity status, meet the Control Group Requirements, satisfy specific buildout and construction requirements, and comply with alien ownership limitations, among others, could result in the loss of the favorable license financing terms provided by the FCC, including the loss of bidders' credits, acceleration of payments due under the Government Financing, the revocation of the awarded licenses, assessment of a fine or enforcement of actions against the Company by the FCC, including imposing unjust enrichment penalties, among others.

    PARTNERS' CAPITAL

    Total capital contributions by the partners of Chase LP through December 31, 1995, were $1,975,000, including $15,000 of services provided by one partner. Partners' capital contributions in the accompanying financial statements have been decreased by $42,528 for direct costs associated with the initial capitalization of Chase LP, which were paid to a limited partner. Under the terms of the partnership agreement, profits and losses of Chase LP were allocated among the partners proportionately in accordance with their respective percentage interests. Cumulative losses of Chase LP are included in deficit accumulated during the development stage in the accompanying financial statements.

    COMMON STOCK

    GENERAL--ChaseTel's Certificate creates three voting classes of common stock--Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively the Common Stock). The Company's Class A Common Stock is held solely by the Qualifying Investors in ChaseTel's Control Group under FCC rules. All economic, voting and conversion rights of the Company's capital stock, stock options and warrants as described herein are subject to legal and administrative requirements of the FCC.

    VOTING RIGHTS--With respect to matters on which all holders of the Company's Common Stock have the right to vote, the Class B Common Stock, Class C Common Stock and Series B Convertible Preferred Stock, voting together as a single class, will constitute 49.9% of the total voting power of the Company, and the Class A Common Stock will constitute 50.1% of the total voting power of the Company. With respect

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. FCC REGULATIONS, PARTNERS' CAPITAL, COMMON STOCK AND PREFERRED STOCK:
  (CONTINUED)
to certain specified matters other than the election of directors, shareholder approval will require the affirmative vote of 75% of the total voting power of the Company, with all classes of the Company's Common Stock and the Series B Convertible Preferred Stock voting together as a single class.

    The holders of the Class A Common Stock will have the right to elect a majority of the Company's Board of Directors. Each of the Class C Common Stock and the Series B Preferred Stock will have the right to elect one director. The holders of Class B Common Stock will have the right to elect the remaining members of the Company's Board of Directors. In addition, the approval of a majority of the Board of Directors, including the vote of at least one director elected by the holders of the Class B Common Stock (the Class B Director), will be required to increase the President of the Company's salary above a certain amount.

    DIVIDEND AND LIQUIDATION RIGHTS--Subject to the preferences and other rights of any outstanding shares of Preferred Stock which is granted dividend preferences (including, upon maturity, prior redemption or liquidation, the 5% Cumulative Convertible Preferred Stock), the holders of Common Stock are entitled to receive ratably dividends when and as declared by the Board of Directors.

    In the event of any liquidation, dissolution or winding up of the affairs of the Company, subject to prior distribution rights to the holders of any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities.

    AUTOMATIC ISSUANCE OF WARRANTS TO CONTROL GROUP--Under the Company's Certificate, holders of Class A Common Stock and Class C Common Stock will hold a 15% and 10% interest, respectively, in the Company's equity on a fully-diluted basis, in compliance with applicable FCC regulations. In the event the Company issues additional shares of Class B Common Stock or other equity after consummation of the Offerings which would dilute the interests of holders of Class A Common Stock that would result in a loss of eligibility on the part of the Company to hold a C Block PCS license from the FCC, loss of any bidding credit or preferred interest rate with respect thereto, or acceleration of installment payments therefor under applicable FCC rules (an Adverse FCC Consequence), the Company's Certificate requires the Company to issue warrants to holders of Class A Common Stock entitling such holder to purchase Class B Common Stock at its fair market value at the time of issuance of such warrants so that such holders of Class A Common Stock will maintain such required percentage ownership interest or so that such Adverse FCC Consequence does not occur, as the case may be. Such warrants will expire on the earlier to occur of the tenth anniversary of the License Grant Date and the date on which such termination would not otherwise have an Adverse FCC Consequence. In addition, in the event the Company issues additional equity after consummation of the Offerings which would dilute the interests of holders of Class C Common Stock in a way that would result in an Adverse FCC Consequence, the Company's Certificate requires the Company to issue warrants to holders of Class C Common Stock entitling such holder to purchase Class B Common Stock at its fair market value at the time of issuance of such warrants so that such holders of Class C Common Stock will maintain such required percentage ownership interest or so that such Adverse FCC Consequence does not occur, as the case may be. Such warrants will expire on the earlier to occur of the third anniversary of the License Grant Date and the date on which such termination would not otherwise have an Adverse FCC Consequence. The Company's Certificate provides that the exercise price

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. FCC REGULATIONS, PARTNERS' CAPITAL, COMMON STOCK AND PREFERRED STOCK:
  (CONTINUED)
of such warrants issued to members of the Control Group may be adjusted by the Company's Board of Directors as necessary to comply with FCC rules.

    CONVERSION RIGHTS--Shares of Class A Common Stock and Class C Common Stock outstanding are convertible into shares of Class B Common Stock on a one-to-one basis. The Company's Certificate requires the conversion of shares of Class A Common Stock and Class C Common Stock into shares of Class B Common Stock on the day following the first day that any such conversion would not result in an Adverse FCC Consequence. Under FCC rules and regulations currently in effect, on the third anniversary of the License Grant Date, one-third of the outstanding shares of Class A Common Stock and all the shares of Class C Common Stock will be automatically converted into shares of Class B Common Stock with the remaining shares of Class A Common Stock being automatically converted on the tenth anniversary of the License Grant Date. Upon any such partial mandatory conversion of Class A Common Stock, shares will be converted on a pro rata basis among all holders of Class A Common Stock.

    TRANSFER RESTRICTIONS; FORCED DIVESTITURE OF CAPITAL STOCK--Holders of Common Stock are subject to certain transfer restrictions pursuant to the terms of the Company's Certificate to ensure compliance with certain regulatory requirements regarding ownership of C Block licenses. Under the Company's Certificate, any transfer by any such holders shall be void and of no force and effect to the extent that such transfer will cause an Adverse FCC Consequence or otherwise violate the rules and regulations of the FCC. In addition, if any person or entity holds shares of capital stock of the Company or is otherwise attributed with ownership of any shares and such ownership would cause an Adverse FCC Consequence or otherwise violate the rules and regulations of the FCC, the Company may require such person or entity to divest itself of such shares in a transaction that does not result in such an Adverse FCC Consequence or FCC violation.

    PREFERRED STOCK

    GENERAL--The authorized capital stock of the Company includes 2,000,000
shares of preferred stock (Preferred Stock) of which       shares have been
designated Series B Convertible Preferred Stock and    shares have been
designated 5% Cumulative Convertible Preferred Stock.

    Subject to limitations prescribed by Delaware law and the Company's Certificate, the Board of Directors has the authority to issue the remaining authorized but unissued shares of Preferred Stock in one or more series and to fix the designation, relative rights, preferences and limitations of shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

    CONVERSION RIGHTS--Holders of shares of Series B Convertible Preferred Stock have the right, at their option at any time and from time to time, to convert all or some of such shares into shares of Class B Common Stock. Any share of Series B Convertible Preferred Stock that is not owned by PrimeCo, certain PrimeCo affiliates or any of their respective wholly owned subsidiaries, shall be converted automatically into shares of Class B Common Stock at the time of transfer of such shares by PrimeCo or such other entities. Shares of Series B Convertible Preferred Stock outstanding are convertible into shares of Class B

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. FCC REGULATIONS, PARTNERS' CAPITAL, COMMON STOCK AND PREFERRED STOCK:
  (CONTINUED)
Common Stock on a one-to-one basis. The conversion rate of the Series B Convertible Preferred Stock is subject to adjustment in connection with certain events, including (a) any reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with any other corporation, or the sale of all or substantially all its assets to another corporation or (b) any subdivision or combination of the shares of Class B Common Stock or the declaration of a distribution payable to holders of Class B Common Stock in additional shares of Class B Common Stock.

    Holders of shares of 5% Cumulative Convertible Preferred Stock have the right, at their option at any time and from time to time, to convert all or some of such shares into shares of Class B Common Stock. The conversion rate for the
5% Cumulative Convertible Preferred Stock is     shares of Class B Common Stock
for each share of 5% Cumulative Convertible Preferred Stock surrendered for conversion. The conversion rate of the 5% Cumulative Convertible Preferred Stock is subject to adjustment in connection with certain events, including (a) any reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with any other corporation, or the sale of all or substantially all its assets to another corporation or (b) any subdivision or combination of the shares of Class B Common Stock or the declaration of a distribution payable to holders of Class B Common Stock in additional shares of Class B Common Stock.

    VOTING RIGHTS--Except with respect to the election of the Company's Board of Directors, the holder of each share of Series B Convertible Preferred Stock is entitled to one vote for each share of Class B Common Stock into which such share of Series B Convertible Preferred Stock is convertible with respect to all matters on which holders of Class B Common Stock are entitled to vote, in the same manner and with the same effect as such holders of Class B Common Stock, voting together with the holders of Class B Common Stock as a single class. In addition, so long as the Series B Convertible Preferred Stock outstanding represents no less than a 4.99% equity interest (on a fully-diluted basis) in the Company (a) the holders of Series B Convertible Preferred Stock shall be entitled, voting as a single class, to elect one director (who will be deemed a Class B Director) and (b) the Company shall not enter into certain transactions without the affirmative vote or consent of the holders of a majority of the Series B Convertible Preferred Stock outstanding, voting as a single class.

    Except as required by law, the holders of 5% Cumulative Convertible Preferred Stock have no voting rights by virtue of holding such shares.

    DIVIDENDS--The holders of Series B Convertible Preferred Stock are entitled to receive dividends to the same extent as, on the same basis as, at the same rate as and contemporaneously with, dividends when, as and if declared by the Board of Directors with respect to shares of Common Stock, as if such Series B Convertible Preferred Stock had been converted into Class B Common Stock on the record date for determining the holders of Common Stock entitled to receive such dividend.

    The holders of 5% Cumulative Convertible Preferred Stock are entitled to receive a cumulative annual dividend of 5%, compounded quarterly. Such dividend is payable only upon the maturity or prior redemption of such shares or liquidation of the Company.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

6. FCC REGULATIONS, PARTNERS' CAPITAL, COMMON STOCK AND PREFERRED STOCK:
(CONTINUED)

    LIQUIDATION PREFERENCE--The holders of Series B Convertible Preferred Stock are not entitled to any liquidation preference in the event of any liquidation, dissolution or winding up of the Company.

    In the event of any liquidation, dissolution or winding up of the Company, before any distribution or payment will be made to the holders of other classes of capital stock of the Company (including the Common Stock and the Series B Convertible Preferred Stock), the holders of 5% Cumulative Convertible Preferred Stock are entitled to be paid $ for each outstanding share of 5% Cumulative Convertible Preferred Stock (aggregate of approximately $6.5 million), plus accrued dividends (if any).

    OPTIONAL AND MANDATORY REDEMPTION OF 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK--The 5% Cumulative Convertible Preferred Stock is redeemable at the option of the Company at any time after the fifth anniversary of their initial date of issuance at a redemption price per share equal to the liquidation preference plus accrued dividends to the date of redemption. In addition, the Company must redeem all outstanding shares of 5% Cumulative Convertible Preferred Stock on the fifteenth anniversary of their initial date of issuance at a redemption price per share equal to the liquidation preference plus accrued dividends to the date of redemption.

7. SENIOR SUBORDINATED NOTES AND COMMON STOCK:

    On May 10, 1996, the Company entered into a securities purchase agreement with certain institutional and other accredited investors (1996 Investors). The securities purchase agreement was amended on May 20, 1996, and September 20, 1996. The securities purchase agreement, as amended, (1996 Purchase Agreement) provides for the issuance and sale of senior subordinated notes (12% Senior Subordinated Notes) in the aggregate principal amount not to exceed $15,000,000, and shares of Class B Common Stock and Class C Common Stock representing in the aggregate 18% of the Company's fully-diluted common stock. The 12% Senior Subordinated Notes will mature in May 2003, and will bear interest at the rate of 12% per annum during the first year outstanding and 16% per annum thereafter. In May 2002, 50% of the principal amount of the 12% Senior Subordinated Notes then outstanding will be due and payable with the remaining amounts becoming due in May 2003. Interest is payable quarterly in arrears commencing on June 30, 1996. The 12% Senior Subordinated Notes are due in full upon a change in control, as defined. The Company shall, at the option of the holders, issue interest notes with the same terms as the 12% Senior Subordinated Notes, together with additional shares of Class B Common Stock and Class C Common Stock, subject to certain limitations, in lieu of a cash payment of any or all of the interest due during such period. The Company may issue such interest notes without the consent of the holders on the first interest payment date.

    In May 1996, pursuant to the terms of the 1996 Purchase Agreement, the
Company sold to the 1996 investors     shares of Class B Common Stock,
shares of Class C Common Stock and approximately $5.0 million principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $5.0 million. In July 1996, interest notes totaling approximately $75,000 and additional shares of Class B Common Stock and Class C Common Stock were issued in lieu of the first monthly interest payment. In addition, on September 23, 1996, the Company sold to the 1996 Investors an

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

7. SENIOR SUBORDINATED NOTES AND COMMON STOCK: (CONTINUED)
additional     shares of Class B Common Stock,     shares of Class C Common
Stock and approximately $10.0 million principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $10.0 million, increasing the outstanding principal amount of 12% Senior Subordinated
Notes to approximately $15.0 million. On September 27, 1996,     and     shares
of Class B Common Stock and Class C Common Stock, respectively, were issued to the 1996 Investors.

    Upon consummation of the Offerings (see Note 3), the 1996 Investors have agreed to exchange the approximately $15.0 million principal amount of 12% Senior Subordinated Notes for Senior Notes having an initial accreted value of approximately $10.0 million and shares of the Company's 5% Cumulative Convertible Preferred Stock having an aggregate liquidation preference of approximately $6.5 million. The 5% Cumulative Convertible Preferred Stock has certain antidilution protection upon the occurrence of certain events and the Company has agreed to file a shelf registration statement to permit the resale of such Senior Notes and the shares of Class B Common Stock into which the 5% Cumulative Convertible Preferred Stock is convertible. The above exchange will result in a charge to the Company's statement of operations of approximately $2.3 million, consisting of unamortized deferred loan costs and original issuance discount.

    The proceeds from the 1996 Purchase Agreement have been allocated between the 12% Senior Subordinated Notes, Class B Common Stock and Class C Common Stock based on the relative fair market value of each security, resulting in an original issuance discount which will total approximately $1.9 million on the 12% Senior Subordinated Notes. This discount will be amortized using the effective interest method over the term of the loan.

    The 12% Senior Subordinated Notes restricts certain transactions of the Company and contains certain nonfinancial covenants, including the occurrence of an event of default upon termination of the PrimeCo Affiliation Agreement or loss of the FCC licenses.

    Upon a change in control, as defined, the 1996 Investors shall have the right to require the Company to redeem all or any of such shares. Accordingly, the Class B Common Stock and Class C Common Stock are not classified as a component of stockholders' equity in the accompanying balance sheets. The shares of Class B Common Stock subject to this put feature are included in the caption "Class B Common Stock (with put feature)" in the accompanying balance sheet. The redemption price for the Class B Common Stock (with put feature) and Class C Common Stock shall be greater of (a) the fair market value, as defined, at the time of the put relating to the Class B Common Stock or the Class B Common Stock into which the shares of Class C Common Stock are convertible, (b) the change of control value of the Class B Common Stock or the Classs B Common Stock into which such shares of Class C Common Stock are convertible determined by applying to such Class B Common Stock the valuation derived from the purchase price paid by the acquiring person(s) in the change of control and (c) the amount equal to the product of .30 times the aggregate principal amount of the 12% Senior Subordinated Notes purchased ($4,485,000). The Class B Common Stock (with put feature) and Class C Common Stock will be reflected at the minimum put value at each balance sheet date.

    If any amounts on the 12% Senior Subordinated Notes remain outstanding 180 days after the Company first wins the right to acquire a C Block license, the Company agrees to issue to the 1996 Investors such shares of Class B Common Stock and/or Class C Common Stock representing in the

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

7. SENIOR SUBORDINATED NOTES AND COMMON STOCK: (CONTINUED) aggregate 1 1/2% of the economic equity, as defined, of all shares of the Common Stock for each $1,000,000 principal amount of the 12% Senior Subordinated Notes outstanding (22.4% equity interest).

    Furthermore, if any amounts on the 12% Senior Subordinated Notes remain outstanding 360 days after the Company first wins the right to acquire a C Block license, the Company agrees to issue to the 1996 Investors such shares of Class B Common Stock and/or Class C Common Stock representing in the aggregate an additional 1 1/2% of the economic equity, as defined, of all shares of the Common Stock for each $1,000,000 principal amount of the 12% Senior Subordinated Notes outstanding (22.4% equity interest).

    In connection with the 1996 Purchase Agreement, the Company simultaneously entered into a registration rights agreement, security agreement and securityholders agreement granting the 1996 Investors certain registration rights, a security interest in the C Block licenses granted to the Company and any and all of the Company's present and future rights in any account created by the FCC, restricting certain stock transfers and other transactions to ensure compliance with FCC rules.

    In connection with the sale of the 12% Senior Subordinated Notes, the Company agreed to pay a $448,500 finder's fee to a certain stockholder of the Company. The fee is due and payable in full upon the consummation of an initial public offering of certain of the Company's securities (see Note 3).

8. STOCK OPTIONS AND WARRANT:

    STOCK OPTIONS (UNAUDITED)

    Subject to stockholder approval, the Company will adopt an incentive compensation plan (the 1996 Long-Term Incentive Plan) which provides the ability to grant nonqualified stock options, restricted stock awards, deferred stock, incentive stock options, stock appreciation rights and other long-term incentive awards. The 1996 Long-Term Incentive Plan is administered by the Board of Directors, which has the authority to determine the option recipients, the number of shares subject to each option grant, the term of the grants, the exercise price and vesting schedule.

    After adoption of the 1996 Long-Term Incentive Plan, the Company has agreed to issue stock options to purchase Class B Common Stock to certain employees at an exercise price which is intended to be 50% of the price of the Class B Common Stock in the Stock Offering (see Note 3). The Company expects to record deferred compensation upon issuance of the stock options aggregating approximately $2.0 million, based on the excess of the fair market value of the options at the date of issuance over the exercise price, which will be expensed over the five year vesting period of the options.

    WARRANT

    In November 1995, the Company issued a warrant to a stockholder exercisable
for   shares of Class B Common Stock for $120,000. The warrant expires five years from the date of issuance. The warrant was recorded at zero in the accompanying financial statements as the value as of the date of issuance was deemed to be de minimis.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

9. INCOME TAXES (UNAUDITED):

    As discussed in Note 2, effective May 10, 1996, ChaseTel became a C Corporation for U.S. federal income tax purposes. Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting and tax purposes, primarily related to different treatment of start-up costs. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities and consisted of the following components at June 30, 1996 (unaudited):

Deferred tax assets--
  Capitalized start-up costs for tax purposes....................  $ 326,722
  Organizational costs...........................................    (38,098)
  Net operating loss carryforward................................     51,145
                                                                   ---------
      Total deferred tax assets..................................    339,769
Valuation allowance..............................................   (339,769)
                                                                   ---------
Deferred tax assets, net.........................................  $  --
                                                                   ---------
                                                                   ---------

    Due to the uncertainty surrounding the realization of these assets, a valuation allowance has been provided for the full amount of the deferred tax assets. At June 30, 1996, the Company had a net operating loss carryforward of approximately $135,000 which can be used to offset taxable income through the year 2011.

10. PRIMECO AGREEMENTS:

    In August 1995, the Company entered into an affiliation agreement and a management agreement with PrimeCo. A total of $175,000 of the Company's expenses incurred in conjunction with the affiliation and management agreement with PrimeCo was reimbursed by PrimeCo and is shown as an expense reimbursement in the accompanying statements of operations.

    Under the Company's existing affiliation agreement with PrimeCo, the Company is required to meet certain performance standards and to pay PrimeCo its allocable share of all costs incurred by PrimeCo in the provision of services including expenses related to national advertising campaigns and research and development. In addition, beginning in 2000 and ending in 2004, ChaseTel must pay PrimeCo an annual fee equal to 1% of the Company's gross revenues for such year and thereafter must pay PrimeCo a fee equal to 2%. The PrimeCo affiliation agreement will expire in 2006 and is subject to certain termination and renewal provisions.

    Under the terms of the existing management agreement with PrimeCo, the Company has the right to engage PrimeCo to design and construct its PCS network and perform on the Company's behalf various other business functions, including planning, technical and engineering services, operations and billing. The management agreement terminates on August 8, 1997, but is subject to renewal unless PrimeCo gives 90 days' written notice prior to termination should it not wish to continue to provide services. The Company is entitled to receive these services at PrimeCo's costs, as defined.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. PRIMECO AGREEMENTS: (CONTINUED)
    The Company contemplates entering into an amended and restated affiliation agreement (the PrimeCo Affiliation Agreement), an amended and restated management agreement (the PrimeCo Management Agreement), an investment agreement (the PrimeCo Investment Agreement) and a stockholders' agreement (the PrimeCo Stockholders Agreement) with PrimeCo under the terms detailed below. These amended agreements with PrimeCo will establish certain branding, purchasing, roaming and service relationships between the Company and PrimeCo. The Company intends to market its services under the PrimeCo brand name and under the PowerBand-SM- and TalkAlong-SM- brand names (service marks that are owned, respectively, by AirTouch Communications, Inc., and Bell Atlantic Corporation, both of which are affiliates of PrimeCo). The Company will also be required to comply with certain covenants and restrictions under the terms of these amended agreements.

    CONTEMPLATED AFFILIATION AGREEMENT (UNAUDITED)

    The PrimeCo Affiliation Agreement will be for an initial term of 10 years, after which it is renewable for additional one-year periods unless either party elects not to renew it. Under the terms of this agreement, the Company will be required to pay an annual affiliation fee equal to 1% of gross revenues, as defined, for the first four years, 2 1/2% for the next five and 4% thereafter. The fees are due and payable within 30 days after the end of each fiscal quarter provided that such fees will be deferred and not become payable until the first day of the seventh month following the month in which the Company first sells its products and services. Unpaid fees will accrue interest at the rate of 1% per month. Additionally, in connection with the PrimeCo Affiliation Agreement, the Company will be required to pay fixed fees of $667,000 on the first three anniversaries of this agreement. PrimeCo will be able to terminate the PrimeCo Affiliation Agreement upon a material breach, as defined, or a change in control of the Company, as defined. PrimeCo also will have the right to terminate the PrimeCo Affiliation Agreement with respect to any part of the Company's service area after such time as the Company does not hold the PCS licenses with respect to such areas or is not entitled to operate a PCS system or provide PCS services therein. Upon termination of the agreement, all fees will become immediately due and payable.

    Additionally, the Company will be required to reimburse PrimeCo for all of its cost, as defined, incurred under the terms of the PrimeCo Affiliation Agreement. The Company also will be obligated to reimburse PrimeCo its allocable share of costs, limited by a calculation defined in the agreement, related to the production and placement of national advertising campaigns made for the benefit of the PrimeCo network and for research and development projects which PrimeCo may undertake, at its discretion, to develop minimum products, services, plans and features of the PrimeCo network. The Company estimates its maximum annual obligation, for national advertising and research and development expenses will be approximately $3,150,000 and $630,000 per year, respectively. The Company will be required to make the initial national advertising and research and development expense payments 90 days prior to the projected launch of the Company's initial PCS system.

    CONTEMPLATED MANAGEMENT AGREEMENT (UNAUDITED)

    Under the terms of the PrimeCo Management Agreement, the Company will have the right to engage PrimeCo for up to 360 person-days of service to design and construct its PCS network and perform on the Company's behalf various other business functions, including, among others, planning, technical and

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. PRIMECO AGREEMENTS: (CONTINUED)
engineering services, operations and billing. However, PrimeCo will have no obligation to make such services available to the Company except as expressly agreed to from time to time. The PrimeCo Management Agreement will expire on and is subject to renewal unless PrimeCo gives 90 days' written notice, prior to the termination, that it no longer wishes to provide services. The PrimeCo Management Agreement may be terminated by the Company or PrimeCo upon material breach by the other party or the termination of the PrimeCo Affiliation Agreement; upon such termination, all unpaid balances become immediately due and payable. PrimeCo's liability, if any, under the terms of the PrimeCo Management Agreement, whether arising out of contract, negligence, strict liability, tort or any other theory will be limited to the value of the Series B Convertible Preferred Stock issued to PrimeCo.

    PrimeCo's compensation for services performed pursuant to the PrimeCo Management Agreement will be limited to the fixed annual fee of $667,000 payable under the terms of the PrimeCo Affiliation Agreement, until such time that the Company's PCS systems have been constructed and are operational, but not necessarily operating, covering 60% of the POP's in the Company's service area. Payment for services rendered will be billable on a monthly basis and are due within 30 days of invoicing with unpaid balances accruing interest at a rate of 12% per year. Additionally, the Company will provide PrimeCo an irrevocable standby letter of credit in a face amount of $300,000 until the closing of a public offering, as defined.

    CONTEMPLATED INVESTMENT AGREEMENT (UNAUDITED)

    Under the terms of the PrimeCo Investment Agreement, PrimeCo will agree, upon the closing of a public offering, as defined, to convert the PrimeCo Loan (see Note 5) to Series B Convertible Preferred Stock and to purchase Series B Convertible Preferred Stock constituting 5.01% of the Company's equity on a fully-diluted basis for $50,000 cash consideration. The Company will be required to issue Series B Convertible Preferred Stock to PrimeCo totaling 1% of the Company's equity on a fully-diluted basis when the Company's PCS systems are operational, but not necessarily operating, and covering 60% of the POP's in the Company's service area. If such coverage is obtained in not more than 16 months after the closing of an initial public offering, as defined, the Company will be required to issue to PrimeCo additional Series B Convertible Preferred Stock totaling 2% of the Company's equity on a fully-diluted basis. The PrimeCo Investment Agreement will terminate if certain terms and conditions are not satisfied including, among other things, the closing of a public offering which results in the issuance of not less than 30% of the Company's equity on a fully-diluted basis, providing net cash proceeds to the Company of not less than $35 million and, either alone or combined with private issuance of the Company's stock after the date of the PrimeCo Investment Agreement, provides aggregated net cash proceeds to the Company of not less than $63 million. Additionally, PrimeCo will be restricted from selling any of the Series B Convertible Preferred Stock acquired under the terms of the PrimeCo Investment Agreement until the earlier of one year from the closing of the initial public offering, as defined, or the first date on which any member of the control group, as defined, sells or becomes free to sell any shares of the Company's stock.

    The Company will record the issuance of Series B Convertible Preferred Stock, representing 5.01% of the Company's equity on a fully-diluted basis, based on the issuance price of the Class B Common Stock in a public offering, discounted for certain restrictions, and the shares then issuable upon conversion, and capitalize such amounts to the network and deferred contract cost based upon management's estimates of

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

10. PRIMECO AGREEMENTS: (CONTINUED)
the relative fair value of benefits derived under the PrimeCo Management Agreement and PrimeCo Affiliation Agreement. The contingent issuances representing 1% and 2% of the Company's equity will be included in contingent consideration under PrimeCo Investment Agreement and reflected as a deduction from stockholders' equity in the balance sheet upon closing of a public offering of the Company's Common Stock. The subsequent issuance of any contingent shares of Series B Convertible Preferred Stock will be capitalized to the network based on the issuance price of the Class B Common Stock in a public offering and the shares then issuable upon conversion. The amounts capitalized under the terms of these agreements will be depreciated or amortized over their respective useful lives.

    PrimeCo will have the right to terminate the PrimeCo Investment Agreement if the Company fails to receive aggregate cash proceeds from debt and/or equity financings after the date this agreement is finalized, and before December 15, 1996, of not less than $65 million, or the Company fails to satisfy all of the conditions of this agreement on or before February 15, 1997. Upon the termination of the PrimeCo Investment Agreement, PrimeCo will have the right to immediately terminate the PrimeCo Management Agreement and the PrimeCo Affiliation Agreement will be modified such that the Company would not be obligated to pay the fixed annual fees of $667,000 for the first three years of the PrimeCo Affiliation Agreement and the Company will not receive any licenses to use the PrimeCo brand name or service mark.

    CONTEMPLATED STOCKHOLDERS AGREEMENT (UNAUDITED)

    The PrimeCo Stockholders Agreement will include, among other provisions, certain restrictions on the transferability of the Series B Convertible Preferred Stock, the right of first offer under certain limited circumstances, and tag-along and registration rights. The PrimeCo Investment Agreement will also provide that, in the event of any consolidation or merger in which PrimeCo would not receive, in exchange for their Class B Common Stock (or the Class B Common Stock issuable upon conversion of Series B Convertible Preferred Stock), securities which are publicly traded and the Company reasonably believes will be publicly traded for not less than six months from the consummation of such a consolidation or merger, PrimeCo will have the right to require the Company to redeem all of PrimeCo's Class B Common Stock (or the Class B Common Stock issuable upon conversion of Series B Convertible Preferred Stock) for the fair market value of the securities at the time of the put notice. Accordingly, the Series B Convertible Preferred Stock will not be classified as a component of stockholders' equity in the balance sheet, and the Series B Convertible Preferred Stock will be reflected at the minimum put value at each balance sheet date.

11. RELATED-PARTY TRANSACTIONS:

    The President and Chairman of the Board of the Company is a stockholder and member of the board of directors of the company from which ChaseTel receives certain administrative services and beginning in July 1996 subleases certain office space. During the period from inception (June 12, 1995) through December 31, 1995, and the six-month period ended June 30, 1996, charges for administrative services totaled $0 and $7,229 (unaudited), respectively. Prior to June 1996, the Company paid the President and Chairman of the Board of the Company for management consulting services. Such amounts totaled $12,624 and $34,000 (unaudited) for the period from inception (June 12, 1995) through December 31, 1995 and for the six-month period ended June 30, 1996, respectively.

                         CHASE TELECOMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1995

12. COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company leases office space and office equipment under month-to-month lease arrangements. There was no rent expense for the period from inception (June 12, 1995) through December 31, 1995 and for the six-month period ended June 30, 1996.

13. PRO FORMA FINANCIAL DATA (UNAUDITED):

    The unaudited pro forma balance sheet as of June 30, 1996, presents the financial position of the Company as if certain events as detailed below, which occurred or will occur subsequent to June 30, 1996, had occurred on June 30, 1996.

    The unaudited pro forma balance sheet is based upon available information and certain assumptions, that management believes are reasonable. The unaudited pro forma balance sheet as of June 30, 1996 does not purport to represent what the Company's financial condition would actually have been had the events detailed below in fact occurred on June 30, 1996 or to project the Company's financial condition as of any future date.

    Unaudited pro forma balance sheet adjustments consist of the following:

    (a) Adjustments reflecting (i) the issuance to the 1996 Investors of 12%
       Senior Subordinated Notes and       shares of Class B Common Stock (with
       put feature) and       shares of Class C Common Stock, in each case
       pursuant to the terms of the 1996 Purchase Agreement, for an aggregate purchase price of $9,941,750, and (ii) the application of such proceeds to fulfill the Company's obligation to the FCC to pay an additional five percent ($8,755,474) of the purchase price of the Company's PCS licenses following the grant of such licenses, and for general working capital purposes ($1,186,276). See Note 7.

       For accounting purposes, such proceeds received by the Company were allocated as follows:

12% Senior Subordinated Notes Due 2003..........................  $8,674,177
Class B Common Stock (with put feature).........................    563,366
Class C Common Stock............................................    704,207
                                                                  ---------
                                                                  $9,941,750
                                                                  ---------
                                                                  ---------

    (b) Adjustments reflecting the grant of the Company's PCS licenses by the FCC on the License Grant Date and the recognition of the Government Financing ($157,590,000) recorded at its estimated fair market value on the License Grant Date ($108,218,081). See Note 4.

    (c) Adjustments to record the Class B Common Stock (with put feature) and the Class C Common Stock issued to the 1996 Investors pursuant to the 1996 Purchase Agreement at their minimum put values of $1,993,333 and $2,491,667, respectively. See Note 7. The increases in amounts recorded under Class B Common Stock (with put feature) and Class C Common Stock are offset by a reduction in additional paid-in capital (to zero) and an increase in deficit accumulated during the development stage.

       Upon the occurrence of certain change in control events, the 1996 Investors have the right to require the Company to redeem all or any of their shares of Class B Common Stock (with put feature) and Class C Common Stock. Accordingly, the such shares are not classified as a component of stockholders' equity and are reflected at their minimum put values.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
Use of Proceeds...........................................................   29
Dividend Policy...........................................................   29
Dilution..................................................................   30
Capitalization............................................................   31
Pro Forma Financial Data..................................................   32
Selected Financial Data...................................................   37
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   38
The Wireless Telecommunications Industry..................................   42
Business..................................................................   45
Regulation of Wireless Telecommunications Industry........................   57
Management................................................................   64
Principal Stockholders....................................................   68
Description of Capital Stock..............................................   70
Shares Eligible for Future Sale...........................................   78
Certain United States Tax Consequences to Non-United States Holders of
  Common Stock............................................................   80
Related Party Transactions................................................   83
Underwriting..............................................................   86
Notice to Canadian Residents..............................................   87
Legal Matters.............................................................   88
Experts...................................................................   88
No Representations by PrimeCo.............................................   88
Additional Information....................................................   89
Glossary of Terms.........................................................   90
Index to Financial Statements.............................................  F-1

                                 --------------

    UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     Chase
                            Telecommunications, Inc.
                                        Shares
                              Class B Common Stock
                               ($0.01 PAR VALUE)

                                   PROSPECTUS

                                CS First Boston
                                Lehman Brothers

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the shares of Class B Common Stock offered hereby (including the shares of Class B Common Stock which may be issued pursuant to the over-allotment options) are as follows:

SEC registration fee...............................................  $  24,394
NASD filing fee....................................................      8,550
Nasdaq National Market listing fee.................................      *
Printing expenses..................................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Blue Sky fees and expenses (including legal fees and expenses).....      *
Transfer agent and registrar fees and expenses.....................      *
Miscellaneous......................................................      *
                                                                     ---------
Total..............................................................  $
                                                                     ---------
                                                                     ---------

--------------

*   To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred Article XI of the Company's Certificate of Incorporation provides for the indemnification of directors, officers and employees of the Company within the limitations of Section 145.

    In accordance with Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transaction from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

    The Underwriting Agreement provides for indemnification of directors and officers of the Company by the Underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In each of the sales of securities described below, the Company (or the relevant predecessor) relied on Section 4(2) of the Securities Act of 1933 (or Regulation D promulgated thereunder) for exemption from registration. No brokers or underwriters were used in connection with any of such sales. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, warrants and notes issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

    Through September 30, 1996, the Company raised approximately $20.9 million through private sales of debt and equity securities in a series of private placements with various institutional and other accredited investors as described below.

    FOUNDERS INVESTMENT. In connection with the formation of the predecessors of the Company, in November 1995, the Company sold to various institutional and other accredited investors, including Mr. Anthony R. Chase, President and Chairman of the Board of the Company, approximately $2.0 million of equity
securities (the "Founders Equity"). The Founders Equity consists of       shares
of Class A Common Stock and       shares of Class B Common Stock. At such time,
certain of these investors also loaned approximately $2.0 million to the Company (the "Founders Loan" and, together with the Founders Equity, the "Founders Investment"). In addition, in connection with the Founders Investment the
Company issued a warrant exercisable for       shares of Class B Common Stock at
an exercise price of $         per share and made a cash payment of $85,056 to a
placement agent in consideration for arranging the Founders Investment. The Company used the proceeds of the Founders Investment to make certain down payments to the FCC in connection with the C Block Auction. Upon consummation of the Offerings, the holders of Class A Common Stock will assume the Founders Loan and contribute such loan to the equity of the Company.

    PRIMECO INVESTMENT. In November 1995, PrimeCo loaned the Company $2.0 million (the "PrimeCo Loan") to enable the Company to make certain down payments to the FCC in connection with the C Block Auction. Pursuant to the PrimeCo Agreements, PrimeCo has agreed to convert (the "PrimeCo Loan Conversion") approximately $1.9 million of the PrimeCo Loan, immediately following the
Offerings, into       shares of Series B Convertible Preferred Stock,
representing a 4.99% equity interest (on a fully-diluted basis) in the Company. The unconverted portion of the PrimeCo Loan (approximately $0.1 million) will be repaid in full out of the net proceeds of the Offerings.

    Concurrent with the PrimeCo Loan Conversion, PrimeCo will purchase shares of Series B Convertible Preferred Stock for $50,000, representing an additional 5.01% equity interest (on a fully-diluted basis) in the Company, thereby increasing its total equity interest to 10% on a fully-diluted basis. The shares of Series B Convertible Preferred Stock will be convertible, at PrimeCo's election, on a share-for-share basis into shares of Class B Common Stock, and, prior to such conversion, will vote as a single class with the Class B Common Stock and Class C Common Stock on all matters on which all holders of the Company's Common Stock have the right to vote.

    Pursuant to the PrimeCo Agreements, subject to certain conditions, PrimeCo will be entitled to receive additional shares of Series B Convertible Preferred Stock representing up to a 3% equity interest (on a fully-diluted basis) in the Company.

    1996 INVESTORS INVESTMENT. In May 1996, pursuant to the terms of a Securities Purchase Agreement (as amended, the "1996 Purchase Agreement"), the Company sold to various institutional and other
accredited investors (the "1996 Investors")       shares of Class B Common
Stock,       shares of Class C Common Stock and approximately $5.0 million principal amount of its 12% Senior Subordinated Notes Due 2003 (the "12% Senior Subordinated Notes") for an aggregate purchase price of approximately $5.0 million. In addition, on September 23, 1996, the Company sold to the 1996
Investors an additional       shares of Class B Common Stock,       shares of
Class C Common Stock and approximately $10.0 million aggregate principal amount of 12% Senior Subordinated Notes for an aggregate purchase price of approximately $10.0 million, thereby increasing the outstanding principal amount of 12% Senior Subordinated Notes to approximately $15.0 million. In connection with the placement of the 12% Senior Subordinated Notes, a Note in the amount of $448,500 was issued as payment of a placement fee, which will be repaid in full out of the proceeds of the Offerings.

    Upon consummation of the Offerings, the 1996 Investors have agreed to exchange approximately $15.0 million principal amount of 12% Senior Subordinated Notes for Senior Notes having an initial accreted value of approximately $10.0 million and shares of the Company's 5% Cumulative Convertible Preferred Stock having an aggregate liquidation preference of approximately $6.5 million.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement
       2.1   Agreement and Plan of Merger dated as of April 25, 1996 by and among the Company, Chase LP, Chase
             Wireless and Chase GP
       3.1   Amended and Restated Certificate of Incorporation
       3.2   By-Laws
       4.1   Stockholders Agreement dated as of April 25, 1996 by and among the Company and the Stockholders identified on Exhibit A thereto
       4.2   Securityholders Agreement dated as May 10, 1996 by and among the Company and the investors and shareholders on the signature page and Exhibit I, respectively, thereto
       4.3   Form of Stockholders Agreement between the Company, PrimeCo and the holders of the Company's Class A
             Common Stock
       5.1   Opinion of Willkie Farr & Gallagher
      10.1   Securities Purchase Agreement dated as of May 10, 1996 by and among the Company and each of the investors named on the signature pages thereto
      10.2   Amendment No. 1 to Securities Purchase Agreement dated as of May 20, 1996 by and among the Company and each of the old and new investors named on the signatures page thereto
      10.3   Amendment No. 2 to Securities Purchase Agreement dated as of September 23, 1996 by and among the Company and the purchasers named on the signature page thereto.
      10.4   Registration Rights Agreement dated as of May 10, 1996 by and among the Company and the purchasers named on the signature page thereto
      10.5   Form of Amended and Restated PrimeCo Affiliation Agreement dated as of            , 1996 between the
             Company and PrimeCo
      10.6   Form of Amended and Restated PrimeCo Management Agreement dated as of           , 1996 by and among the
             Company and PrimeCo
      10.7   Investment Agreement, dated as of       , 1996, between the Company and PrimeCo
      10.8   Warrant dated November 29, 1995 to purchase up to 2% limited partnership interest in Chase LP issued to
             The Gulfstar Group, Inc.
      10.9   Letter Agreement dated as of May 10, 1996 by and between the Company and The Gulfstar Group, Inc.

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.10   Letter Agreement dated as of May 10, 1996 by and between the Company and Anthony R. Chase
     23.1*   Consent of Arthur Andersen LLP
      23.2   Consent of Willkie Farr & Gallagher (contained in their opinion filed as Exhibit 5 hereto)
     24.1*   Power of Attorney (contained on the signature page hereto)
     27.1*   Financial Data Schedule

--------------

*   Filed herewith. All other exhibits to be filed by amendment.

    (b) Financial Statement Schedule:

    All schedules are omitted because they are not required or because the required information has been provided in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling person of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offerings thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on October 2, 1996.

                                CHASE TELECOMMUNICATIONS, INC.

                                BY:             /S/ ANTHONY R. CHASE
                                     -----------------------------------------
                                                  Anthony R. Chase
                                        PRESIDENT AND CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony R. Chase and Richard W. McDugald, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement, to sign any registration statement pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Class B Common Stock for the same offering covered by this Registration Statement, and to file any of the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                 President and Chairman of
     /s/ ANTHONY R. CHASE                 the Board
 ----------------------------      (Principal Executive        October 2, 1996
       Anthony R. Chase                   Officer)

                                  Vice President, General
   /s/ RICHARD W. MCDUGALD         Counsel, Secretary and
 ----------------------------        Director (Principal       October 2, 1996
     Richard W. McDugald          Financial and Accounting
                                          Officer)

                                 Vice President-Corporate
     /s/ MICHAEL J. HANLY            Development, Chief
 ----------------------------      Administrative Officer      October 2, 1996
       Michael J. Hanly                 and Director

      /s/ G. KENT KAHLE
 ----------------------------            Director              October 2, 1996
        G. Kent Kahle

 ----------------------------            Director             October   , 1996
    Donald R. Kendall, Jr.

     /s/ ROBERT J. CRESCI
 ----------------------------            Director              October 2, 1996
       Robert J. Cresci

    /s/ JAMES B. KOBAYASHI
 ----------------------------            Director              October 2, 1996
      James B. Kobayashi

                                 EXHIBIT INDEX

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
  NUMBER     DESCRIPTION OF EXHIBIT                                                                           PAGE
-----------  -------------------------------------------------------------------------------------------  -------------
       1.1   Form of Underwriting Agreement.............................................................

       2.1   Agreement and Plan of Merger dated as of April 25, 1996 by and among the Company, Chase LP,
               Chase Wireless and Chase GP..............................................................

       3.1   Amended and Restated Certificate of Incorporation..........................................

       3.2   By-Laws....................................................................................

       4.1   Stockholders Agreement dated as of April 25, 1996 by and among the Company and the
               Stockholders identified on Exhibit A thereto.............................................

       4.2   Securityholders Agreement dated as May 10, 1996 by and among the Company and the investors and shareholders on the signature page and Exhibit I, respectively, thereto..............

       4.3   Form of Stockholders Agreement between the Company, PrimeCo and the holders of the
               Company's Class A Common Stock...........................................................

       5.1   Opinion of Willkie Farr & Gallagher........................................................

      10.1   Securities Purchase Agreement dated as of May 10, 1996 by and among the Company and each of the investors named on the signature pages thereto.......................................

      10.2   Amendment No. 1 to Securities Purchase Agreement dated as of May 20, 1996 by and among the
               Company and each of the old and new investors named on the signatures page thereto.......

      10.3   Amendment No. 2 to Securities Purchase Agreement dated as of September 23, 1996 by and among the Company and the purchasers named on the signature page thereto.................

      10.4   Registration Rights Agreement dated as of May 10, 1996 by and among the Company and the purchasers named on the signature page thereto...........................................

      10.5   Form of Amended and Restated PrimeCo Affiliation Agreement dated as of            , 1996
               between the Company and PrimeCo..........................................................

      10.6   Form of Amended and Restated PrimeCo Management Agreement dated as of           , 1996 by
               and among the Company and PrimeCo........................................................

      10.7   Investment Agreement, dated as of       , 1996, between the Company and PrimeCo............

      10.8   Warrant dated November 29, 1995 to purchase up to 2% limited partnership interest in Chase
               LP issued to The Gulfstar Group, Inc.....................................................

      10.9   Letter Agreement dated as of May 10, 1996 by and between the Company and The Gulfstar
               Group, Inc...............................................................................

      10.10  Letter Agreement dated as of May 10, 1996 by and between the Company and Anthony R.
               Chase....................................................................................

      23.1*  Consent of Arthur Andersen LLP.............................................................

      23.2   Consent of Willkie Farr & Gallagher (contained in their opinion filed as Exhibit 5 hereto)..................................................................................

      24.1*  Power of Attorney (contained on the signature page hereto).................................

      27.1*  Financial Data Schedule....................................................................

--------------

*   Filed herewith. All other exhibits to be filed by amendment.